Exhibit 2.1

CERTAIN INFORMATION HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(10) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].

Execution Version

ASSET PURCHASE AGREEMENT

by and between

HERON THERAPEUTICS, INC.,

as Seller

and

CORMEDIX INC.,

as Buyer

Dated as of November 8, 2026

Page

ARTICLE I DEFINITIONS 2

Section 1.1 Certain Defined Terms 2

Section 1.2 Table of Definitions 20

ARTICLE II PURCHASE AND SALE 23

Section 2.1 Purchase and Sale of Assets 23

Section 2.2 Excluded Assets 25

Section 2.3 Assumed Liabilities 26

Section 2.4 Excluded Liabilities 27

Section 2.5 Consents to Certain Assignments 28

Section 2.6 Transaction Consideration 29

Section 2.7 Closing 29

Section 2.8 Withholding 30

Section 2.9 Adjustments to Stock Consideration 30

Section 2.10 Purchase Price Adjustment 31

Section 2.11 Royalty Payments and Earn-Out Payments. 33

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER 33

Section 3.1 Organization and Qualification 33

Section 3.2 Authority 34

Section 3.3 No Conflict; Required Filings and Consents 34

Section 3.4 Transferred Assets 35

Section 3.5 Financial Information; SEC Filings 35

Section 3.6 Absence of Certain Changes or Events 38

Section 3.7 Compliance with Law; Permits 38

Section 3.8 Litigation 40

Section 3.9 FCPA; Anti-Corruption and Anti-Bribery Laws 40

Section 3.10 Business Employees and Employee Plans 41

Section 3.11 Labor and Employment Matters 42

Section 3.12 Insurance 43

Section 3.13 Intellectual Property 43

Section 3.14 Privacy and Data Security 46

Section 3.15 Taxes 46

Section 3.16 Environmental Matters 47

Section 3.17 Material Contracts 48

Section 3.18 Customers and Suppliers 49

Section 3.19 Transferred Inventory; Transferred Equipment 50

Section 3.20 Affiliate Transactions 50

Section 3.21 Brokers 50

Section 3.22 International Trade 50

i

(Continued)

Page

Section 3.23 Disclosure Documents 51

Section 3.24 Solvency 51

Section 3.25 Excluded Entity 51

Section 3.26 No Shared Contracts 52

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER 52

Section 4.1 Organization and Qualifications 52

Section 4.2 Authority 52

Section 4.3 Buyer Subsidiaries; Equity Interests 53

Section 4.4 Capitalization 53

Section 4.5 No Conflict; Required Filings and Consents 54

Section 4.6 Absence of Certain Changes or Events 54

Section 4.7 Compliance with Law 55

Section 4.8 Litigation 55

Section 4.9 Financing 55

Section 4.10 Brokers 55

Section 4.11 SEC Filings; Financial Statements; and the Sarbanes-Oxley Act 55

Section 4.12 Disclosure Documents 57

Section 4.13 No Stockholder Vote Required 58

Section 4.14 Takeover Statutes 58

ARTICLE V COVENANTS 58

Section 5.1 Conduct of Business Prior to the Closing 58

Section 5.2 Covenants Regarding Information 62

Section 5.3 Acquisition Proposals 63

Section 5.4 Proxy Statement 67

Section 5.5 Stockholders Meeting 67

Section 5.6 Regulatory Matters 68

Section 5.7 Employee Benefits 69

Section 5.8 Confidentiality 71

Section 5.9 Consents and Filings 72

Section 5.10 Further Assurances; Conveyance 74

Section 5.11 No Solicitation 74

Section 5.12 Non-Competition 75

Section 5.13 Anti-Circumvention 76

Section 5.14 Restrictive Covenant Remedies 76

Section 5.15 Insurance 77

Section 5.16 Public Announcements 78

Section 5.17 Buyer R&W Insurance Policy 78

Section 5.18 Affiliate Transactions 78

(Continued)

Page

Section 5.19 Transaction Litigation 78

Section 5.20 NDC Transition 79

Section 5.21 Rebates; Chargebacks; Returns; Government Pricing 79

Section 5.22 Cooperation in Litigation 80

Section 5.23 Use of Name 82

Section 5.24 Debt Financing Cooperation 83

ARTICLE VI TAX MATTERS 86

Section 6.1 Tax Matters 86

Section 6.2 Straddle Periods 87

Section 6.3 Cooperation on Tax Matters 88

Section 6.4 Transfer Taxes 88

ARTICLE VII CONDITIONS TO CLOSING 88

Section 7.1 General Conditions 88

Section 7.2 Conditions to Obligations of the Seller Parties 89

Section 7.3 Conditions to Obligations of the Buyer Parties 89

Section 7.4 Frustration of Closing Conditions 90

ARTICLE VIII INDEMNIFICATION 90

Section 8.1 Survival of Representations, Warranties and Covenants 90

Section 8.2 Indemnification by Seller 91

Section 8.3 Indemnification by Buyer 91

Section 8.4 Procedures 91

Section 8.5 Limits on Indemnification 93

Section 8.6 Exclusive Remedy 94

Section 8.7 Treatment of Indemnity Payments 95

ARTICLE IX TERMINATION 95

Section 9.1 Termination 95

Section 9.2 Effect of Termination 96

Section 9.3 Termination Fee 96

ARTICLE X GENERAL PROVISIONS 98

Section 10.1 Fees and Expenses 98

Section 10.2 Amendment and Modification 98

Section 10.3 Waiver; Extension 99

Section 10.4 Notices 99

(Continued)

Page

Section 10.5 Interpretation 100

Section 10.6 Entire Agreement 101

Section 10.7 Parties in Interest 101

Section 10.8 Governing Law; Jurisdiction; Waiver of Jury Trial 101

Section 10.9 Non-Reliance 103

Section 10.10 Disclosure Generally 105

Section 10.11 Personal Liability 105

Section 10.12 Assignment; Successors 105

Section 10.13 Enforcement 105

Section 10.14 Severability 105

Section 10.15 Counterparts; Signatures 106

Section 10.16 Conflicts; Privilege 106

Section 10.17 Financing Sources 107

(Continued)

Page

EXHIBITS:

Exhibit A – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Form of Intellectual Property Assignment Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Escrow Agreement

SCHEDULES:

[***]

Schedule 1.1J – Royalty and Earn-Out Payments

[***]

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 8, 2026 (the “Agreement Date”), by and between Heron Therapeutics, Inc., a Delaware corporation (“Seller”), and CorMedix Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein shall have the meanings ascribed to them in Article I or elsewhere in this Agreement.

RECITALS

A. Seller, through itself or one or more Affiliates (any such Affiliate that owns or holds any interest in any Transferred Assets, is the obligor of any Assumed Liabilities or employs a Business Employee, together with Seller, each a “Seller Party”), is engaged in the Business at various locations around the world.

B. Seller wishes to sell, and cause the Seller Parties to sell, to Buyer or one or more of its Affiliates (any such Affiliate that purchases Transferred Assets or assumes Assumed Liabilities, together with Buyer, each a “Buyer Party”), and Buyer wishes to purchase, or to cause another Buyer Party to purchase, from the Seller Parties, the Transferred Assets, and, in connection therewith, the Buyer Parties are willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein (collectively, the “Asset Sale”).

C. As of the Agreement Date, the board of directors of Seller (the “Seller Board”) has unanimously (a) determined that this Agreement and the Asset Sale, the Buyer Stock Issuance (as defined below), and the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) are fair to, and in the best interests of, Seller and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) directed that this Agreement and the Transactions be submitted to a vote at a meeting of the holders of issued and outstanding shares of Seller’s common stock, par value $0.01 per share (“Seller Common Stock”), for approval and (d) resolved to recommend that Seller’s stockholders approve this Agreement and the Transactions.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Seller is entering into a governance agreement, in the form mutually agreed upon between Buyer and Seller (the “Seller Governance Agreement”), effective as of the Closing, pursuant to which, among other things, Seller has agreed to certain obligations in respect of the voting of the Buyer Common Stock it shall be entitled to receive upon the consummation of the Transactions, upon the terms and subject to the conditions and limitations set forth in the Seller Governance Agreement.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, certain stockholders of Seller are entering into governance agreements, in the form mutually agreed upon among the parties thereto (the “Stockholder Governance Agreement”), pursuant to which, among other things, such stockholders have agreed to certain obligations in respect of the voting of Buyer Common Stock such stockholders may receive if the Buyer Common Stock is issued or distributed to such stockholders as a result of the Transactions at, or at any time following, the consummation of the Transactions, in each case, upon the terms and subject to the conditions and limitations set forth in the Stockholder Governance Agreement.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, certain stockholders of Seller and certain directors and officers of Seller are entering into voting and support agreements, in the form mutually agreed upon among the parties thereto (the “Voting Agreements”), pursuant to which, among other things, such stockholders, directors and officers have agreed to vote all of their shares in favor of the adoption of this Agreement and to take certain other actions in furtherance of the Transactions, in each case, upon the terms and subject to the conditions and limitations set forth in the Voting Agreements.

G. The board of directors of Buyer has unanimously approved the issuance of shares of Buyer’s common stock, par value $0.001 per share (“Buyer Common Stock”), in connection with the Asset Sale and on the terms and subject to the conditions set forth in this Agreement (the “Buyer Stock Issuance”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS
Section 1.1
Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by the Buyer Parties).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of Seller, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of Seller; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Seller and any Person that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of Seller, but expressly excluding any transaction or series of transactions that exclusively relate to any Excluded Assets; or (c) any sale, lease, exchange, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Transferred Assets or the Business (with assets being measured by the fair market value thereof), but expressly excluding any transaction or series of transactions that exclusively relate to any Excluded Assets; provided, that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Buyer and any of its Affiliates or Representatives.

“Action” means any claim, complaint, charge, demand, assessment, litigation, injunction, suit, action, qui tam, whistleblower suit, proceeding, arbitration, mediation, audit, investigation, hearing, or administrative proceeding (in each case, whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority.

“Additional Employee” means any employee of Seller who is not listed on Schedule 1.1G as of the Agreement Date and whom Buyer designates, in accordance with Section 5.7(b), to be added as a Business Employee by making a Qualified Offer to such employee.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Escrow Agreement, the Intellectual Property Assignment Agreement, the Registration Rights Agreement, the Seller Governance Agreement, the Stockholder Governance Agreement, and the Voting Agreements.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including any competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Base Cash Consideration” means $145,000,000 in cash.

“Bill of Sale and Assignment and Assumption Agreement” means one or more bill of sale and assignment and assumption agreements with a Seller Party substantially in the form of Exhibit A hereto.

“Books and Records” means the Seller Parties’ books and records relating to the Transferred Assets, including (i) promotional literature, regulatory submissions, clinical study reports, clinical data, nonclinical data or reports, manufacturing records, quality control records, adverse event files, operating records for the Business Products, (ii) customer sales records, (iii) financial books, records, statements or reports, (iv) legal and regulatory analyses and assessments, legal opinions and other records, including with respect to the prosecution of the Transferred Intellectual Property, and (v) all books and records relating to reimbursement, contracting, managed market activities and pricing, except, in each case, to the extent they are specifically included in the Transferred Marketing Records, Transferred Regulatory Documentation, Excluded Assets or Excluded Liabilities.

“Business” means the business of Seller related to the Exploitation of any Business Products, together with all related services, as conducted by the Seller Parties as of the Agreement

Date or as of immediately prior to the Closing; provided, for the avoidance of doubt, Excluded Assets and Excluded Liabilities shall not be considered part of the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Cary, North Carolina, Parsippany, New Jersey or New York, New York.

“Business Employee” means each employee of the Seller Parties set forth on Schedule 1.1G, as such Schedule may be updated by Buyer pursuant to Section 5.7(b) to reflect any Replacement Employee (and the removal of the applicable employee being replaced) or Additional Employee.

“Business Employee Severance Costs” means (A) plus (B) minus (C) where:

(A)
is, in respect of each Business Employee (other than a Specified Employee) set forth on Schedule 1.1G as of the Agreement Date (and without regard to any subsequent changes to such schedule) who (x) does not receive a Qualified Offer prior to the Closing Date, (y) is terminated by the Seller Group without “cause” on or following the Closing Date and prior to the Termination Measurement Date or, if such Business Employee is added to Schedule 1.1K in accordance with Section 5.7(h) below only, after being added to such schedule and prior to the Closing Date, and (z) timely executes and delivers to Seller (a copy of which is promptly provided to Buyer) an effective release of claims in favor of each of Seller, Buyer and their respective Affiliates: (i) the aggregate cash severance payments actually paid or provided by the Seller Group to such Business Employee pursuant to, and in accordance with, the Specified Plan (as calculated as if such termination occurred after a “Change of Control” or “Change in Control”); provided that the amount of cash severance paid to any Business Employee shall be capped for purposes of this definition at the applicable amounts set forth for such Business Employee on Schedule 3.10(a)(i) of the Seller Disclosure Schedules based on the date of such Business Employee’s termination of employment (i.e., whether such termination occurs prior to, on or after, the next anniversary of such Business Employee’s date of hire following the Agreement Date); and (ii) the aggregate amount of COBRA premium payments, reimbursements and subsidies set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules applicable to such Business Employee;
(B)
is, in respect of each Specified Employee who (x) does not become an employee of Buyer (or its Affiliates) by the Termination Measurement Date, (y) is terminated by the Seller Group without “cause” on or following the Closing Date and prior to the Termination Measurement Date or, if such Business Employee is added to Schedule 1.1K in accordance with Section 5.7(h) below only, after being added to such schedule and prior to the Closing Date, and (z) timely executes and delivers to Seller (a copy of which is promptly provided to Buyer) an effective release of claims in favor of each of Seller, Buyer and their respective Affiliates, the aggregate cash severance payments and benefits set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules actually paid by the Seller Group to such Specified Employee; and
(C)
is, with respect to each Replacement Employee and Additional Employee who receives a Qualified Offer, (i) the aggregate cash severance, as set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules applicable to such Replacement Employee or Additional Employee (assuming termination on the Closing Date); and (ii) the aggregate amount of COBRA premium payments, reimbursements and subsidies set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules applicable to such Replacement Employee or Additional Employee.

In no event shall the Business Employee Severance Costs be less than zero, and to the extent the amount determined pursuant to clause (C) above would otherwise exceed the sum of the amounts determined pursuant to clauses (A) and (B) above, the Business Employee Severance Costs shall be deemed to equal zero. In no event shall the Business Employee Severance Costs include any costs relating to the accelerated vesting of any Seller Equity Awards, which will be borne exclusively by Seller. For the avoidance of doubt, (x) with respect to Business Employees other than Specified Employees, the Business Employee Severance Costs shall be determined by reference to the applicable level of severance benefits payable in connection with a termination made upon or following a “Change of Control” or “Change in Control” of Seller solely pursuant to the Specified Plan (and not pursuant to any contract, agreement, offer letter or other benefit plan other than the Specified Plan) and solely as set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules regardless of whether such termination actually occurs prior to, on or following the Closing, and (y) with respect to Specified Employees, the Business Employee Severance Costs shall be determined by reference to the applicable level of severance benefits payable in connection with a termination made upon or following a “Change of Control” or “Change in Control” of Seller and solely as set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules.

“Business Products” means the products that are listed on Schedule 1.1A under the heading “Business Products.”

“Buyer Equity Awards” means stock options, restricted stock units and all other compensatory equity awards granted to Buyer’s employees with respect to Buyer Common Stock, including such equity awards with performance vesting criteria.

“Buyer FDA Letters” means the letters, forms and other submissions from Buyer or its designated Affiliate to the FDA or such other instrument as may be necessary to effectuate the transfer of Transferred Regulatory Approvals from the Seller Parties, as applicable, to Buyer or its designated Affiliate in accordance with this Agreement, in a form reasonably satisfactory to Seller, duly executed by Buyer or its designated Affiliate.

“Buyer Fundamental Representations” means Section 4.1(a) (Organization), Section 4.2 (Authority), Section 4.4(a) (Capitalization), Section 4.5(a)(i) (No Conflict), and Section 4.10 (Brokers).

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, (i) would or would reasonably be expected to prevent, materially delay or materially impair the ability of any Buyer Party to consummate the Transactions or (ii) would or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Buyer Parties, taken as a whole; provided, in each case, that none of the following shall be deemed, either alone or in combination, to constitute or contribute to, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Buyer Material Adverse Effect: (a) general changes or developments in the industry, markets or territories in which the Buyer Group’s business operates, (b) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international crisis or emergency, and any escalation or general worsening of any of the foregoing) or in general economic, business, regulatory, technological, political or market conditions or in national or international financial markets, including any disruption of any financial, banking, securities or commodities markets or decline in the price of any security or any market index, (c) any man-made or natural disasters, hurricanes, earthquakes, floods or other natural disasters or any health crisis, public health event, epidemics, pandemics or disease outbreaks, the worsening of any of the foregoing or any governmental or other response or reaction to any of the foregoing, (d) changes after the Agreement Date in any applicable Laws, or applicable accounting regulations or principles or interpretations thereof, (e) the existence, announcement or pendency of this Agreement and the Transactions, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Buyer Group’s business due to the existence, announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the Transactions, including compliance with the covenants set forth herein, (f) any action taken by the Buyer Parties which is expressly required to be taken by this Agreement, and (g) the failure of the Buyer Group’s business to meet any internal or published projections, clinical trial targets, product pricing or reimbursement levels, estimates, forecasts, budgets, metrics, milestones or expectation of financial or operating performance, but not the underlying causes of such failure unless such underlying causes would otherwise be exempted from this definition (provided that this clause (g) shall not be construed as implying that the Buyer Parties are making any representations or warranties regarding any projections, estimates, forecasts, budgets, metrics, milestones or expectation of financial or operating performance); provided that, in the case of clauses (a), (b), (c) and (d), such events, changes, occurrences or effects may be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent the Buyer Group’s business is materially disproportionately affected thereby as compared with other participants in the industry in which the Buyer Group’s business operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a Buyer Material Adverse Effect has occurred).

“Buyer Preferred Stock” means Buyer’s shares of preferred stock, par value $0.001 per share.

“Buyer Stock Plan” means Amended and Restated CorMedix Inc. 2019 Omnibus Stock Incentive Plan, as the same has been amended from time to time.

“Closing Cash” means, as of immediately prior to the Closing, without duplication, the aggregate amount of all cash and cash equivalents (including marketable securities) of the Seller Parties as of such time, calculated in accordance with GAAP and consistently with the Accounting Principles. Closing Cash shall include inbound wires in transit and checks and drafts deposited for the account of the Seller Parties, but shall be reduced by (i) the amount of all uncleared checks, outstanding withdrawals and other debits and payments of the Seller Parties in transit, and (ii) any Restricted Cash. Closing Cash shall not include any cash held as of immediately prior to the Closing in the Retained Bank Accounts.

“Closing Statement” means a statement setting forth Buyer’s good faith calculation of (a) the Net Working Capital and Closing Cash, each as of immediately prior to the Closing, and (b) the Final Cash Consideration derived therefrom, in each case, together with reasonable supporting detail, prepared in accordance with GAAP applied on a basis consistent with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercialization” means the conduct of activities undertaken following regulatory approval relating to the promotion, advertising, marketing, sale (including receiving, accepting, and filling product orders), offer for sale, and distribution (including importing, exporting, transporting, warehousing, and delivering) of the Business Products. “Commercialize” and “Commercializing” have correlative meanings.

“Confidential Information” means all non-public, confidential or proprietary information, in whatever form or medium, whether or not marked or identified as “confidential.”

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 21, 2025, by and between Seller and Buyer.

“Consent” means any and all consents, approvals, clearances, ratifications, permissions, authorizations or waivers from any third party, including from any Governmental Authority.

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment together with modifications and amendments thereto (in each case, whether written or oral).

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Data” means any and all research data, pharmacology data, preclinical data, clinical data, including in each case, raw data, as well as marketing, Market Access, government price reporting, pharmacovigilance, and other data related to the Business Products, in each case, to the extent that such data is in the possession or control of the Seller Parties as of the Closing.

“Data Protection Laws” means with regard to the Transferred Assets, all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws, and includes the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended.

“Data Protection Requirements” means (i) Data Protection Laws; (ii) Privacy Policies; (iii) any Contracts and/or codes of conduct relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Data; and (iv) binding industry standards, including the Payment Card Industry Data Security Standard.

“Data Systems” means computer, electronic or telecommunications or network systems of any variety (including databases, websites, hardware, software, storage, switching and interconnection devices and mechanisms, whether on-premises or provided as a service by a third party).

“Debt Financing” means the debt financing contemplated by the Loan Agreement, together with any alternative debt financing obtained in accordance with this Agreement.

“DGCL” means Delaware General Corporation Law, as amended.

“Development” means all development activities for a pharmaceutical or biological product that are directed to obtaining regulatory approval(s) of such product and lifecycle management of such product, including non-clinical, preclinical, and clinical studies and trials; the preparation, filing, and prosecution of any regulatory approval for such product; development activities directed to label expansion and/or obtaining regulatory approval for one or more additional indications following initial regulatory approval; and all regulatory affairs related to any of the foregoing. “Develop,” “Developing” and “Developed” and similar variations have correlative meanings.

“Disclosure Schedules” means, as the context requires, the Seller Disclosure Schedules and/or the Buyer Disclosure Schedules.

“Earn-Out Payments” means the payments, payable by Buyer, subject to, and in accordance with Schedule 1.1J.

“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all multiemployer plans within the meaning of Section 3(37) of ERISA, all formal or informal, oral or written plans (whether or not subject to ERISA) and all other compensation and benefit plans, contracts, policies, programs, arrangements and payroll practices of the Seller Parties (other than routine administrative procedures) in which any Business Employees participate as of the Agreement Date, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock purchase, stock option, restricted stock or other cash or equity-based incentive or deferred compensation, severance, retention, employment, consulting, change-of-control, collective bargaining, employee loan, fringe benefit and medical and life insurance plans in which any of the Business Employees or their dependents participate, that is sponsored, maintained, contributed to or required to be contributed to by any Seller Party or under which any Seller Party has current or potential Liability (including any related funding mechanism now in effect or required in the future).

“Encumbrance” means any charge, claim, condition, easement, encroachment, equitable interest, lien (statutory or otherwise), mortgage, option, pledge, right of first refusal, right of first offer, preemptive right, security interest, conditional sale or other title retention agreement or other restriction or limitation of any kind, in each case, on or with respect to any property (real or personal) or property interest.

“Environmental Laws” means any Laws of any Governmental Authority in effect as of the Agreement Date relating to pollution, protection of the environment, natural resources, or human health and safety as relating to exposure to Hazardous Substances.

“Environmental Permits” means all Permits under any Environmental Law.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Cash Consideration” means an amount equal to (a) the Base Cash Consideration, plus (b) the estimated Closing Cash, plus (c) the estimated Working Capital Adjustment (based on the estimated Net Working Capital), in each case calculated in accordance with Schedule 1.1E and as set forth on the Estimated Closing Statement.

“Estimated Closing Statement” means a statement delivered by Seller to Buyer setting forth (a) Seller’s good faith estimates of the Net Working Capital and Closing Cash, each as of immediately prior to the Closing, and a calculation of the Estimated Cash Consideration derived therefrom, in each case with reasonable supporting detail prepared in accordance with GAAP applied on a basis consistent with the Accounting Principles, (b) the total amount of Net Sales during the Royalty Year (as defined in Schedule 1.1J) in which the Closing occurs but prior to the Closing, and (c) a funds flow memorandum identifying the wire transfer instructions corresponding to each payment to be made at the Closing (including the Purchase Price Escrow Amount).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Employee Liabilities” means any and all Liabilities arising out of or relating to (i) any Employee Plan; (ii) the employment or engagement by Seller or any of its Affiliates, or the termination of such employment or engagement, of any current or former Business Employee or other individual service provider, including any Liabilities relating to wages, salaries, commissions, bonuses, incentive or deferred compensation, severance, accrued vacation, paid time off or other leave, employee benefits, expense reimbursements or other compensation or remuneration; (iii) the engagement by Seller or any of its Affiliates, or the termination of such engagement, of any current or former independent contractor or other individual service provider; (iv) any actual or alleged misclassification of any current or former employee, independent contractor or other individual service provider, including with respect to employment status or exemption from wage and hour requirements; (v) any employment, payroll, social security, unemployment or similar Taxes relating to any current or former Business Employee, independent contractor or other individual service provider; (vi) any workplace injury, workers’ compensation or similar claim arising out of events occurring on or prior to the Closing; (vii) any collective bargaining agreement or other agreement with any labor union, works council or similar employee representative body, or any grievance, unfair labor practice or other labor-related claim relating to any period on or prior to the Closing; (viii) the WARN Act or any similar state, local or foreign Law, in each case, to the extent resulting from any action taken by Seller or any of its Affiliates on or prior to the Closing; (ix) any equity or equity-based compensation or award granted or promised by Seller or any of its Affiliates (including any Seller Equity Awards); (x) except for the Business Employee Severance Costs, any severance, retention, change-in-control, transaction, sale or similar bonus, payment or benefit arising from or relating to the transactions contemplated hereby or any termination of employment or service occurring on or prior to the Closing; (xi) any amounts owed to any current or former Business Employee, other individual service provider or director as an indemnification or similar obligation whether under the organizational documents of Seller or any Affiliate thereof, by operation of Law or under any Contract related to the acts or omissions thereof occurring on or prior to the Closing; or (xii) any acts or omissions of any current or former Business Employee, independent contractor or other individual service provider relating to the Business outside of the ordinary course of business, including any workplace sexual harassment, illegal retaliation or discrimination, or unlawful conduct, in each case, regardless of when any such Liability is asserted, incurred, accrued, payable or otherwise arises; provided, notwithstanding the foregoing, Excluded Employee Liabilities shall not include (A) any Business Employee Severance Costs, (B) any Liabilities in respect of a Transferred Employee arising solely from such Transferred Employee’s employment with Buyer or its Affiliates from and after the Closing, or (C) any Liabilities in respect of accrued but unused vacation explicitly assumed by Buyer pursuant to Section 5.7(f) below.

“Excluded Employee” means the employee of the Seller Parties listed on Schedule 1.1I.

“Exploit,” and related terms such as “Exploitation,” means to make, have made, import, export, use, sell or offer for sale, including to Develop, Commercialize, Manufacture and have Manufactured.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder.

“FDI Laws” means any foreign direct investment or national security law, rule, statute, regulation, legally binding measure or all other Laws in any jurisdiction that relates to foreign direct investment or national security.

“Final Cash Consideration” means an amount equal to (a) the Base Cash Consideration, plus (b) the Closing Cash, plus (c) the Working Capital Adjustment, in each case as determined in accordance with Schedule 1.1E.

“Field” means the treatment of chemotherapy-induced or post-operative nausea and vomiting with injectable products containing aprepitant or granisetron or treatment of post-operative pain with non-opioid anesthetic containing bupivacaine or a low dose of the nonsteroidal anti-inflammatory drug (NSAID) meloxicam.

“Financing Sources” means the Persons (other than Buyer and its Affiliates) that have committed to provide, arrange or otherwise entered into agreements in connection with the

Debt Financing, including the collateral agent and the lenders party to the Loan Agreement (including BioPharma Credit PLC, BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP), together with any joinder agreements, indentures, credit agreements or other definitive documents relating thereto, and their respective Affiliates, and the respective former, current and future officers, directors, employees, partners, members, managers, controlling persons, agents, advisors, investment managers, general partners, attorneys and other representatives of each of the foregoing, and their respective successors and assigns; provided that in no event shall Buyer or any of its Affiliates constitute a Financing Source.

“Financing Source Related Party” means each Financing Source and each of its Affiliates and its and their respective Representatives, and the successors and assigns of each of the foregoing.

“Fraud” means any actual and intentional fraud causes of action that require as an element an intent to deceive or scienter, but not any type of fraud cause of action based on recklessness, negligence or any similar constructive knowledge element, in the making of the representations and warranties set forth in Article III, Article IV, any Indemnification Ancillary Agreement or in any certificate delivered pursuant to Section 2.7(b)(ii) (solely to the extent confirming satisfaction of the condition specified in Section 7.3(a)) or Section 2.7(c)(iii) (solely to the extent confirming satisfaction of the condition specified in Section 7.2(a)).

“GAAP” means United States generally accepted accounting principles, as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date or period of the statement to which such term refers.

“Government Official” means any director, officer, employee, representative, contractor, or agent acting in an official capacity for or on behalf of a (i) Governmental Authority or (ii) public international organization (as such term is defined by the FCPA). Government Official also includes any political party, political party official, and any foreign official (as such term is defined in the FCPA).

“Governmental Authority” means any national, federal, state, local or political subdivision thereof governmental, regulatory or administrative authority, agency, department, division, instrumentality, ministry, board, commission, court, subdivision, audit group, or commission or any judicial or arbitral body, domestic or foreign.

“Governmental Pricing Programs” means the 340B drug pricing program under the Public Health Service Act (42 U.S.C. § 256b),Veterans Affairs drug pricing program (38 U.S.C. § 8126), and, as applicable only to government drug price reporting requirements, any applicable “federal health care program”, as such term is defined in 42 U.S.C. § 1320a–7b(f).

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Independent Expert” means a nationally recognized independent accounting firm mutually agreed upon by Buyer and Seller.

“Intellectual Property” or “Intellectual Property Rights” means all intellectual and industrial property rights and proprietary and priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (a) Patents, (b) Marks, (c) copyrights, mask work rights, mask work registrations and applications therefor, works of authorship, including rights in databases, data collections and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing (all of the foregoing in this subsection (c), “Copyrights”), (d) trade secrets and rights in confidential and proprietary information that derive economic value from being maintained as confidential and are subject to efforts reasonable under the circumstances to maintain their secrecy (“Trade Secrets”), (e) know how, methods and processes and (f) all registrations and applications for any of the foregoing and all rights to obtain renewals, continuations, divisions or other legal protections pertaining thereto.

“Intellectual Property Assignment Agreement” means one or more assignment agreements with the applicable Seller Party, substantially in the form of Exhibit B hereto, transferring all of the Seller Parties’ right, title and interest in and to the Registered IP of the Business Products to the Buyer Parties.

“Inventory” means all inventories of active pharmaceutical ingredient for the Business Products, all drug product for the Business Products, all raw and pack materials, work-in-process, finished goods, Business Products on stability, reference materials, warehoused stock, supplies, consumables and packaging materials relating to the Business Products or manufacture thereof.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means (A) with respect to Seller, the actual knowledge, after due inquiry of their respective direct reports, of the Persons listed in Schedule 1.1B and (B) with respect to Buyer, the actual knowledge, after due inquiry of their respective direct reports, of the Persons listed in Schedule 1.1C.

“Law” means any statute, law (including the common law), constitution, treaty, ordinance, regulation, rule, code, injunction, judgment, decree, requirements or Order of any Governmental Authority.

“Liability” means any direct or indirect liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether called a liability, obligation, indebtedness, guaranty, claim or otherwise.

“Loan Agreement” means that certain Loan Agreement, dated as of the November 8, 2026, by and among Buyer, as borrower, the guarantors from time to time party thereto, BioPharma Credit PLC, as collateral agent, and the lenders from time to time party thereto (including all exhibits, schedules and annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Manufacture” and “Manufacturing” mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping of a product or any intermediate thereof, including process qualification and validation, pre-clinical, clinical and commercial manufacture, product characterization, stability testing, and quality assurance and quality control.

“Market Access” means any and all processes and activities conducted to establish, seek and maintain pricing and reimbursement for the Business Products, as well as country level, state, regional and local payor processes and activities to obtain and maintain local and regional patient access for the Business Products, including price setting, national mandatory rebate negotiations with applicable Governmental Authorities, preparing reimbursement and economic dossiers, and policy-related activities associated with any of the foregoing.

“Marketing Records” means all advertising, marketing, market research, market data, sales and promotional materials, pricing lists, consulting deliverables and other related literature, catalogs and materials (including customer lists), in each case, with respect to the Business Products.

“Marks” means fictitious business names, corporate names, trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, all other indications of source or origin and registrations and applications for any of the foregoing.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Net Working Capital” means current assets minus current liabilities of the Business, but solely those current assets and current liabilities expressly set forth as being included as part of the Net Working Capital calculation in the illustrative closing statement attached hereto as Schedule 1.1F, in each case determined as of immediately prior to the Closing in accordance with the accounting principles set forth on Schedule 1.1E (the “Accounting Principles”).

“Net Sales” has the meaning set forth in Schedule 1.1J.

“New Drug Application” means, in the United States, a New Drug Application, as defined in the FDCA (21 U.S.C. § 355), and applicable regulations promulgated thereunder by the FDA, or any equivalent application that replaces such application.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements under customary terms, (b) Privacy Policies, (c) non-exclusive licenses to Intellectual Property Rights entered into in the ordinary course of business under customary terms, including where such license is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, (d) Contracts with past and present employees, contractors, consultants, service providers entered into in the ordinary course of business under customary terms, and (e) purchase orders, statements of work, work orders, change orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are not material to the main contractual relationship between the parties to a particular Contract or group of Contracts.

“Order” means and includes any writ, law, rule, regulation, executive order or decree, decision, award, judgment, injunction, ruling, or other order, whether temporary, preliminary, or permanent enacted, issued, promulgated, enforced, or entered into by any Governmental Authority.

“Patents” means patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, and comparable rights, however denominated, in any jurisdiction throughout the world.

“Permits” means all licenses, permits, franchises, approvals, certificates, accreditations, registrations, certifications, authorizations, exemptions, clearances, Consents or orders of, or from, any Governmental Authority.

“Permitted Exception” means (i) statutory liens for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller Parties, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) with respect to Intellectual Property, (x) non-exclusive licenses of Intellectual Property granted by any member of the Seller Group in the ordinary course of business and (y) restrictions or limitations associated with third party rights and licenses set forth in Contracts to which any member of the Seller Group is a party that do not materially restrict or limit the conduct of the Business in the ordinary course consistent with past practice and (iv) Encumbrances with respect to the Closing Date Seller Indebtedness that will be released at Closing.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means information that: (i) identifies or could reasonably be used to identify an individual (including names, signatures, addresses, telephone numbers, e-mail addresses and other unique identifiers); (ii) can be used to authenticate an individual (including employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers); or (iii) when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policies” means all published, posted and written internal policies, procedures and notices relating to the collection, use, storage, disclosure, destruction, or cross-border transfer of Personal Data.

“Purchase Price Escrow Amount” means an amount in cash equal to $2,000,000.

“Qualified Offer” means a written offer of employment by Buyer (or an Affiliate of Buyer) to a Business Employee, commencing effective as of the Closing, that provides for an annual base salary or base wage rate that is not less than the base salary or base wage rate set forth on Schedule 3.10(a)(i) of the Seller Disclosure Schedules.

“Registered IP” means all Intellectual Property Rights that are registered with any Governmental Authority, including applications for any of the foregoing, and domain names.

“Registration Rights Agreement” means the agreement substantially in the form attached hereto as Exhibit C.

“Regulatory Approval” means, with respect to the Business Products in any country or regulatory jurisdiction, any and all Permits, investigational new drug applications or any other authorizations for the Development and study of the Business Products from the applicable Regulatory Authority required for the import, distribution, marketing, use, offering for sale, sale, Development, testing and study (including nonclinical studies and human clinical trials) of the Business Products in such country or jurisdiction in accordance with applicable Laws, but excluding any applicable pricing and reimbursement approvals.

“Regulatory Authority” means any national or supranational Governmental Authority (including the FDA) that has regulatory responsibility and authority in one or more jurisdictions for review and approval of Exploitation of a Business Product.

“Regulatory Documentation” means all (a) Regulatory Filings and other registrations, licenses, authorizations, and approvals of or with Regulatory Authorities (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; (c) correspondence and documentation with any Regulatory Authority related to orphan drug designation and exclusivity or a foreign equivalent thereof; and (d) Data contained or relied upon in any of the foregoing, in each case, relating to the Exploitation of the Business Products in a particular country or jurisdiction.

“Regulatory Filings” means any and all regulatory applications and/or related documentation submitted on or before the Closing Date, to a Regulatory Authority with respect to the Business Products in connection with the initiation or conduct of clinical studies, and/or to seek Regulatory Approval for the Business Products, including any investigational new drug applications, drug master files, manufacturing master files, New Drug Applications or any supplements thereto.

“Regulatory Laws” means any Law related to the research, investigation, development, validation, marketing, distribution, storage, shipping, advertising, labeling, promotion, sale, safety, efficacy, or manufacturing of the Business Products, including: (a) applicable federal, state or local laws, rules, regulations, orders, ordinances, codes, statutes, and agency guidance related to Governmental Pricing Programs, as binding on either Party; (b) all health care-related fraud and abuse and patient inducement Laws, including the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (c) Medicare (Title XVIII of the Social Security Act); (d) Medicaid (Title XIX of the Social Security Act); (e) TRICARE; (f)Veterans Health Care Act of 1992, its implementing regulations, including the Federal Acquisition Regulation (“FAR”) / Veterans Affairs Acquisition Regulations (“VAAR”) at 48 C.F.R. Chapters 1 and 8; (g) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173); (h) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (i) reporting and disclosure requirements for health care items and services, including any arising under the Medicaid Drug Rebate Program (e.g., Monthly and Quarterly Average Manufacturer Price, Baseline Average Manufacturer Price, and Rebate Per Unit, as applicable), Medicare Part B (Quarterly Average Sales Price), Section 602 of the Veterans Health Care Act (Public Health Service 340B Quarterly Ceiling Price), Section 603 of the Veterans Health Care Act (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D, as well as any requirements concerning disclosure of any other company information to the public, customers, prescribers or to state and local agencies under federal, state, or local laws; (j) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; (k) the FDCA; (l) the Public Health Service Act (42 U.S.C. § 201 et seq.); (m) the equivalent or analogous state or local laws; and (n) any and all amendments thereto. For clarity, the term “Regulatory Laws” does not include HIPAA.

“Replacement Employee” means any employee of Seller who is not listed on Schedule 1.1G as of the Agreement Date and whom Buyer designates, in accordance with Section 5.7(b), to replace a Business Employee by making a Qualified Offer to such employee.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, financing sources and other representatives of such Person, in each case, acting in the scope of his, her or its service to such Person.

“Required Antitrust Approvals” means the approvals listed on Schedule 1.1D.

“Restricted Cash” means any cash and cash equivalents of the Seller Parties that, as of immediately prior to the Closing, are (a) designated, or that pursuant to GAAP should be designated, as restricted or otherwise unavailable cash on the balance sheet of any Seller Party, (b) held in escrow or in trust for the benefit of any other Person, (c) held as collateral, security deposit, margin or similar deposit in respect of obligations to any other Person, (d) subject to any contractual, regulatory or legal restriction on the use or distribution thereof (other than customary restrictions under credit agreements that will be released at or prior to the Closing), or (e) subject to withholding Tax or other impediment to repatriation or distribution to the Seller Parties.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Equity Awards” means stock options, restricted stock units and all other compensatory equity awards granted to Business Employees with respect to Seller Common Stock, including such equity awards with performance vesting criteria, whether granted under the Seller 2007 Equity Plan, or granted outside of the Seller 2007 Equity Plan as “inducement” equity awards.

“Seller FDA Letters” means the letters, forms and other submissions from the Seller Parties, as applicable, to the FDA or such other instrument as may be necessary to effectuate the transfer of Transferred Regulatory Approvals to Buyer or its designated Affiliate in accordance with this Agreement, each in a form reasonably satisfactory to Buyer, duly executed by the Seller Parties, as applicable.

“Seller Fundamental Representations” means Section 3.1(a) (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict), Section 3.4(a) (Title to Transferred Assets) and Section 3.21 (Brokers).

“Seller Group” means Seller and any Subsidiary of Seller.

“Seller Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under any interest rate, currency or other hedging agreement, (h) obligations under all capital leases and financing leases (as determined in accordance with GAAP), (i) all accrued but unpaid declared or undeclared dividends or distributions, and (j) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above; provided that in no event shall Seller Indebtedness include trade payables and accruals and other current liabilities incurred in the ordinary course of business.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, (i) would or would reasonably be expected to prevent, materially delay or materially impair the ability of any Seller Party to consummate the Transactions or (ii) would or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, in each case, that none of the following shall be deemed, either alone or in combination, to constitute or contribute to, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Seller Material Adverse Effect: (a) general changes or developments in the industry, markets or territories in which the Business operates, (b) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international crisis or emergency, and any escalation or general worsening of any of the foregoing) or in general economic, business, regulatory, technological, political or market conditions or in national or international financial markets, including any disruption of any financial, banking, securities or commodities markets or decline in the price of any security or any market index, (c) any man-made or natural disasters, hurricanes, earthquakes, floods or other natural disasters or any health crisis, public health event, epidemics, pandemics or disease outbreaks, the worsening of any of the foregoing or any governmental or other response or reaction to any of the foregoing, (d) changes after the Agreement Date in any applicable Laws, or applicable accounting regulations or principles or interpretations thereof, (e) the existence, announcement or pendency of this Agreement and the Transactions, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business due to the existence, announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the Transactions, including compliance with the covenants set forth herein, (f) any action taken by the Seller Parties which is expressly required to be taken by this Agreement, and (g) the failure of the Business to meet any internal or published projections, clinical trial targets, product pricing or reimbursement levels, estimates, forecasts, budgets, metrics, milestones or expectation of financial or operating performance, but not the underlying causes of such failure unless such underlying causes would otherwise be exempted from this definition (provided that this clause (g) shall not be construed as implying that the Seller Parties are making any representations or warranties regarding any projections, estimates, forecasts, budgets, metrics, milestones or expectation of financial or operating performance); provided that, in the case of clauses (a), (b), (c) and (d), such events, changes, occurrences or effects may be taken into account in determining whether a Seller Material Adverse Effect has occurred to the extent the Business is materially disproportionately affected thereby as compared with other participants in the industry in which the Business operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether a Seller Material Adverse Effect has occurred).

“Seller Stockholder Approval” means the affirmative vote of a majority of the outstanding shares of Seller Common Stock entitled to vote thereon in favor of the adoption of this Agreement and approval of the Transactions.

“Seller Termination Fee” means an amount equal to $4,000,000.

“Specified Employees” means the employees listed on Schedule 1.1H.

“Specified Plan” means the Employee Plan set forth on Schedule 1.1 of the Seller Disclosure Schedules.

“Stock Consideration” means 14,583,333 shares of Buyer Common Stock to be issued to Seller.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than fifty percent (50%) of the outstanding shares of Seller Common Stock or (b) more than fifty percent (50%) of the consolidated assets of the Seller Group, taken as a whole, in either case, which the Seller Board determines in good faith, after consultation with its outside legal counsel and outside financial advisor, if consummated, would result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Asset Sale, taking into account at the time of determination all circumstances deemed relevant by the Seller Board, including as the Seller Board deems relevant various legal, financial, regulatory and financing aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Buyer in writing in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal, and, if such Acquisition Proposal involves the payment of cash consideration (in whole or in part), the financing for which is then fully committed or reasonably determined by the Seller Board to be available.

“Target Net Working Capital” means $102,000,000.

“Tax Action” means any claim, action, suit, complaint, arbitration, audit, investigation, review, assessment, notice of deficiency or other proceeding relating to any Tax or Tax Return by or before any Tax Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, determination or collection of any Tax or the audit, investigation or review of any Tax Return.

“Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with any Tax Authority with respect to Taxes.

“Taxes” means any and all taxes of any kind in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including any income, franchise, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth taxes, excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax or value added tax.

“Termination Measurement Date” means the date that is sixty (60) days following the Closing Date.

“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Closing, any and all third-party fees, costs, expenses, payments and expenditures incurred by any Seller Party in connection with the negotiation, execution and consummation of the Transactions, this Agreement, and any Ancillary Agreement, whether or not billed or accrued, including (a) any fees, costs, expenses, payments and expenditures of legal counsel and accountants, and (b) any fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons; provided that, notwithstanding the foregoing, Transaction Expenses shall not include the costs and expenses of the Escrow Agent.

“Transfer Agent” means VStock Transfer, LLC, Buyer’s duly appointed transfer agent for the Stock Consideration.

“Transfer Tax” means all transfer and similar Taxes imposed as a result of the Transactions, including documentary, recording, registration, stamp duty, transfer, real estate transfer, sales and use, value added tax, and all penalties, interest and additions thereto.

“Transferred Books and Records” means all Books and Records related to the Business Products that are owned by or in the possession or control of the Seller Parties as of the Closing.

“Transferred Marketing Records” means all Marketing Records related to the Business Products that are owned by the Seller Parties and in the possession or control of the Seller Parties as of the Closing, to the extent transferable in compliance with applicable Laws or Privacy Policies.

“Transferred Regulatory Documentation” means original documents or, to the extent original documents are not reasonably available, copies thereof, in any format in the possession or control of any of the Seller Parties as of the Closing, of all Regulatory Documentation, including documentation evidencing all Transferred Regulatory Approvals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any analogous Law.

“Working Capital Adjustment” means (a) if the Net Working Capital exceeds the Target Net Working Capital, a positive amount equal to such excess, and (b) if the Target Net Working Capital exceeds the Net Working Capital, a negative amount equal to such shortfall; provided, however, if the excess contemplated by clause (a) or the shortfall contemplated by clause (b) is less than $2,000,000, the Working Capital Adjustment shall be zero; provided, further, if the Net Working Capital equals the Target Net Working Capital, the Working Capital Adjustment shall be zero).

Section 1.2
Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition Location

Acceptable Confidentiality Agreement Section 5.3(b)

Adjustment Escrow Fund Section 2.10(f)(ii)

Agreement Preamble

Agreement Date Preamble

Allocation Dispute Notice Section 6.1(a)

Allocation Exhibit Section 6.1(a)

Alternative Acquisition Agreement Section 5.3(a)(iv)

Alternative Recovery Section 8.5(b)

Anti-Corruption Laws Section 3.9(a)

Arbiter Section 6.1(a)

Asset Sale Recitals

Assumed Contracts Section 2.1(a)

Assumed Liabilities Section 2.3

Assumed Litigation Section 5.22(a)

Assumed Litigation Expenses Section 5.22(c)

Assumed Settlement Agreements Section 5.22(a)

Buyer Preamble

Buyer Balance Sheet Section 4.11(h)

Buyer Common Stock Recitals

Buyer Disclosure Schedules Article IV

Buyer Entity Section 4.1(a)

Buyer Group Section 4.1(a)

Buyer Indemnified Parties Section 8.2

Buyer NDCs Section 5.20(a)

Buyer Party Recitals

Buyer R&W Insurance Policy Section 5.17

Buyer Savings Plan Section 5.7(d)

Buyer SEC Documents Article IV

Buyer Stock Issuance Recitals

Buyer Welfare Benefit Plans Section 5.7(e)(i)

Capitalization Date Section 4.4(a)

Change of Recommendation Section 5.3(d)(i)

Claim Information Section 8.4(a)

Closing Section 2.7(a)

Closing Date Section 2.7(a)

Closing Date Seller Indebtedness Section 2.7(b)(iii)

COBRA Section 5.7(e)(ii)

Competing Business Section 5.12(a)

Contributor Section 3.13(f)

Determination Notice Section 5.3(e)(ii)

Discussion Period Section 6.1(a)

Dispute Notice Section 2.10(b)

DLA Piper Section 10.16

Electronic Data Room Section 10.5

Definition Location

Escrow Agent Section 2.10(f)(i)

Escrow Agreement Section 2.10(f)(i)

Excess Payment Section 2.10(d)(ii)

Excluded Assets Section 2.2

Excluded Claims Section 2.4(a)

Excluded Entity Section 2.4(g)

Excluded Liabilities Section 2.4

Excluded Regulatory Approvals Section 2.2(m)

Expense Reimbursement Section 9.3(c)(iii)

FCPA Section 3.9(a)

Final Allocation Section 6.1(a)

Financing Source Provisions Section 10.17

Indemnification Ancillary Agreements Section 8.1(a)

Indemnified Party Section 8.4(a)

Indemnifying Party Section 8.4(a)

Intended Tax Treatment Section 6.1(b)

Interim Period Section 5.1(a)(i)

Intervening Event Section 5.3(e)

Legal Privileges and Protection Section 10.16

Legal Restraint Section 7.1(a)

Losses Section 8.2

Material Contract Section 3.17(a)

Materials Section 5.23

NDC Section 5.20(a)

Non-Solicitation Period Section 5.11(a)

Notice Period Section 5.3(e)(ii)

Occurrence-Based Policy Section 5.15

Pre-Closing Occurrence Section 5.15

Pricing Program Obligations Section 5.21(a)

Proposed Allocation Section 6.1(a)

Proxy Statement Section 5.4(a)

Related Person Section 3.20

Remedy Action Section 5.9(b)

Required Filing Section 5.9(a)

Restriction Period Section 5.12(a)

Retained Bank Accounts Section 2.2(b)

Retained Seller Insurance Policies Section 2.2(j)

Royalty Payments Section 2.11(a)

Sanctions Section 3.22

Security Incidents Section 3.13(j)

Seller Preamble

Seller Board Recitals

Seller Board Recommendation Section 3.2

Seller Common Stock Recitals

Seller Disclosure Schedules Article III

Definition Location

Seller Employee Section 5.11(b)

Seller Financial Information Section 3.5(a)

Seller Governance Agreement Recitals

Seller Indemnified Parties Section 8.3

Seller NDC Products Section 5.21(a)

Seller Party Recitals

Seller Savings Plan Section 5.7(d)

Seller SEC Documents Section 3.5(f)

Seller Systems Section 3.13(j)

Shortfall Payment Section 2.10(d)(i)

Significant Customer Section 3.18(a)

Significant Supplier Section 3.18(a)

Specified Transaction Section 5.9(d)

Stockholder Governance Agreement Recitals

Stockholders Meeting Section 5.5

Tax Purchase Price Section 6.1(a)

Termination Date Section 9.1(b)

Termination Measurement Date Section 1.1

Third-Party Claim Section 8.4(a)

Transaction Consideration Section 2.6(a)

Transaction Litigation Section 5.19

Transactions Recitals

Transferred Assets Section 2.1

Transferred Employees Section 5.7(a)

Transferred Equipment Section 2.1(d)

Transferred Intellectual Property Section 2.1(c)

Transferred Inventory Section 2.1(e)

Transferred Non-Patent Intellectual Property Section 2.1(c)

Transferred Patents Section 2.1(b)

Transferred Regulatory Approvals Section 2.1(f)

Transferred Trademarks Section 5.23

Transition Date Section 5.20(b)

Voting Agreements Recitals

Article II

PURCHASE AND SALE
Section 2.1
Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parties shall sell, assign, transfer, convey and deliver to Buyer, or one of the other Buyer Parties, all of the Seller Parties’ right, title and interest as of the Closing Date in and to all of the assets of Seller, as they exist at the time of the Closing, other than the Excluded Assets (the “Transferred Assets”), and Buyer, or one of the other Buyer Parties, shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. Transferred Assets shall include, without duplication, all of the Seller Parties’ right, title and interest in and to the following enumerated assets (other than the Excluded Assets), as they exist at the time of the Closing, as set forth below:
(a)
all of the Seller Parties’ Contracts (other than any Employee Plans) and rights thereunder (such Contracts, together with any purchase orders, change orders or work orders related thereto, collectively, the “Assumed Contracts”) relating to the Business or the other Transferred Assets, except the Contracts set forth on Schedule 2.2(c) of the Seller Disclosure Schedules;
(b)
all Patents of the Seller Parties (the “Transferred Patents”);
(c)
all Intellectual Property (other than Patents) of the Seller Parties (the “Transferred Non-Patent Intellectual Property” and, together with the Transferred Patents, the “Transferred Intellectual Property”);
(d)
all machinery, equipment, vehicles and other items of tangible personal property and assets that are owned by the Seller Parties, wherever located (the “Transferred Equipment”), except the equipment set forth on Schedule 2.1(d) of the Seller Disclosure Schedules;
(e)
all Inventory (the “Transferred Inventory”) of the Seller Parties;
(f)
all Regulatory Approvals, to the extent permissible under Law, held by the Seller Parties relating to or used in the conduct of the Business (the “Transferred Regulatory Approvals”);
(g)
all current assets of the Seller Parties, including accounts receivable, notes receivable, deposits and other amounts owed, in connection with the operation of the Business, and all Closing Cash;
(h)
to the extent legally transferable, all third-party warranties, indemnities, guarantees and similar rights that have been made by any predecessors in title, manufacturers or suppliers and other third parties, to the extent relating to any Assumed Liabilities or the Transferred Assets;
(i)
all goodwill associated with the Transferred Assets;

(j)
the Transferred Marketing Records, Transferred Regulatory Documentation and Transferred Books and Records; provided, that the Seller Parties shall be entitled to retain a copy to the extent required by applicable Law or reasonably necessary for Tax, accounting, legal, compliance or insurance purposes or for the performance of their obligations under this Agreement or any Ancillary Agreement;
(k)
all telephone numbers, facsimile numbers, e-mail addresses, internet domain names, social media accounts and URLs, in each case, used in the conduct of the Business (other than personal cellular telephone numbers of employees who are not Transferred Employees);
(l)
all rights, claims, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment of any Seller Party, whether known or unknown, arising out of or relating to the Business or the Transferred Assets (other than any such rights, claims or causes of action to the extent relating to any Excluded Asset or Excluded Liability);
(m)
all bank accounts of the Seller Parties other than the Retained Bank Accounts; and
(n)
all data, databases, data compilations and collections, and all rights therein, in each case, owned by or licensed to any Seller Party and used in or held for use in the conduct of the Business.
Section 2.2
Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Seller Parties are not selling, and the Buyer Parties are not purchasing, the following assets of Seller, all of which shall be retained by Seller (collectively, the “Excluded Assets”):
(a)
the Seller Parties’ charter and bylaws, corporate books and records of internal corporate proceedings, minute books, taxpayer and other identification numbers, Tax records (including Tax Returns), work papers and other documents, Permits and assets to the extent relating to the organization or maintenance of Seller’s corporate existence, its status as a reporting company under the Exchange Act or its continued listing on the Nasdaq Capital Market;
(b)
the bank accounts of Seller set forth on Schedule 2.2(b) of the Seller Disclosure Schedules (the “Retained Bank Accounts”) and any cash, shares of Seller Common Stock or other contents, if any, therein;
(c)
all rights of the Seller Parties with respect to the Contracts set forth on Schedule 2.2(c) of the Seller Disclosure Schedules;
(d)
except as specifically provided in Section 5.7, any assets relating to any Employee Plan;
(e)
all rights, claims and causes of action of any nature available to or being pursued by any Seller Party, whether arising by way of counterclaim or otherwise, to the extent in respect of any Excluded Asset or any Excluded Liability;

(f)
all Actions and rights related thereto set forth on Schedule 2.2(f) of the Seller Disclosure Schedules;
(g)
all records, correspondence and other materials prepared by or on behalf of any Seller Party in connection with the sale of the Transferred Assets to Buyer;
(h)
all Legal Privileges and Protection maintained by any Seller Party;
(i)
all Tax attributes, including all net operating loss carryforwards, Tax refunds, credits, and prepayments of Seller;
(j)
any insurance policies of the Seller Parties, including all directors’ and officers’ liability insurance policies, and all rights, claims or causes of action thereunder and proceeds thereof (including in respect of any occurrences, acts or omissions prior to the Closing) (the “Retained Seller Insurance Policies”);
(k)
all employment records and personnel files: (i) of employees of Seller who are not Transferred Employees, or (ii) of Transferred Employees who have not consented to the transfer of such employment records or personnel files to the extent required by applicable Law (it being understood and agreed that the Seller Parties shall use commercially reasonable efforts to promptly obtain any such required consents);
(l)
any Books and Records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(m)
the Regulatory Approvals that are not Transferred Regulatory Approvals (the “Excluded Regulatory Approvals”); and
(n)
assets set forth on Schedule 2.2 of the Seller Disclosure Schedules.
Section 2.3
Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, Buyer, or one of the other Buyer Parties, shall assume and pay, discharge, perform or otherwise satisfy the Liabilities and obligations of the Seller Parties arising out of, relating to or otherwise in respect of the Business or the Transferred Assets, in each case, other than Excluded Liabilities (the “Assumed Liabilities”), including all Liabilities that may arise in connection with any of the following:
(a)
all Liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets;
(b)
all Liabilities with respect to the Transferred Regulatory Approvals or obtaining additional Permits or Regulatory Approvals for the Exploitation of the Business Products required by applicable Law in any country, territory or jurisdiction;
(c)
all Liabilities of the Seller Parties under the Assumed Contracts;
(d)
all Liabilities in respect of Business Products arising out of or relating to any Action, including any infringement or misappropriation of Intellectual Property Rights of any third party, or any warranty claims and manufacturing or product liability or similar claims by a third party to the extent such Liabilities relate to a Business Product;
(e)
all Liabilities arising out of or relating to sales of the Business Products, including all Liabilities for rebates, chargebacks and/or returns associated with such sales;
(f)
any Liability arising out of or relating to any product liability claim, personal injury claim, property damage claim, breach of warranty claim, or any recall, field correction or market withdrawal, in each case, to the extent arising out of or relating to the sale, distribution, marketing, manufacturing, packaging, labeling, storage, handling, or use of any Business Product prior to the Closing;
(g)
all Actions and rights related thereto set forth on Schedule 2.3(g) of the Seller Disclosure Schedules;
(h)
all current liabilities of the Seller Parties, including accounts payable, incurred in connection with the operation of the Business that are not otherwise Excluded Liabilities; and
(i)
all Business Employee Severance Costs, any Liabilities in respect of a Transferred Employee arising solely from such Transferred Employee’s employment with Buyer or its Affiliates from and after the Closing, and, so long as explicitly assumed by Buyer pursuant to Section 5.7(f), any Liabilities in respect of accrued but unused vacation of any Business Employee.

Notwithstanding anything to the contrary herein, the assumption of the Assumed Liabilities by the Buyer Parties shall not enlarge any rights of third parties under Contracts or arrangements with any Seller Party or Buyer Party, and nothing herein shall prevent any Buyer Party or Seller Party from contesting in good faith any such Liabilities with any third party.

Section 2.4
Excluded Liabilities. Notwithstanding anything contained in Section 2.3 to the contrary, the Buyer Parties are not assuming, and the Seller Parties shall pay, perform or otherwise satisfy when due, the following Liabilities (the “Excluded Liabilities”):
(a)
any Liability arising out of or otherwise relating to any Transaction Litigation or any other Action asserted or threatened against Seller or any of the Seller Parties by any stockholder, debtholder, or other constituent of Seller, to the extent arising under United States federal or state securities Laws or alleging breach of fiduciary duty (the “Excluded Claims”);
(b)
all Liabilities of the Seller Parties for Seller Indebtedness;
(c)
any Liability or obligation to the extent relating to or arising from an Excluded Asset, and any Liability in connection with the operations or activities of the Seller Parties following the Closing;
(d)
all Excluded Employee Liabilities;

(e)
any Liability arising under or relating to the Contracts set forth on Schedule 2.2(c) of the Seller Disclosure Schedules;
(f)
any Taxes (x) of Seller, or (y) related to the ownership of the Transferred Assets or the Business prior to the Closing, in each case, to the extent apportioned to the Pre-Closing Tax Period pursuant to Section 6.2;
(g)
all Liabilities of, by or related to Heron Therapeutics B.V. (the “Excluded Entity”);
(h)
any Liabilities from Environmental Laws arising out of or relating to (x) the ownership, use or operation of the Business or the Transferred Assets prior to the Closing, (y) any real property formerly owned, operated or leased by any Seller Party, or (z) any off-site disposal, treatment, storage or release of Hazardous Substances by or on behalf of any Seller Party prior to the Closing;
(i)
all Liabilities of the Seller Parties under any real property lease;
(j)
any Liabilities of the Seller Parties to any of their Related Persons other than as expressly set forth in this Agreement or the Ancillary Agreements;
(k)
all Transaction Expenses of the Seller Parties;
(l)
all fees and expenses in respect of Seller’s legal counsel for services rendered prior to the Closing, except as set forth on Schedule 2.4(l) of the Seller Disclosure Schedules; and
(m)
any Liabilities set forth on Schedule 2.4(m) of the Seller Disclosure Schedules.
Section 2.5
Consents to Certain Assignments.
(a)
Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Consent of a third party, would constitute a breach or other contravention under any agreement or Law to which a Seller Party is a party or by which it is bound, or if any attempted assignment would adversely affect the rights of a Seller Party thereunder so that the Buyer Parties would not in fact receive all such rights.
(b)
If any such Consent is not obtained prior to the Closing and as a result thereof the Buyer Parties shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of a Seller Party thereunder so that the Buyer Parties would not in fact receive all such rights, Seller and Buyer shall cooperate in any lawful and commercially reasonable arrangement, as Seller and Buyer shall agree, under which the Buyer Parties would, for a period of no more than twenty-four (24) months following the Closing Date, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer; provided, that all reasonable out-of-pocket administrative expenses of such cooperation and related actions shall be borne solely by Buyer. Seller shall use its commercially reasonable efforts for a period of twelve (12) months following the Closing to obtain any Consents that were not obtained prior to the Closing; provided, for the avoidance of doubt, no party hereto shall be required to make any payments in respect of any Consent to assignment or any third-party license to be obtained by the Seller Parties, and, so long as Seller has complied with its obligations under this Section 2.5, the failure to obtain any such Consent shall not, in and of itself, constitute a breach of this Agreement or result in the failure of any condition set forth in Article VII. Seller shall promptly pay to Buyer when received all monies received by the Seller Parties under such Transferred Asset or any claim or right or any benefit arising thereunder.
(c)
Notwithstanding anything in this Agreement to the contrary, this Section 2.5 shall not apply to the Excluded Regulatory Approvals.
Section 2.6
Transaction Consideration.
(a)
In consideration for the Transferred Assets and other obligations of Seller pursuant to this Agreement, Buyer shall (i) pay or issue (A) to Seller, the Estimated Cash Consideration (as adjusted pursuant to Section 2.10), as paid in the manner set forth in Section 2.7(c); (B) to Seller, the Stock Consideration; (C) to Seller, the Royalty Payments, if and when payable, as provided in Section 2.11 and Schedule 1.1J and (D) to Seller, the Earn-Out Payments, if and when payable, as provided in Section 2.11 and Schedule 1.1J (the payments collectively contemplated by the foregoing clauses (A), (B), (C) and (D) being the “Transaction Consideration”); and (ii) assume the Assumed Liabilities.
(b)
At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer the Estimated Closing Statement. Buyer shall have the right to review and comment on the Estimated Closing Statement, and Seller shall consider in good faith any such comments and make such revisions as are reasonably requested by Buyer and acceptable to Seller, acting reasonably.
Section 2.7
Closing.
(a)
The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or other similar means, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties hereto set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date), or at such other place or at such other time or on such other date as Seller and Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date” and the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.
(b)
At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)
the Transferred Assets free and clear of all Encumbrances other than Permitted Exceptions;
(ii)
a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller, confirming the satisfaction of the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c);
(iii)
the payoff letters, in form and substance reasonably acceptable to Buyer, duly executed by or on behalf of the applicable lenders or other holders of Seller Indebtedness specified on Schedule 2.7(b)(iii) (the “Closing Date Seller Indebtedness”), together with a release of all Encumbrances thereunder on Transferred Assets;
(iv)
a duly completed and executed IRS Form W-9 of Seller;
(v)
an executed counterpart of each of the Ancillary Agreements (excluding the Seller Governance Agreement, the Stockholder Governance Agreement and the Voting Agreements) to which a Seller Party is a party, signed by Seller or its applicable Affiliate; and
(vi)
a certificate of good standing with respect to Seller issued by the Secretary of State of the State of Delaware (or applicable jurisdiction of incorporation) dated no earlier than five (5) Business Days prior to the Closing Date.
(c)
At the Closing, Buyer shall pay, discharge, or deliver, or cause to be paid, discharged, or delivered:
(i)
to Seller, or to a party designated by Seller, by wire transfer of immediately available funds to the account(s) designated in the Estimated Closing Statement, the Estimated Cash Consideration less the Purchase Price Escrow Amount;
(ii)
to Seller, evidence, in form and substance reasonably acceptable to Seller, of the issuance to Seller of an aggregate number of shares of Buyer Common Stock equal to the Stock Consideration, fully paid and non-assessable, and free and clear of all Encumbrances (other than those existing under securities Laws and the organizational documents of Buyer), credited to the book entry account maintained by the Transfer Agent;
(iii)
to Seller, a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, confirming the satisfaction of the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c);
(iv)
to Seller, an executed counterpart of each of the Ancillary Agreements (excluding the Seller Governance Agreement, the Stockholder Governance Agreement and the Voting Agreements) to which a Buyer Party is a party, signed by Buyer or its applicable Affiliate; and
(v)
to the Escrow Agent, the Purchase Price Escrow Amount by wire transfer of immediately available funds, to be held and released in accordance with Section 2.10(d).

Section 2.8
Withholding. The Buyer Parties shall be entitled to deduct and withhold from any amounts otherwise payable hereunder such amounts as are required to be deducted or withheld from such amounts under the Code or any provision of any other applicable Tax Law (including any state, local or foreign Tax Law); provided, however, that in the event that such withholding is required, the Buyer Parties shall (a) notify Seller of such determination in writing at least ten (10) days prior to the Closing Date, and (b) reasonably cooperate with Seller to claim any benefits or reduce and/or eliminate any such withholding Taxes. Buyer shall take all actions that may be necessary to ensure that any amounts so withheld are timely and properly remitted to the appropriate Tax Authority in accordance with the applicable Law. To the extent that amounts are so withheld and Buyer timely remits such amounts to the appropriate Tax Authority and provides Seller with evidence reasonably satisfactory to Seller with respect thereto, such amounts shall be treated for all purposes of this Agreement as having been paid to the party otherwise entitled to receive such payment pursuant to this Agreement.
Section 2.9
Adjustments to Stock Consideration. If at any time during the Interim Period, any change in the outstanding shares of capital stock of Buyer shall occur as a result of any reclassification, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the number of shares of Buyer Common Stock constituting the Stock Consideration shall be equitably adjusted.
Section 2.10
Purchase Price Adjustment.
(a)
Closing Statement. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller the Closing Statement. From the Closing until final determination of the Final Cash Consideration pursuant to this Section 2.10, Buyer shall, and shall cause its Affiliates and Representatives to, provide Seller and its Representatives with reasonable access, during normal business hours upon reasonable advance notice, to the books, records, work papers and relevant personnel of Buyer and its Affiliates as may be reasonably requested in connection with its review of the Closing Statement. The Closing Statement shall (i) be based solely on facts and circumstances as they exist on or prior to the Closing and (ii) not include, reflect, or be based on, in any respect: (A) any of the plans, transactions or changes which Buyer intends to initiate or make, or cause to be initiated or made, after the Closing with respect to the Business or the Transferred Assets, (B) the effect of any decision by Buyer or its Affiliates, (C) purchase accounting adjustments or other adjustments arising from or resulting as a consequence of the Transactions, or (D) the introduction of any rules, guidelines, methods, policies, principles, practices, procedures, classifications or estimation methodologies different from those set forth in the Accounting Principles.
(b)
Disputes. If Seller disagrees with any amount set forth in the Closing Statement, Seller shall, within thirty (30) days after receipt of the Closing Statement, deliver written notice (a “Dispute Notice”) to Buyer setting forth, in reasonable detail, each item in dispute, the basis for such dispute and Seller’s calculation of such disputed item (to the extent then reasonably determinable based on the information made available to Seller). If Seller does not deliver a Dispute Notice within such thirty (30)-day period, the Closing Statement as delivered by Buyer shall be final and binding on the parties for all purposes hereunder. If Seller timely delivers a Dispute Notice, the Closing Statement shall be deemed not final and Buyer and Seller shall use commercially reasonable efforts to resolve such disputed items within thirty (30) days following Buyer’s receipt of such Dispute Notice. If Buyer and Seller resolve all disputed items, the Closing Statement, as modified to reflect such resolution, shall be final and binding on the parties for all purposes hereunder. For the avoidance of doubt, any items in the Closing Statement not specifically disputed in the Dispute Notice shall be deemed accepted by Seller and shall be final and binding on the parties.
(c)
Independent Expert. If Buyer and Seller are unable to resolve all disputed items within thirty (30) days following Buyer’s receipt of the Dispute Notice, either party hereto may submit any unresolved disputed items to the Independent Expert for resolution. The Independent Expert shall act as an expert and not as an arbitrator and shall determine, based solely on written submissions by Buyer and Seller (each to be submitted within ten (10) days of the submission of the dispute to the Independent Expert) and not by independent review, only those items remaining in dispute and shall render a written decision as to the disputed items and the resulting Final Cash Consideration as promptly as reasonably practicable, but in no event later than thirty (30) days after receipt of both parties’ submissions. Neither Buyer nor Seller (nor any of their respective Affiliates or Representatives) shall have any ex parte communications or meetings with the Independent Expert regarding the subject matter of the dispute without the prior written consent of the other party; provided that the foregoing shall not restrict (x) communications relating solely to the engagement, scheduling or other administrative matters, or (y) any party’s response to a written request for information from the Independent Expert, so long as a copy of any written communication delivered to the Independent Expert is concurrently delivered to the other party and the other party is given a reasonable opportunity to participate in any oral communication. The Independent Expert’s decision shall (i) be based solely on the definitions and other applicable terms of this Agreement and this Section 2.10, (ii) not assign a value to any item in dispute greater than the highest value claimed for such item or less than the lowest value claimed for such item, and (iii) be final and binding on the parties hereto for all purposes hereunder, absent fraud or manifest error. All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Buyer, on the one hand, and Seller, on the other hand, based on the percentage that the portion of the contested amount not awarded in favor of such party bears to the amount actually contested by such party. For example, if Buyer’s calculations would have resulted in a $100,000 net payment to Buyer, and Seller’s calculations would have resulted in a $100,000 net payment to Seller, and the Independent Expert’s final determination results in an aggregate net payment of $50,000 to Seller, then Buyer and Seller would bear 75% and 25%, respectively, of such fees and expenses.
(d)
Post-Closing Adjustment. Within three (3) Business Days after the Closing Statement becomes final and binding pursuant to this Section 2.10, the parties hereto shall cause the Escrow Agent holding the Purchase Price Escrow Amount to release such amount and shall make the applicable payment as follows:
(i)
if the Final Cash Consideration exceeds the Estimated Cash Consideration (such amount, the “Shortfall Payment”), then the Escrow Agent shall release the Purchase Price Escrow Amount to Seller, and Buyer shall pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing, an amount equal to such Shortfall Payment in an amount not to exceed $10,000,000;

(ii)
if the Estimated Cash Consideration exceeds the Final Cash Consideration (such amount, the “Excess Payment”), then the Escrow Agent shall release to Buyer an amount equal to the lesser of (I) the Purchase Price Escrow Amount and (II) such Excess Payment and any remaining balance of the Purchase Price Escrow Amount shall be released to Seller, and, if the Excess Payment exceeds the Purchase Price Escrow Amount, Seller shall pay (or cause to be paid) to Buyer, by wire transfer of immediately available funds to an account designated by Buyer in writing, an amount equal to such excess; provided, that in no event shall the aggregate Excess Payment (including any amounts released to Buyer from the Purchase Price Escrow Amount) exceed $10,000,000; and
(iii)
if the Final Cash Consideration equals the Estimated Cash Consideration, the Escrow Agent shall release the Purchase Price Escrow Amount to Seller.
(e)
Treatment of Adjustment Payments. Any payments made pursuant to this Section 2.10 shall be treated by the parties hereto, to the extent permitted by applicable Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the Transaction Consideration.
(f)
Adjustment Escrow Fund.
(i)
On the Closing Date, Buyer shall withhold from the consideration otherwise payable to Seller hereunder and will deposit with Citibank, N.A., as escrow agent (the “Escrow Agent”), the Purchase Price Escrow Amount (any and all of such deposits to constitute escrow funds to be governed by the terms of the Escrow Agreement, in the form attached hereto as Exhibit D (the “Escrow Agreement”)), without any act of Seller.
(ii)
The Purchase Price Escrow Amount plus any interest or earnings paid thereon in accordance with the Escrow Agreement (the “Adjustment Escrow Fund”) shall be governed by this Section 2.10 and the terms of the Escrow Agreement and shall, among other customary terms, secure Buyer’s right to receive the Excess Payment (if any) pursuant to Section 2.10(d); provided, that the Adjustment Escrow Fund shall not be the sole source of recovery for, or otherwise limit, the Excess Payment, subject to the cap set forth in Section 2.10(d)(ii).
Section 2.11
Royalty Payments and Earn-Out Payments.
(a)
Buyer shall make (i) royalty payments to Seller based on Net Sales of the Business Products (the “Royalty Payments”) in accordance with the terms to be set forth in Schedule 1.1J and (ii) Earn-Out Payments in accordance with the terms to be set forth in Schedule 1.1J.
(b)
Any payments made pursuant to this Section 2.11 and Schedule 1.1J shall be treated by the parties hereto as an adjustment to the Transaction Consideration for federal income Tax and other applicable Tax purposes.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by Seller with the SEC or filed or furnished by Seller to the SEC in connection with this Agreement or the Transactions prior to the Agreement Date (excluding, in each case, any disclosures contained under the captions “Risk Factors,” “Cautionary Statement,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the corresponding section of the Seller Disclosure Schedules (the “Seller Disclosure Schedules”) (giving effect to Section 10.10), Seller hereby represents and warrants to Buyer as of the Agreement Date as follows:

Section 3.1
Organization and Qualification.
(a)
Each of the Seller Parties is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate or equivalent company power and authority to (i) own, lease and operate the Transferred Assets owned by it and (ii) carry on the Business as it is now being conducted by it.
(b)
Each Seller Party is duly qualified and licensed to do business as a foreign corporation in, and is in good standing (where such concept is applicable) in, each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business, its ownership or its activities makes such qualification and licensing necessary, except, where the failure to be so qualified or licensed would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.
Section 3.2
Authority. Seller has all requisite corporate or equivalent company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and to consummate the Transactions. Each other Seller Party has all requisite power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and by each Seller Party of each of the Ancillary Agreements to which it will be a party and the consummation by each Seller Party of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller and each other Seller Party, other than, with respect to Seller, the Seller Stockholder Approval. The Seller Board has unanimously (a) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Seller and its stockholders, (b) approved and declared advisable the entry into this Agreement and the consummation of the Transactions, (c) recommended that Seller’s stockholders adopt this Agreement and approve the Transactions (the “Seller Board Recommendation”), and (d) directed that this Agreement and the Transactions be submitted to Seller’s stockholders for their adoption and approval. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by each Seller Party that is a party thereto and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements will constitute, the legal, valid and binding obligation of each Seller Party that is a party thereto, enforceable against such Seller Party in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3
No Conflict; Required Filings and Consents.
(a)
The execution, delivery and performance by Seller of this Agreement and by each Seller Party of each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions do not and will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance other than any Permitted Exception upon any of the Transferred Assets, or require any Consent, exemption or other action by or notice to any other Person, under, any provision of:
(i)
the certificate of incorporation or bylaws or similar organizational documents of any Seller Party;
(ii)
any Law applicable to any Seller Party, the Business or any of the Transferred Assets or by which any Seller Party, the Business or any of the Transferred Assets may be bound or affected; or
(iii)
any Material Contract;

except, in the case of clause (ii) or (iii), as would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.

(b)
The Seller Parties are not required to file, seek or obtain any notice, Permit or Consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller Parties of this Agreement or any Ancillary Agreements or the consummation of the Transactions, except (i) the Required Antitrust Approvals; (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws, including the filing with the SEC of (A) the Proxy Statement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with any applicable rules of Nasdaq; or (iv) where failure to obtain such notice, Permit, or Consent, or to make such filing or notification, would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.
Section 3.4
Transferred Assets.
(a)
Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Seller Parties have good and valid title to, a valid leasehold interest (under an Assumed Contract) or a valid license (under an Assumed Contract) to, possess and use, all of the Transferred Assets, free and clear of all Encumbrances (including

Encumbrances resulting from any Seller Indebtedness of any Seller Party), other than Permitted Exceptions.
(b)
Assuming consent from the counterparty to assign the Transferred Assets is obtained where required, the Transferred Assets constitute all of the material assets of any nature whatsoever (whether tangible, intangible or mixed), (i) owned and used by any member of the Seller Group in the conduct of the Business or (ii) licensed to and used by any member of the Seller Group in the conduct of the Business, in each case, as currently conducted as of the Agreement Date, other than (x) the Excluded Assets, and (y) employees of the Seller Parties who are not Transferred Employees.
Section 3.5
Financial Information; SEC Filings.
(a)
Each of (i) Seller’s audited financial statements for the period ended December 31, 2025, and (ii) Seller’s unaudited interim financial statements for the period ended June 30, 2026, are contained the Seller SEC Documents (collectively, the “Seller Financial Information”).
(b)
The Seller Financial Information (i) has been prepared in accordance with GAAP, (ii) has been derived from the books and records maintained by Seller in the ordinary course of business, and (iii) fairly presents, in all material respects, the financial position and results of operations of Seller, for the periods indicated.
(c)
Seller (as related to the Business or the Transferred Assets) has no material indebtedness or liability, absolute or contingent, known or unknown, required to be reflected or reserved against on, or disclosed in the notes to, a balance sheet prepared in accordance with GAAP, other than (i) as set forth in the Seller Financial Information, (ii) liabilities or obligations incurred in the ordinary course of business since the date of the most recent Seller Financial Information, (iii) liabilities that are executory performance obligations arising under Assumed Contracts (other than to the extent arising from a breach thereof by any Seller Party), (iv) liabilities or obligations incurred in connection with the Transactions and (v) as would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.
(d)
Seller has established and maintains a system of internal accounting controls and processes designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither Seller nor, to the Knowledge of Seller, Seller’s independent auditors have identified since January 1, 2024, (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Seller Parties with respect to the Business, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Seller Parties with respect to the Business, or (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods with respect to the Business or any material inaccuracy in the Seller Financial Information, except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.

(e)
All accounts receivable of the Seller Parties included in the Transferred Assets (i) are reflected on the books and records of the Seller Parties, (ii) represent valid obligations arising from bona fide arm’s-length transactions in the ordinary course of business, (iii) are the valid and legally binding obligations of the parties owing such amounts, (iv) to the Knowledge of Seller, are collectible in the ordinary course of business without the necessity of commencing any legal proceeding, (v) to the Knowledge of Seller, are not subject to counterclaim or setoff, (vi) are not in dispute and (vii) no credit, deduction, free goods or services, discount or other deferred price or quantity adjustment has been granted with respect to any such accounts receivable, except in the ordinary course of business consistent with past practice.
(f)
Seller has timely filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all material reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) required to be filed or furnished by it under the Securities Act or the Exchange Act since January 1, 2024 (collectively, together with all amendments thereof and supplements thereto, the “Seller SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), each Seller SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as the case may be. As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), no Seller SEC Document filed or furnished pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Seller SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. To the Knowledge of Seller, as of the Agreement Date, none of the Seller SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Seller SEC Documents.
(g)
Seller has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Seller and the Business is made known to Seller’s principal executive officer and its principal financial officer by others within Seller, particularly during the periods in which periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects.
(h)
Seller has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of Seller’s financial statements for external purposes in accordance with GAAP. Seller has disclosed, based on its most recent evaluation of internal controls prior to the Agreement Date, to Seller’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(i)
No Seller Party has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Seller in violation of Section 402 of the Sarbanes-Oxley Act.
(j)
Each of the principal executive officer and principal financial officer of Seller (or each former principal executive officer and principal financial officer of Seller, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.
(k)
Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Seller SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Seller and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by applicable rules and regulations of the SEC.
Section 3.6
Absence of Certain Changes or Events.
(a)
Since June 30, 2026 through the Agreement Date, the Seller Parties have operated the Business in the ordinary course of business in all material respects.
(b)
Since June 30, 2026 through the Agreement Date, there has not occurred any event that has had, or that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.7
Compliance with Law; Permits.
(a)
The Seller Parties are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws (including Regulatory Laws) relating to the Transferred Assets, and no Seller Party is in violation of, or has, since January 1, 2023, violated, in any material respect nor, to the Knowledge of Seller, is under investigation with respect to or has, since January 1, 2023, been threatened in writing to be charged with or given written notice of any material violation of, any applicable Law (including Regulatory Laws) relating to the Transferred Assets or the conduct of the Business, and no Seller Party is in default in any material respect with respect to any Order relating to the Business.

(b)
Each material Permit has been duly obtained, is valid and in full force and effect, and is not subject to any (i) pending, (ii) threatened in writing, or (iii) to the Knowledge of Seller, orally threatened, administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. The Seller Parties are in possession of all material Permits necessary for them to continue to lawfully own, lease and operate the Transferred Assets and to lawfully carry on the Business as currently conducted.
(c)
The Seller Parties have timely filed with the applicable Governmental Authority (including CMS and the FDA) all material filings, including applications, submissions, documents, statements, amendments, restatements, and supplements, required to be filed by the Seller Parties under Regulatory Law, except as would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect. Since January 1, 2023, all such filings were in material compliance with applicable Regulatory Law and were true and correct in all material respects as of the date of filing.
(d)
Since January 1, 2023, the Seller Parties have not received any written notification of any (i) pending, (ii) threatened in writing, or (iii) to the Knowledge of Seller, orally threatened, Action alleging material non-compliance with any Permits or Regulatory Laws.
(e)
Since January 1, 2023, no Business Product has been seized, withdrawn, recalled, detained, or been subject to a field correction, safety alert, or suspension of manufacturing, in each case, by a Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. As of the Agreement Date, no proceedings in the United States seeking the withdrawal, recall, correction, suspension, detention or seizure of any Business Product are pending or, to the Knowledge of Seller, threatened in writing against a Seller Party.
(f)
Since January 1, 2023, the Seller Parties have not received written notice or written threat of any action, including notice, warning, proceeding, review, or investigation, by a Governmental Authority, including any FDA Form 483, FDA warning letter or untitled letter or any similar notice, that asserted that a Seller Party materially violated any applicable Regulatory Laws or sought to withdraw a material marketing clearance or approval of, or materially change the labeling or classification of, any Business Product.
(g)
Neither the Seller Parties nor, any of their officers, employees or, to the Knowledge of Seller, agents engaged in the Business (i) is or has been debarred under 21 U.S.C. § 335a, (ii) is excluded from participation in any federal health care program (as defined in 42 U.S.C. § 1320a–7b(f)), or (iii) has been convicted of any crime that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7.
(h)
Neither the Seller Parties nor, to the Knowledge of Seller, any of their officers, employees or agents, has (i) made an untrue statement of material fact to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) otherwise committed an act, made a statement or failed to make a statement that, at the time such statement or disclosure was made (or, in the case of such failure, should have been made) or such act was committed, would reasonably be expected to constitute a material violation of any Regulatory Law. To the Knowledge of Seller, the Seller Parties have not been the subject of any pending or threatened investigation by the FDA pursuant to its policy on fraud, untrue statements of material facts, bribery and illegal gratuities or by any other Governmental Authority pursuant to any similar Law.
(i)
Since January 1, 2023, each Seller Party has been in material compliance with all applicable healthcare fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b) and the False Claims Act (31 U.S.C. §§ 3729-3733)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and any applicable state Law equivalents. No Seller Party has been assessed a civil monetary penalty under any Regulatory Law, been party to a corporate integrity agreement, deferred prosecution agreement, consent decree, received a subpoena, complaints, criminal information, civil investigative demands or monitoring agreement with any Governmental Authority, or, to the Knowledge of Seller, since January 1, 2023, received written notice from a Governmental Authority of any investigation or enforcement action relating to healthcare fraud or abuse.
(j)
The Seller Group maintains policies and procedures reasonably designed to promote compliance by the Seller Group with, and to prevent breaches by the Seller Group of, the applicable healthcare fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the False Claims Act (31 U.S.C. §§ 3729-3733), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any applicable state equivalents.
(k)
Seller Parties maintain and, since January 1, 2023, have maintained a corporate compliance program.
Section 3.8
Litigation. As of the Agreement Date, and since January 1, 2024, there is and has not been any Action by or against the Seller Parties involving or relating to the Business, the Transferred Assets or the Transactions (a) pending, (b) threatened in writing, or (c) to the Knowledge of Seller, orally threatened that would, individually or in the aggregate, reasonably be expected to be material to the Business or the Transferred Assets, taken as a whole.
Section 3.9
FCPA; Anti-Corruption and Anti-Bribery Laws.
(a)
Since January 1, 2021, the Seller Group has complied in all material respects with all applicable anti-bribery, anti-corruption and anti-money laundering Laws (the “Anti-Corruption Laws”), including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010, as amended, applicable Laws enacted in accordance with the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable U.S. or non-U.S. laws relating to fraud, conflicts of interest, bribery, gratuities, or corruption (including mail or wire fraud, honest services fraud, or commercial bribery), or any rules or regulations promulgated thereunder.
(b)
Since January 1, 2021, no member of the Seller Group, nor any of their respective directors or officers, nor, to the Knowledge of Seller, employees, agents, or other representatives (in each case, when acting on behalf of Seller or a Subsidiary) has been charged with violating, or received any notice, request, or citation of any investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a violation or alleged violation of the Anti-Corruption Laws.
(c)
Since January 1, 2021, no member of the Seller Group, nor any of their respective directors or officers, nor, to the Knowledge of Seller, employees, agents, or other representatives (in each case, when acting on behalf of Seller or a Subsidiary) has directly or indirectly, offered, paid, promised, or authorized the payment, promising, or offering of any money, gift, or other thing of value, regardless of form, (i) corruptly, to any Government Official, or to any Person while knowing that such Person had or would offer, pay, promise, or authorize the payment, promising or offering of any money, gift, or other thing of value to a Government Official, or (ii) to any prospective or actual customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal, in violation of applicable Anti-Corruption Laws.
(d)
Since January 1, 2021, no member of the Seller Group, nor any of their respective directors or officers, nor, to the Knowledge of Seller, employees, agents, or other representatives nor any direct, indirect, or beneficial owners of the foregoing, is or has been a Government Official.
(e)
The Seller Group maintains policies and procedures reasonably designed to promote compliance by the Seller Group with, and to prevent breaches by the Seller Group of, the Anti-Corruption Laws.
(f)
Since January 1, 2021, no member of the Seller Group, nor any of their respective directors or officers, nor, to the Knowledge of Seller, employees, agents or other third party representatives of a member of the Seller Group has, directly or indirectly, in connection with the business of any Seller Group member: (i) requested, agreed to receive, or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be unlawful under an applicable Anti-Corruption Law, or (ii) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity.
Section 3.10
Business Employees and Employee Plans.
(a)
Schedule 3.10(a)(i) of the Seller Disclosure Schedules sets forth, as of the Agreement Date, to the extent permitted under applicable Law, a list of each employee of the Seller Group, such employee’s employing legal entity, job title, status as exempt/non-exempt from applicable wage and hour Laws and full or part-time status, base salary, bonus opportunities and commission payments payable to such employee in Seller’s fiscal year 2026, the employee’s date of hire, accrued vacation liability, visa/work permit type and status (as applicable), the total amount of cash severance payments and an estimate of the COBRA premium payments to which such employee would be entitled upon a termination of employment without “cause” in connection with the Transactions pursuant to the Specified Plan, in each case, both (A) assuming such termination occurs on the Agreement Date and (B) assuming such termination occurs on or after the next anniversary of such employee’s date of hire following the Agreement Date, and the primary geographic location of their employment with the Seller Parties, as of the Agreement Date, broken down into the following categories: (i) active, and (ii) on an approved leave of absence, the type of leave and the anticipated date of return. Schedule 3.10(a)(ii) of the Seller Disclosure Schedules lists all individuals who are currently working as consultants or independent contractors for or on behalf of any Seller Party or any of its Affiliates, who primarily provide services to the Business, with annualized fees above $50,000 for the fiscal year ended December 31, 2025, which list includes each such individual service provider’s name, location and compensation arrangement.
(b)
Each individual providing services to the Seller Parties (including each employee and independent contractor) is properly classified by the Seller Parties as an employee or independent contractor, as applicable, under all applicable Laws. The Seller Parties have complied in all material respects with all applicable Laws relating to the employment of foreign citizens, including all requirements of Form I-9, and no Business Employee is employed by a Seller Party who was not permitted to work in the jurisdiction in which such Business Employee was employed.
(c)
Schedule 3.10(c) of the Seller Disclosure Schedules sets forth a list of all material Employee Plans. Seller has provided or made available to Buyer a complete copy of each material Employee Plan.
(d)
With respect to the Employee Plans: (i) no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which the Seller Parties could be subject to any material Liability under the terms of such Employee Plan, ERISA or the Code, or other applicable Law in respect of any current or former Business Employees, (ii) each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable Law and (iii) each Employee Plan intending to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of Seller, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. All required contributions to Employee Plans have been made or properly accrued.
(e)
None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), and the Seller Parties have no Liability relating to any such plan.
(f)
Except where required by Law or as set forth on Schedule 3.10(f) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the Transactions, either alone or in conjunction with any other event, will (i) result in any payment becoming due to any Business Employee, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of payment, vesting or funding of any payment or benefit.
Section 3.11
Labor and Employment Matters.
(a)
No Seller Party is a party to or bound by any labor or collective bargaining contract that pertains to any Business Employees, and no labor union, works council or similar labor organization represents or has within the three-year period prior to the Agreement Date represented any Business Employees. There are no pending or, to the Knowledge of Seller, threatened in writing Actions concerning labor matters with respect to the Business, except for such Actions that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Transferred Assets. To the Knowledge of Seller, there are no organizational campaigns in progress with respect to any Business Employees. No Seller Party has engaged in any material unfair labor practice with respect to any Business Employee.
(b)
The Business is being conducted in material compliance with all applicable Laws regarding labor, employment and employment practices, and none of the Seller Parties is delinquent in payment to any Business Employees or former employees of the Business for any material services or amounts required to be reimbursed or otherwise paid.
(c)
There are no pending or, to the Knowledge of Seller, threatened Actions against any Seller Party brought by or on behalf of any Business Employee or former employee of the Business, or by any Governmental Authority, relating to employment, employment practices, terms and conditions of employment, wages and hours, workplace safety, or workers’ compensation.
(d)
To the Knowledge of Seller, no Business Employee is bound by any contract or subject to any judgment, decree, or order of any Governmental Authority that would materially interfere with such Business Employee’s ability to perform his or her duties for Buyer following the Closing or that would materially conflict with the Business as currently conducted.
(e)
Since January 1, 2024, (i) there have been no allegations, complaints, charges or claims, whether written or oral, made against or involving any Business Employee relating to sexual harassment, sexual misconduct, discrimination, retaliation, or workplace violence, and (ii) no Seller Party has entered into any settlement, conciliation, consent decree, separation agreement or other agreement or arrangement resolving, or providing for any payment or other consideration in connection with, any such allegation, complaint, charge or claim involving any Business Employee.
Section 3.12
Insurance. Schedule 3.12 of the Seller Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Business and the Transferred Assets. Seller has made available to Buyer true and complete copies or summaries of such policies. All such policies are in full force and effect and all premiums due thereon have been paid. No written notice of cancellation or non-renewal of any such policy has been received by any Seller Party, other than in connection with ordinary-course renewals. No material claim under any such policy relating to the Business or the Transferred Assets is pending.
Section 3.13
Intellectual Property.
(a)
Schedule 3.13(a) of the Seller Disclosure Schedules sets forth a true, complete and accurate list of all Registered IP, as of the Agreement Date, owned by or, to Seller’s Knowledge, exclusively licensed to the Seller Parties. The issued Patents, registered Copyrights and registered Marks in each case that are owned by a Seller Party and set forth in Schedule 3.13(a) of the Seller Disclosure Schedules are subsisting and, to the Knowledge of Seller, valid and enforceable. No Registered IP owned by a Seller Party is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding that remains unresolved or is still pending and is reasonably expected to have a Seller Material Adverse Effect, and no such action is, or has been since January 1, 2024, threatened in writing with respect to any of the material Registered IP owned by a Seller Party, other than any such action that was resolved or is not reasonably expected to have a Seller Material Adverse Effect. With respect to the Transferred Intellectual Property that is material to the Business, one of the Seller Parties is the sole and exclusive and, as applicable, the record owner of the Transferred Intellectual Property, free and clear of all Encumbrances other than Permitted Exceptions. No third party has joint ownership of any issued patents or pending patent applications included in the Registered IP owned by a Seller Party that is material to the Business. The Transferred Intellectual Property comprises all Intellectual Property Rights owned by the Seller Parties and used in the conduct of the Business as of the Agreement Date, and, together with the Intellectual Property licensed or used pursuant to Assumed Contracts, comprises all material Intellectual Property used in the conduct of the Business as of the Agreement Date.
(b)
As of the Agreement Date, there is no Action pending or, to the Knowledge of Seller, threatened in writing (other than office actions in the ordinary course of prosecution), and no Seller Party has received since January 1, 2024, any written claim, challenging the scope, validity, registrability or enforceability of, or the Seller Parties’ ownership of or right to use any Transferred Intellectual Property, in each case, other than office actions in the ordinary course of prosecution and any such claim that remains unresolved and is reasonably expected to have a Seller Material Adverse Effect.
(c)
As of the Agreement Date, there is no Action pending or, to the Knowledge of Seller, threatened in writing against the Seller Parties, and no Seller Party has received any written claim, in the six (6)-year period preceding the Agreement Date alleging that the Business infringes, violates or misappropriates or has infringed, violated or misappropriated, Intellectual Property Rights of any Person in a manner that is reasonably expected to result in material liability to the Business, taken as a whole. As of the Agreement Date, there are no pending, unresolved written claims for indemnity by or against any Seller Party covering any Business Products.
(d)
To the Knowledge of Seller, the Business as currently conducted does not infringe, violate or misappropriate, and in the six (6)-year period preceding the Agreement Date has not infringed, violated or misappropriated the Intellectual Property Rights of any Person. To the Knowledge of Seller, no Person is violating, misappropriating or infringing, or in the six (6)-year period preceding the Agreement Date has violated, misappropriated or infringed any Transferred Intellectual Property, and no such claims have been made in writing against any Person by any Seller Party that would reasonably be expected to be material to the Business, taken as a whole.
(e)
The Seller Parties have taken measures reasonable under the circumstances to protect the material Trade Secrets included in the Transferred Intellectual Property. To the Knowledge of Seller, there has not been any disclosure or access to any Trade Secret included in the Transferred Intellectual Property to any Person other than pursuant to an agreement that such Trade Secrets be treated as confidential information, except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Business.

(f)
Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Business, each Person that has delivered, developed, contributed to, modified, or improved Transferred Intellectual Property owned or purported to be owned by the Seller Parties (other than any such Transferred Intellectual Property that is owned by a Seller Party by operation of law) (each, a “Contributor”) has executed a valid written agreement (i) presently assigning to Seller exclusive ownership of all such Contributor’s right, title, and interest in and to such Intellectual Property Rights that are legally assignable, and (ii) agreeing to hold all Trade Secrets and other confidential information of Seller Parties and the Business in confidence. No Contributor has excluded works or inventions that are material to the Business or the Business Products made prior to their employment or engagement with the Seller Group from their assignment of Intellectual Property Rights to a Seller Party. There is no uncured breach by a Seller Party or, to the Knowledge of Seller, the counterparty, under any such agreement that is reasonably expected to result in material liability to the Business or, to the Knowledge of Seller, the counterparty, as the case may be.
(g)
All fees associated with obtaining, registering, maintaining and renewing any Transferred Intellectual Property for which any Seller Party has registered or applied for registration have been paid in full in a timely manner to the proper Governmental Authority, and all necessary documents and certificates in connection therewith have been timely filed with the relevant Intellectual Property office, domain name registrar or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered IP in full force and effect, except, in each case, where failure to do so would not be material to the Business, taken as a whole.
(h)
No Transferred Intellectual Property is subject to any outstanding Consent or Order of any Governmental Authority restricting the use thereof consistent with past practices, except as would not be material to the Business, taken as a whole.
(i)
Except as would not, individually or in the aggregate, have or reasonably be expected to be material to the Business, taken as a whole, no funding, facilities, personnel or resources of any Governmental Authority, university, college, hospital, foundation, institution or Person was used in the development of any Transferred Intellectual Property that has resulted in such entity owning or having license rights to any such Transferred Intellectual Property. No Seller Party is now or ever has been a member or promoter of, or contributor to, any industry standards bodies or similar organizations and participated in the development of a standard that requires or obligates any Seller Party to grant or offer to any Person any license or right to any material Transferred Intellectual Property.
(j)
The software, firmware, hardware, networks, interfaces, and information technology systems, owned, leased or licensed by the Seller Parties or used by the Seller Parties (collectively, the “Seller Systems”) are reasonably sufficient in all material respects for the conduct of the Business as presently conducted. The Seller Parties and, to the Knowledge of Seller, their vendors and service providers, have taken commercially reasonable steps designed to protect the integrity, security and operation of the Seller Systems and information stored therein, processed thereon or transmitted therefrom from unauthorized access, disclosure, or use (“Security Incidents”). In the three (3) years prior to the Agreement Date, there has been no substantial disruption (whether due to failure, crash, or other unavailability of Seller Systems) or interruption in or to the use of, or, to the Knowledge of Seller, Security Incident materially and adversely affecting, any Seller Systems that remains unaddressed. The Seller Parties have established plans for the backup and recovery of material data and incident response, disaster recovery and business continuity, and, as applicable, test such plans and procedures on a regular basis. The Seller Parties have conducted regular security assessments of the Seller Systems, and have remediated all medium, high, and critical vulnerabilities identified in such assessments and penetration testing. No Seller Party in the three (3) years prior to the Agreement Date has paid, or has directed the payment of, any ransomware demand payment to any Person in connection with a Security Incident.
(k)
Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Business, taken as a whole, and assuming consent to assignment is obtained from the counterparty where required, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, by reason of Contracts to which a member of the Seller Group is a party, (i) result in the breach of, or create on behalf of any Person the right to terminate or modify, any agreement as to which any Seller Party is a party and pursuant to which such Seller Party is authorized to use any Intellectual Property of any third party that is used in the Business as presently conducted, (ii) result in or require the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred Intellectual Property or (iii) cause a loss or impairment of any Transferred Intellectual Property. Immediately following the consummation of the transactions contemplated hereby and assuming consents to assignment and the contemplated transactions are obtained where required and except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Business, taken as a whole, Buyer will have the right to exercise all of the rights in the Transferred Intellectual Property and the other Intellectual Property Rights material to the Business to the same extent the Seller Parties would have been able to had the transactions contemplated hereby not occurred.
Section 3.14
Privacy and Data Security.
(a)
With regard to the Transferred Assets, each Seller Party complies with, and has at all times in the last three (3) years complied with, all applicable Data Protection Requirements in all material respects.
(b)
With regard to the Transferred Assets, each Seller Party established and maintains, and has maintained, physical, technical, and administrative security measures and policies, in compliance in all material respects with applicable Data Protection Requirements, that (i) are designed to protect the confidentiality, integrity, security, and availability of its Data Systems and websites that are involved in the collection and/or processing of Personal Data; and (ii) are designed to protect against the loss or unauthorized access, use, modification, or disclosure of Personal Data in its possession or control.
(c)
In the last three (3) years, with regard to the Transferred Assets, to the Knowledge of Seller, no Seller Party has experienced any Security Incident affecting Personal Data or Data Systems in the possession or control of the Seller Party that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority.

(d)
In the last three (3) years, with regard to the Transferred Assets, no Seller Party has received any subpoenas, written demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential material violation of any Data Protection Requirement, and, to the Knowledge of Seller, no Seller Party is under investigation by any Governmental Authority for any actual or potential material violation of any Data Protection Law. In the last three (3) years, with regard to the Transferred Assets, no written notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, initiated against any Seller Party or any of Seller’s officers, directors, or employees (in their capacity as such) by any private party or Governmental Authority, foreign or domestic, alleging a material violation of any Data Protection Requirement.
(e)
The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a material breach or material violation of any Data Protection Requirement.
Section 3.15
Taxes.
(a)
All Tax Returns required to have been filed by the Seller Parties with respect to the Transferred Assets or the Business have been duly and timely filed (taking into account all applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.
(b)
All material Taxes due and payable related to the Business or Transferred Assets, whether or not shown to be due on any Tax Return, have been timely paid in full.
(c)
All material Tax deficiencies that have been claimed, proposed, or asserted in writing by any Tax Authority against any Seller Party with respect to the Transferred Assets or the Business have been fully paid or finally settled.
(d)
No material Tax audits or administrative or judicial Tax Actions are being conducted with respect to any Transferred Asset or the Business. In the past three (3) years, Seller has not received from any Tax Authority any written notice of an intent to open an audit or other review with respect to material Taxes relating to the ownership of the Transferred Assets or the Business which audit or review remains unresolved.
(e)
No claim has ever been made by an authority in a jurisdiction where a Seller Party does not file Tax Returns that such Seller Party may be subject to material taxation by that jurisdiction as a result of ownership of the Transferred Assets.
(f)
Seller has complied in all material respects with its obligations under applicable Law to (x) withhold and pay all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any service provider, equity interest holder, or other third party, and (y) complete and timely file (taking into account all applicable extensions of time to file) all IRS Forms W-2 and 1099 required with respect thereto, in each case of clauses (x) and (y), with respect to the Transferred Assets and the Business.
(g)
There is no material Tax Action pending with respect to any Tax or Tax Return with respect to the Business or the Transferred Assets.

(h)
Seller has complied in all material respects with its obligations under applicable Law to (x) properly and timely collect and remit all sales, use, excise and similar Taxes in accordance with applicable Law, or (y) collect and maintain all exemption certificates required to qualify for any exemption from the collection of any such Taxes, in each case of clauses (x) and (y), with respect to the Transferred Assets and the Business.
(i)
There are no material Encumbrances for Taxes (except Permitted Exceptions) on any of the Transferred Assets.
(j)
None of the Transferred Assets are entities for federal, state, local or foreign Tax purposes.
(k)
Seller has complied in all material respects with its payment and remittance obligations under applicable escheat and unclaimed property Laws with respect to the Business and the Transferred Assets.
Section 3.16
Environmental Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect, (i) the Seller Parties are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets and (ii) there are no written claims alleging violation of or Liability pursuant to any Environmental Law pending or threatened against the Seller Parties in connection with the conduct or operation of the Business or the ownership or use of the Transferred Assets.
Section 3.17
Material Contracts.
(a)
Except (x) any Employee Plans, or (y) Non-Scheduled Contracts, Schedule 3.17 of the Seller Disclosure Schedules lists each of the following written Contracts as of the Agreement Date (each, a “Material Contract”):
(i)
all Assumed Contracts with aggregate annual consideration above $1,000,000 for the fiscal year ended December 31, 2025 with (A) any contract manufacturing organization, (B) contract research organization, or (C) other service provider material to the Exploitation of any Business Product;
(ii)
all Assumed Contracts that limit or purport to limit the ability of a Seller Party to compete in any material respect consistent with past practice in any line of business or with any Person or in any geographic area or during any period of time, or that, in connection with the Business, restrict the right of Seller in any material respect consistent with past practice to sell to or purchase from any Person, or that grant the other party or any third person “most favored nation” status that is material to the Exploitation of the Business Products;
(iii)
all material joint venture, partnership or similar Assumed Contracts regarding ownership of or investments in any Person, business or enterprise;
(iv)
all Assumed Contracts (A) that grant licenses, covenants or other rights to any Person in, to or under any Transferred Intellectual Property or (B) that grant licenses,

covenants or other rights to any Seller Party in, to or under any Intellectual Property Rights, in each case, where material to the Business;
(v)
all material Assumed Contracts that involve the lease of equipment;
(vi)
all Assumed Contracts that in any material manner restrict any Seller Party’s ability to own, use, register, apply to register, disclose or enforce any Transferred Intellectual Property;
(vii)
all Assumed Contracts with a Significant Customer or Significant Supplier and all material Assumed Contracts with a Governmental Authority;
(viii)
all Assumed Contracts that involve an obligation to purchase a minimum quantity of goods or services material to the Business;
(ix)
any collective bargaining agreements or other agreements with a trade union, works council or other similar labor organization to which a Seller Party is a party or otherwise bound that would affect any Business Employees after the Closing;
(x)
all Assumed Contracts that are Contracts between Related Persons;
(xi)
any settlement agreement under which any Seller Party has any continuing material obligations (other than confidentiality obligations) relating to the Business or the Transferred Assets; and
(xii)
all Assumed Contracts involving indebtedness for borrowed money, any guarantee, letter of credit, indenture, note, swap or similar arrangement, or any Contract evidencing, providing for the creation of, or granting any Encumbrance upon any Transferred Asset.
(b)
Seller has delivered to Buyer a true, correct and complete copy of each Material Contract (or, to the extent that a Material Contract is oral, an accurate description of the material terms thereof is included in Schedule 3.17(b)). Each Material Contract (and any Contract that if entered into as of the Agreement Date would have been a Material Contract) is valid and binding on the applicable Seller Party that is a party thereto and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect, in each case, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity. No Seller Party is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of Seller, no other party to any Material Contract is in material default in respect thereof. As of the Agreement Date, Seller has not received any written (or, to the Knowledge of Seller, oral) notice of intention of any party to terminate or amend in any material respect any Material Contracts or received any request for proposal with respect to any existing Material Contract or been informed by any counterparty to any Material Contract that such counterparty intends to exercise an option not to renew such Material Contract.

Section 3.18
Customers and Suppliers.
(a)
Schedule 3.18 of the Seller Disclosure Schedules sets forth a true and complete list of the names of the eight (8) largest specialty distributor and full line wholesaler customers (based on gross revenue recognized during the applicable time period) to whom the Business has sold products during the year ended December 31, 2025 and the gross revenue received from each such customer for such period (each a “Significant Customer”), and the ten (10) largest suppliers or service providers (based on amounts paid during the applicable time period) from whom the Business has purchased supplies or services during the year ended December 31, 2025 and the amount paid to such Person for such period (each a “Significant Supplier”).
(b)
In the twelve (12) months prior to the Agreement Date, none of the Significant Customers or the Significant Suppliers have canceled, materially modified or otherwise terminated, not renewed or otherwise indicated to Seller in writing or, to the Knowledge of Seller, orally, that it intends to cancel, materially modify or otherwise terminate or not renew, any Contract or other agreement or arrangement to which such Significant Customer or Significant Supplier is a party with any Seller Party. To the Knowledge of Seller, as of the Agreement Date, there are no existing facts, circumstances, or events that would reasonably be expected to result in a material change to the relationship between any Significant Customer or Significant Supplier and the Seller Parties, or a material increase or change to the rate or price of products or services provided by any Significant Customer or Significant Supplier to the Seller Parties.
Section 3.19
Transferred Inventory; Transferred Equipment.
(a)
Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all Transferred Inventory included in the Transferred Assets is in all material respects of good and merchantable quality and is usable and saleable in the ordinary course of business in all material respects, except for obsolete materials and materials of below standard quality in amounts consistent with past practice. None of the Transferred Inventory is held on consignment by third parties or by distributors.
(b)
Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Transferred Equipment is in good operating condition and repair, subject to ordinary wear and tear considering the age and ordinary course of use of such Transferred Equipment and routine maintenance.
Section 3.20
Affiliate Transactions. To the Knowledge of Seller, no director, officer, employee, Affiliate, “associate” or member of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of Seller or its Affiliates (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of Seller or any of its Affiliates, (a) is a party to any material Contract relating to the Business or the Transferred Assets, or (b) directly or indirectly owns any material Transferred Asset.
Section 3.21
Brokers. Except for Leerink Partners LLC, the fees, commissions and expenses of which constitute a Transaction Expense, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties.
Section 3.22
International Trade. Neither Seller nor its Subsidiary, nor, to the Knowledge of Seller, any of their respective directors, officers, agents, affiliates, employees or representatives acting on behalf of Seller or its Subsidiary is, or is owned or controlled by one or more Persons that are, currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”). Neither Seller nor its Subsidiary is located, organized, or resident in a country or territory that is the subject of comprehensive Sanctions, including, without limitation, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other covered region of Ukraine, Cuba, Iran, North Korea and Syria (with respect to Syria, only until July 1, 2025). Since April 24, 2019, Seller and its Subsidiary have not engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject or the target of Sanctions. Since January 1, 2021, Seller and its Subsidiary have been in material compliance with all applicable Sanctions and export control laws. Since April 24, 2019, Seller has not received from any Governmental Authority any written or, to the Knowledge of Seller, oral notice, inquiry or allegation, or made any voluntary or involuntary disclosure to a Governmental Authority related to Sanctions or export control laws.
Section 3.23
Disclosure Documents. The information supplied or to be supplied by or on behalf of any Seller Party for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first disseminated to Seller’s stockholders and at the time of the Stockholders Meeting, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Seller Parties expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first disseminated to Seller’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.23 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Buyer Parties or any of their respective Representatives specifically for use or incorporation by reference therein.
Section 3.24
Solvency. Seller is not a party to any bankruptcy, insolvency, reorganization, dissolution, liquidation, wind-up or moratorium action, claim, or similar proceeding, no circumstances exist which would require Seller to apply for the opening of such proceedings, and, to the Knowledge of Seller, no such action, claim, or proceeding is contemplated or threatened in writing against Seller or has been filed before any Governmental Authority.

Section 3.25
Excluded Entity.
(a)
Schedule 3.25(a) of the Seller Disclosure Schedules lists each Subsidiary of Seller, its form and jurisdiction of organization. All the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of Seller have been validly issued and are fully paid and nonassessable and are owned by Seller, free and clear of all Encumbrances except for Encumbrances for Taxes that are not yet due and payable, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws.
(b)
Except for its interests in the Subsidiary of Seller, neither Seller nor the Subsidiary of Seller owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.
(c)
The Excluded Entity does not have any (i) material assets, (ii) material Liabilities or obligations (whether absolute, accrued, contingent or otherwise) and (iii) employees, in each case, related to the Business or any Transferred Asset. The Excluded Entity is not a party to any Contract related to the Business or any Transferred Asset. The Excluded Entity does not own, license or have any rights in or to any Intellectual Property Rights related to the Business or any Business Product.
(d)
The Excluded Entity does not hold any Permits, Regulatory Approvals or other governmental authorizations related to the Business or any Business Product. There is no Action pending or, to the Knowledge of Seller, threatened against or by the Excluded Entity relating to the Business, any Business Product or any Transferred Asset.
Section 3.26
No Shared Contracts. No Assumed Contract includes a material Excluded Asset or material Excluded Liability.
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by Buyer with the SEC or filed or furnished by Buyer to the SEC in connection with this Agreement or the Transactions (collectively, the “Buyer SEC Documents”) prior to the Agreement Date (excluding, in each case, any disclosures contained under the captions “Risk Factors,” “Cautionary Statement,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the corresponding section of the Buyer Disclosure Schedules (collectively, the “Buyer Disclosure Schedules”) (giving effect to Section 10.10), Buyer hereby represents and warrants to Seller as of the Agreement Date as follows:

Section 4.1
Organization and Qualifications.
(a)
Each of Buyer and the Subsidiaries of Buyer (each, a “Buyer Entity,” and collectively, the “Buyer Group”) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate or equivalent company power and authority to (i) own, lease and operate its assets and (ii) carry on its business as it is now being conducted.
(b)
Each Buyer Entity is duly qualified and licensed to do business as a foreign corporation in, and is in good standing (where such concept is applicable) in, each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in each case, where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.2
Authority. Buyer has the corporate or equivalent company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and to consummate the Transactions. Each other Buyer Entity has full corporate or equivalent company power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and by each Buyer Entity of each of the Ancillary Agreements to which it will be a party and the consummation by each Buyer Entity of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by each Buyer Entity that is a party thereto and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements will constitute, the legal, valid and binding obligations of each Buyer Entity, enforceable against such Buyer Entity in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3
Buyer Subsidiaries; Equity Interests.
(a)
Schedule 4.3(a) of the Buyer Disclosure Schedules lists each Subsidiary of Buyer, its form and its jurisdiction of organization. All the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of Buyer have been validly issued and are fully paid and nonassessable and are owned by Buyer, by another Subsidiary of Buyer or by Buyer and another Subsidiary of Buyer, free and clear of all Encumbrances except for Encumbrances for Taxes that are not yet due and payable, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities Laws.
(b)
Except for its interests in the Subsidiaries of Buyer, neither Buyer nor any Subsidiary of Buyer owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.
Section 4.4
Capitalization.

(a)
The authorized capital stock of Buyer consists of (i) 160,000,000 shares of Buyer Common Stock and (ii) 2,000,000 shares of Buyer Preferred Stock. As of the close of business on November 4, 2026 (the “Capitalization Date”): (i) 79,477,190 shares of Buyer Common Stock and (ii) 91,623 shares of Buyer Preferred Stock are issued and outstanding. Such issued and outstanding shares of Buyer Common Stock have been, and all shares that may be issued pursuant to any Buyer Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the Agreement Date, there are no outstanding contractual obligations of Buyer of any kind to redeem, purchase or otherwise acquire any equity interests of Buyer. Other than the Buyer Common Stock, as of the Agreement Date, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Buyer having the right to vote (or, other than the outstanding Buyer Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote. As of the Agreement Date, no Buyer Entity is a party to any voting agreement with respect to any of its equity interests, other than as may be set forth in the organizational documents of any wholly-owned Subsidiary of Buyer.
(b)
Except as set forth in Section 4.4(a), as of the Capitalization Date, no equity interests of Buyer were issued, reserved for issuance or outstanding. Since the Capitalization Date through the Agreement Date, Buyer has not issued any equity interests of Buyer (other than in connection with the exercise, settlement or vesting of Buyer Equity Awards in accordance with their respective terms) or granted any Buyer Equity Awards. Except as set forth in Section 4.4(a), as of the Agreement Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which Buyer is a party or by which it is bound (i) obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any equity interests in Buyer or (ii) obligating Buyer to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
Section 4.5
No Conflict; Required Filings and Consents.
(a)
The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by each Buyer Entity of each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions do not and will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or require any Consent, exemption or other action by or notice to any other Person, under, any provision of:
(i)
the certificate of incorporation or bylaws of any Buyer Entity;
(ii)
any Law applicable to the Buyer Group or by which any property or asset of the Buyer Group is bound or affected; or
(iii)
any material contract or agreement to which any Buyer Entity is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

(b)
The Buyer Group is not required to file, seek or obtain any notice, Permit or Consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer Group of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except (i) the Required Antitrust Approvals; (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Laws, including the filing with the SEC of (A) any resale registration statement pursuant to the Registration Rights Agreement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (iii) where failure to obtain such notice, Permit or Consent, or to make such filing or notification, would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect; or (iv) as may be necessary solely as a result of any facts or circumstances relating to Seller or any of its Affiliates.
Section 4.6
Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement:
(a)
Since June 30, 2026 through the Agreement Date, the business of the Buyer Group has been operated in the ordinary course of business in all material respects.
(b)
Since June 30, 2026 through the Agreement Date, there has not occurred any event that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.7
Compliance with Law. The operation of the Buyer Group’s business by Buyer is, and since January 1, 2023, has been, in compliance in all material respects with all applicable Laws (including Regulatory Laws), and the Buyer Group is not in violation of any such Laws in respect of the Buyer Group’s business.
Section 4.8
Litigation. As of the Agreement Date, there is no civil, criminal or administrative Action by or against the Buyer Group with respect to Buyer’s business (i) pending, (ii) threatened in writing, or (iii) to the Knowledge of Buyer, orally threatened that would, individually or in the aggregate, reasonably be expected to be material to the Buyer Group’s business, taken as a whole. As of the Agreement Date, there is no Action pending, or to the Knowledge of Buyer, threatened in writing, seeking to prohibit the Transactions.
Section 4.9
Financing. Buyer has on the Agreement Date, and will have at the Closing, the financial capability to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, as applicable, and to pay all related fees and expenses. Buyer will at the Closing have sufficient authorized shares of Buyer Common Stock to issue the Stock Consideration. Buyer has delivered to Seller a true, correct and complete copy of the executed Loan Agreement. The obligations to fund the commitments under the Loan Agreement are not subject to any condition, other than the conditions expressly set forth in the Loan Agreement, and other than the Loan Agreement, there are no side letters or other agreements, contracts or arrangements related to the Debt Financing that could affect the availability, conditionality or amount of the Debt Financing. The Loan Agreement has been duly executed by Buyer and, to the Knowledge of Buyer, each other Person party thereto, is in full force and effect and constitutes the legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, each other Person party thereto. As of the Agreement Date, the Loan Agreement has not been amended or modified, no such amendment or modification is contemplated, and the commitments contained therein have not been withdrawn or rescinded in any respect. As of the Agreement Date, (x) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Loan Agreement and (y) Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the Debt Financing will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all fees required by the Loan Agreement to be paid on or before the Agreement Date.
Section 4.10
Brokers. Except for Moelis & Company, the fees, commissions and expenses of which will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer Group.
Section 4.11
SEC Filings; Financial Statements; and the Sarbanes-Oxley Act.
(a)
Buyer has timely filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) the Buyer SEC Documents. As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), each Buyer SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be. As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the Agreement Date), each Buyer SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect. To the Knowledge of Buyer, as of the Agreement Date, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents.
(b)
Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Buyer’s principal executive officer and principal financial officer to allow timely decisions regarding the disclosure of such information in Buyer’s periodic and current reports required under the Exchange Act.
(c)
The Buyer Group has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Buyer Group’s financial reporting and the preparation of the Buyer Group’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of internal controls prior to the Agreement Date, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
(d)
No Buyer Entity has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer in violation of Section 402 of the Sarbanes-Oxley Act.
(e)
Buyer is in compliance, and has complied since June 30, 2026, in each case, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(f)
Each of the principal executive officer and principal financial officer of Buyer (or each former principal executive officer and principal financial officer of Buyer, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.
(g)
Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(h)
The audited balance sheet of Buyer dated as of December 31, 2025, contained in the Buyer SEC Documents filed prior to the Agreement Date is hereinafter referred to as the “Buyer Balance Sheet.” The Buyer Group does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Buyer Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the Transactions; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.12
Disclosure Documents. The information supplied or to be supplied by or on behalf of any Buyer Entity for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first disseminated to Seller’s stockholders, and at the time of the Stockholders Meeting, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of a Buyer Entity expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first disseminated to Seller’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.12 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Seller or any of its Representatives specifically for use or incorporation by reference therein.
Section 4.13
No Stockholder Vote Required. No vote of the stockholders of Buyer or the holders of any other securities of Buyer (equities or otherwise) is required by Law, the certificate of incorporation or bylaws of Buyer or the applicable rules of the Nasdaq Global Market in order for Buyer to issue shares of Buyer Common Stock pursuant to the terms of this Agreement or to consummate the Transactions.
Section 4.14
Takeover Statutes.
(a)
The board of directors of Buyer has taken all action necessary so that the restrictions on “business combinations” (as defined in Section 203 of the DGCL )set forth in Section 203 of the DGCL shall not apply to (i) the execution, delivery or performance of this Agreement or the Ancillary Agreements, or the consummation of the Transactions, including the Buyer Stock Issuance and the issuance of the Stock Consideration to Seller at the Closing, or (ii) Seller or any of its Affiliates or “associates” (as defined in Section 203 of the DGCL) by reason of Seller becoming the owner of the Stock Consideration pursuant to this Agreement or any subsequent distribution of the Stock Consideration by Seller to its stockholders.
(b)
No other “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation under any Law, and no anti-takeover provision in the certificate of incorporation or bylaws of Buyer, applies or purports to apply to Buyer with respect to this Agreement, the Ancillary Agreements or the Transactions, including the Buyer Stock Issuance, or that would prohibit, restrict or delay the issuance of the Stock Consideration to Seller at the Closing.

Article V

COVENANTS
Section 5.1
Conduct of Business Prior to the Closing.
(a)
Conduct of Business by Seller.
(i)
Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(a) of the Seller Disclosure Schedules, between the Agreement Date and the Closing Date or the earlier termination of this Agreement in accordance with its terms (the “Interim Period”), unless Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the other Seller Parties to, use their commercially reasonable efforts to (i) conduct the Business in the ordinary course of business in all material respects and (ii) preserve in all material respects the present commercial relationships with key Persons with whom the Seller Parties deal in connection with the conduct of the Business in the ordinary course.
(ii)
During the Interim Period, except (w) as otherwise contemplated by this Agreement, (x) as set forth on Schedule 5.1(a) of the Seller Disclosure Schedules, (y) with the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as expressly required by applicable Law, Seller shall not, and shall not permit the other Seller Parties to, in connection with the Business and the Transferred Assets:
(A)
sell, assign, transfer, lease, sublease, license, encumber (other than a Permitted Exception), abandon, allow to lapse or expire, or otherwise dispose of any Transferred Assets or any interest therein, or grant an option to do any of the foregoing, other than Transferred Inventory sold or disposed of, or non-exclusive licenses granted, in each case, in the ordinary course of business;
(B)
change the nature or scope of the Business in any material respect;
(C)
create, assume or incur, or agree to create, assume or incur, any obligation or liability (contractual or otherwise, including any indebtedness) that would constitute an Assumed Liability, except in the ordinary course of business;
(D)
(i) amend, terminate, modify, cancel any material provision of, or waive any rights under or otherwise alter or change any of the material terms or provisions of any material Assumed Contract or Material Contract or (ii) create any material default under the terms of any material Assumed Contract or Material Contract, except, in each case, in the ordinary course of business;
(E)
cancel, compromise, waive or release any material claims or rights that relate to the Business, the Transferred Assets or the Assumed Liabilities;
(F)
other than in the ordinary course of business, enter into any material Contract relating to the Business or the Transferred Assets;

(G)
commence, settle or offer or propose to settle, any Action material to the Exploitation of the Business Products, the Business, the Transferred Assets or the Assumed Liabilities, other than any settlement or compromise involving solely monetary damages not in excess of $500,000;
(H)
acquire any corporation, partnership, limited liability company, other business organization or any division or substantially all of the assets thereof;
(I)
enter into any Contract that would be reasonably likely to, after the Closing Date, limit or restrict in any material respect the Buyer Group or the operation of the Business;
(J)
enter into any material Contract with any Related Person of any Seller Party in connection with or materially affecting the Business or the Transferred Assets;
(K)
other than as required by an Employee Plan set forth on Schedule 3.10(c) of the Seller Disclosure Schedules, (i) increase the compensation or benefits of any Business Employee or any independent contractor of Seller or any of its Affiliates, (ii) accelerate the vesting or payment of any compensation or benefits of any Business Employee or any independent contractor of Seller or any of its Affiliates, provided that Seller may provide for the acceleration of vesting of Seller Equity Awards, and may elect to satisfy the tax withholding for such Seller Equity Awards via net share settlement, as determined by Seller in its discretion, (iii) enter into, amend or terminate any Employee Plan (or any plan, program, agreement or arrangement that would be an Employee Plan if in effect on the Agreement Date) or grant, amend or terminate any awards thereunder, in each case, with respect to any Business Employee, (iv) except as provided in Section 5.7(h), terminate without “cause” (as determined consistent with past practice) any Business Employee or any independent contractor of Seller or any of its Affiliates, (v) make or forgive any loan to any Business Employee or any independent contractor of Seller or any of its Affiliates (other than advancement of expenses in the ordinary course of business consistent with past practices), (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization (or enter into negotiations to do any of the foregoing), (vii) recognize or certify any labor union, works council, bargaining representative, or any other similar organization as the bargaining representative for any Business Employee, (viii) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate the WARN Act, or (ix) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee or any independent contractor of Seller or any of its Affiliates;
(L)
except to the extent such actions are consistent with past practice or are otherwise required by applicable Law or GAAP: (i) make or change any material Tax election, (ii) change any annual Tax accounting period, (iii) file any amended Tax Return in respect of a material amount of Taxes, (iv) enter into any closing agreement or settle any Tax claim or assessment material to the Exploitation of the Business Products, the Business, the Transferred Assets or the Assumed Liabilities, other than any settlement or compromise involving solely monetary damages not in excess of $500,000, (v) consent to any extension or waiver (other than as a result of an automatic extension) of the limitation period applicable to any Tax claim or assessment in respect of a material amount of Taxes, or (vi) adopt or change any material accounting methods, principles or practices as they relate to the Business, except in accordance with changes made by Seller affecting its financial statements generally;
(M)
sell or agree to sell Transferred Inventory outside of the ordinary course of business;
(N)
(i) offer, grant or agree to any trade, cash, volume, free-goods, slotting or other promotional discount, rebate, allowance, chargeback, early-payment incentive or extended payment, credit or return term with respect to any Business Product that is not in the ordinary course of business in all material respects; (ii) accelerate the shipment, invoicing or recognition of revenue of any Business Product, or take any other action with the primary purpose of front-loading, pulling in or artificially increasing sales of any Business Product prior to the Closing (including by soliciting orders in advance of the customer’s normal purchasing cycle, shipping product in quantities materially exceeding customers’ historical ordering patterns, or extending payment terms beyond those customary in the ordinary course of business); or (iii) materially increase or decrease the levels of Transferred Inventory as compared to levels maintained in the ordinary course of business, other than normal seasonal fluctuations, changes in response to bona fide customer demand and changes resulting from supply chain disruptions outside the reasonable control of the Seller Parties; or
(O)
authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.
(b)
Conduct of Business by Buyer.
(i)
Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1(b) of the Buyer Disclosure Schedules, during the Interim Period, unless Seller shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause the other Buyer Parties to, use their commercially reasonable efforts to (i) conduct Buyer’s business in the ordinary course of business in all material respects and (ii) preserve in all material respects the present commercial relationships with key Persons with whom the Buyer Group deals in connection with the conduct of Buyer’s business in the ordinary course.
(ii)
During the Interim Period, except (w) as otherwise contemplated by this Agreement, (x) as set forth on Schedule 5.1(b) of the Buyer Disclosure Schedules, (y) with the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as expressly required by applicable Law, Buyer shall not, and shall not permit the other Buyer Parties to, in connection with Buyer’s business:
(A)
amend the certificate of incorporation or bylaws of Buyer or any of its Subsidiaries in a manner that would (i) have a material and adverse impact on the value of Buyer Common Stock or (ii) adversely affect Seller relative to the other holders of Buyer Common Stock;

(B)
adopt, propose or effect a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Buyer;
(C)
(i) split, combine, subdivide or reclassify any of its capital stock, other equity interests, securities convertible into or exercisable or exchangeable for capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Buyer’s capital stock; or (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any Subsidiary of Buyer or any other securities thereof or any rights, warrants or options to acquire such shares or other securities except in accordance with the Buyer Stock Plan in the ordinary course of business; or
(D)
authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.
(c)
No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer or its Affiliates, directly or indirectly, the right to control or direct Seller’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses, assets, and operations.
Section 5.2
Covenants Regarding Information.
(a)
During the Interim Period, except as prohibited by applicable Law, Seller shall, and shall cause the Seller Parties to, (i) afford to Buyer and its Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the properties, books, Contracts, commitments, personnel and records related to the Business, (ii) furnish to Buyer copies of all reports, schedules, registration statements and other documents filed by any Seller Party pursuant to applicable securities Laws as Buyer may reasonably request, and (iii) use commercially reasonable efforts to cooperate with and assist Buyer and its Representatives in the preparation of any pro forma financial statements or other pro forma financial information required or advisable in connection with any SEC filing or financing, including by providing reasonable access to the Seller Parties’ financial personnel, accountants and auditors, furnishing historical financial information and data, and providing customary auditor consents. Any access or cooperation under this Section 5.2(a) shall be conducted at Buyer’s expense, during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Seller Parties.
(b)
For a period of seven (7) years after the Closing, the Seller Parties shall, and shall cause their Affiliates to, (i) retain the books and records (which shall not otherwise have been delivered to Buyer) to the extent relating to the Business, the Transferred Assets and the Assumed Liabilities relating to periods prior to the Closing and (ii) upon reasonable advance written notice, afford the Representatives of Buyer reasonable access (including the right to make photocopies), during normal business hours, to such books and records to the extent relating to the Business, the Transferred Assets and the Assumed Liabilities, provided, however, that any such access shall be conducted at Buyer’s expense and in such a manner as not to unreasonably interfere with the normal business operations of any Seller Party.
(c)
For a period of seven (7) years after the Closing, Buyer shall, and shall cause its Affiliates to, at Seller’s expense, promptly furnish to Seller such financial and other information regarding the Business, the Transferred Assets and the Assumed Liabilities (including reasonable access to the Transferred Employees and, upon Seller’s request, to Buyer’s independent registered public accounting firm and its work papers), and provide such other assistance, as Seller may reasonably request solely (i) in connection with the preparation, audit or review of any financial statements of the Business or any pro forma financial information required to be included in any filing that Seller is required to furnish or file with the SEC, (ii) in connection with the preparation and filing of, any report, schedule, form, statement, registration statement, proxy statement or other document that Seller is required to furnish or file with the SEC or Nasdaq, or is otherwise required to make available to its stockholders under applicable Law or the rules of Nasdaq, including any consent of Buyer’s independent registered public accounting firm required in connection therewith, or (iii) for use in any other judicial, regulatory, administrative or other Action or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from or relating to the Excluded Liabilities; provided, that such cooperation shall not unreasonably interfere with Buyer’s business operations. In order to facilitate the prosecution or protection of Intellectual Property Rights that are Excluded Assets and that have a Transferred Employee named as an inventor, or for any Actions where access to Transferred Employees is necessary, for a period of seven (7) years following the Closing Date, at Seller’s expense, Buyer shall afford Seller and its Representatives reasonable access upon reasonable advance written notice, to the Transferred Employees to execute any documents and take any other reasonable actions requested by Seller in connection with such Actions or such prosecution or protection of Intellectual Property Rights.
(d)
Notwithstanding anything to the contrary in this Agreement, neither the Seller Parties nor the Buyer Parties shall be required to provide access to any information to the other party or its Representatives if (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement (including any confidentiality agreement) entered into prior to the Agreement Date, (iii) the information to be accessed is pertinent to any Action in which the Seller Parties, on the one hand, and Buyer or any of its Affiliates, on the other hand, are engaged, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Tax Return filed by such party or any of its respective predecessor entities. Notwithstanding the foregoing, if any information is withheld pursuant to clauses (i) through (v) above, the withholding party shall, at the requesting party’s expense, use commercially reasonable efforts to provide the requesting party with access to summaries, redactions or portions of the withheld information as may be reasonably practicable without implicating the applicable limitation.
Section 5.3
Acquisition Proposals.
(a)
No Solicitation. During the Interim Period, neither the Seller Group nor any of the directors and officers of any member of the Seller Group shall, and Seller shall instruct the Seller Group and its other Representatives not to, directly or indirectly:

(i)
initiate, solicit, endorse, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action intentionally designed to promote any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));
(ii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));
(iii)
take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or
(iv)
approve, execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract providing for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).
(b)
Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Seller Stockholder Approval is obtained, Seller and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal if Seller did not materially violate Section 5.3(a) in respect of such Person and receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement and that permits the sharing of information by Seller to Buyer in accordance with this Section 5.3 (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”)), and promptly (and in any event within forty-eight (48) hours thereafter) makes available to Buyer any material non-public information concerning the Seller Group that Seller provides to any such Person that was not previously made available to Buyer; (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal (so long as such Person has executed an Acceptable Confidentiality Agreement); or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or execute or enter into or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Seller Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i), (ii) or (iii) above, the Seller Board determines in good faith based on the information then available, after consultation with its outside financial advisor and legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and

(C) in the case referred to in clause (iii) above, the Seller Board determines in good faith that such Acquisition Proposal is a Superior Proposal.
(c)
Notice of Acquisition Proposals. Seller agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Buyer of any written proposals or offers received with respect to an Acquisition Proposal and, in connection with such notice, Seller will provide the identity of the Person making such written proposal or offer and the material terms and conditions of any such proposals or offers (including, if applicable, unredacted copies of any written proposals or offers, including proposed agreements). Thereafter, Seller shall keep Buyer reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours of any material developments), of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.
(d)
No Change of Recommendation or Alternative Acquisition Agreement. Subject to and except as provided in Section 5.3(e), the Seller Board and each committee of the Seller Board shall not:
(i)
(A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation with respect to the Asset Sale, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Seller Board Recommendation in the Proxy Statement, (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Buyer) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii) shall not be deemed a Change of Recommendation if such communication is made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer), or (E) fail to issue, within ten (10) Business Days after Buyer’s written request therefor following the public announcement of an Acquisition Proposal (or, if such request is delivered fewer than ten (10) Business Days prior to the date of the Stockholders Meeting (as it may be postponed or adjourned pursuant to this Agreement), as promptly as reasonably practicable and in any event prior to the Stockholders Meeting), a press release reaffirming the Seller Board Recommendation, which request may not be made (and Seller shall not be obligated to reaffirm the Seller Board Recommendation) more than two (2) times in respect of any specific Acquisition Proposal (it being understood that any material amendment or modification of such Acquisition Proposal shall not be deemed a new Acquisition Proposal for such purpose) (any action described in clauses (A) through (E), a “Change of Recommendation”); or
(ii)
cause or permit any member of the Seller Group to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement) relating to any Acquisition Proposal.
(e)
Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to the time the Seller Stockholder Approval is obtained, the Seller Board may make a Change of

Recommendation (A) in connection with a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to an event, change, occurrence or effect occurring after the Agreement Date that was not known to or reasonably foreseeable by the Seller Board as of the Agreement Date, or if known or reasonably foreseeable as of the Agreement Date, the magnitude or consequences of which were not known or reasonably foreseeable as of the Agreement Date (an “Intervening Event”), in either case of (A) or (B), only if the Seller Board determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) if the Seller Board is permitted to make a Change of Recommendation pursuant to clause (i), Seller may also terminate this Agreement pursuant to Section 9.1(e) to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Seller Board nor Seller shall take any of the foregoing actions unless:
(i)
Seller did not materially violate Section 5.3(a) in respect of such Superior Proposal;
(ii)
Seller shall have provided prior written notice (a “Determination Notice”) to Buyer at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Seller Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation); provided, however, that any material revision to the terms of any Superior Proposal shall require a new Determination Notice and the Notice Period shall be extended by an additional two (2) Business Days from the date of receipt of such new Determination Notice;
(iii)
Seller shall have during the Notice Period negotiated with Buyer and its Representatives in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that with respect to any such action to be taken in connection with (A) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal (provided, however, that in the event of any material revision to the terms of such Superior Proposal, Seller shall be required to deliver a new Determination Notice to Buyer and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby) or (B) an Intervening Event, the Seller Board could no longer make a determination that taking such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; and
(iv)
at or following the end of such Notice Period, the Seller Board shall have determined in good faith based on the information then available that with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, taking into account any revisions to this Agreement made or proposed in writing by Buyer prior to the time of such determination pursuant to clause (iii) above.

(f)
Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Seller or the Seller Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to Seller’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to Seller’s stockholders), or (ii) making any “stop-look-and-listen” communication to Seller’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to Seller’s stockholders); provided, however, that the Seller Board shall not make a Change of Recommendation except in accordance with Section 5.3(e).
(g)
Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), upon execution and delivery of this Agreement, Seller agrees that it will (i) immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) immediately cease providing any information to any such Person or its Representatives, (iii) immediately terminate all access granted to any such Person and its Representatives to any physical or electronic data room, and (iv) within two (2) Business Days following the Agreement Date, request the prompt return or destruction of all confidential information that has been provided in any such discussions or negotiations.
Section 5.4
Proxy Statement.
(a)
As promptly as reasonably practicable after the Agreement Date, Seller shall, and shall use reasonable best efforts within forty-five (45) calendar days after the Agreement Date to, file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), and, subject to Section 5.3, shall include the Seller Board Recommendation in the Proxy Statement. Each of Seller and Buyer shall provide the other with the information as may be reasonably necessary or advisable in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Seller without providing Buyer with a reasonable opportunity to review and comment thereon.
(b)
Seller shall promptly notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Buyer copies of all correspondence between Seller or any of its Representatives and the SEC with respect to the Proxy Statement. Seller agrees to permit Buyer and its counsel to participate in all substantive meetings and conferences with the SEC relating to the Proxy Statement. Seller and Buyer shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement, and Seller shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that Seller may commence mailing the Proxy Statement. Seller and Buyer shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Securities Act and the Exchange Act. If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to Seller or Buyer or any of their respective

Affiliates is discovered by Seller or Buyer, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) Seller shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.
(c)
Each of Seller and Buyer agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.
Section 5.5
Stockholders Meeting. Subject to Section 5.4(a), Seller shall use its reasonable best efforts to take, in accordance with applicable Law and the organizational documents of Seller, all action necessary to convene a meeting of the holders of Seller Common Stock (the “Stockholders Meeting”) to consider and vote upon the adoption of this Agreement as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments on the Proxy Statement or that Seller may commence mailing the Proxy Statement. Following the mailing of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that Seller may, without the written consent of Buyer, adjourn, recess or postpone the Stockholders Meeting (a) if Seller believes in good faith it will not receive proxies sufficient to obtain the Seller Stockholder Approval, whether or not a quorum is present (provided that, Seller may not, without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholders Meeting more than ten (10) Business Days in the aggregate from the then-scheduled date of the Stockholders Meeting), (b) if it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) if and to the extent such adjournment or postponement of the Stockholders Meeting is required by Law. Seller shall, through the Seller Board (unless the Seller Board has made a Change of Recommendation in compliance with Section 5.3) (i) use its reasonable best efforts to solicit the Seller Stockholder Approval (including adjourning the Stockholders Meeting as necessary in accordance with the foregoing clause (a)); and (ii) include the Seller Board Recommendation in the Proxy Statement.
Section 5.6
Regulatory Matters.
(a)
Prior to or on the Closing Date, Buyer and Seller shall submit all documentation, including filing with the FDA the Buyer FDA Letters and the Seller FDA Letters (and providing a copy to the other party), and subsequently, take all other actions reasonably necessary to effectuate the transfer to Buyer of ownership of the Transferred Regulatory Approvals.
(b)
Seller shall (i) transfer to Buyer the Transferred Regulatory Documentation, Transferred Marketing Records and Transferred Books and Records within fifteen (15) Business Days following the Closing Date via virtual data room or other file-share platform reasonably acceptable to Buyer (or such other method as mutually agreed by the parties hereto) and (ii) solely to the extent any Transferred Regulatory Documentation, Transferred Marketing Records and Transferred Books and Records held by or on behalf of the Seller Parties is only available in paper format, deliver to Buyer (or such other location as Buyer may designate in advance of such delivery) such documents in paper format as soon as reasonably practicable following the Closing Date and in any event within forty-five (45) days following the Closing Date. Notwithstanding anything to the contrary, Seller may retain an archival copy of all such Transferred Regulatory Documentation, Transferred Marketing Records and Transferred Books and Records.
(c)
Buyer shall be responsible for responding to any complaint related to any Business Product that is received by either Buyer or Seller on any date following the Closing Date from any source and for investigating and analyzing such product complaint and making required reports to the FDA and equivalent foreign Governmental Authorities, regardless of whether the Business Products involved were sold by Seller or Buyer. Each party hereto shall promptly notify the other in the event such party receives such a product complaint relating to a Business Product lot manufactured by Seller, and Seller shall, and shall cause the other Seller Parties to, notify Buyer of all product complaints received by the Seller Parties relating to the Business Products. A product complaint received by the Seller Parties that also involves an adverse experience report shall be reported by the Seller Parties to Buyer. Buyer and Seller shall, and Seller shall cause the other Seller Parties to, cooperate with each other in connection with any investigation and response to any product complaint.
(d)
Buyer shall be responsible for determining what change of ownership requirements, new licensure requirements, renewal requirements and notice requirements are necessary for Buyer to obtain all licenses and other Permits needed by Buyer in connection with the Transferred Assets and/or the Transactions.
(e)
Upon reasonable request by Buyer and reasonable notice to Seller, Seller shall use commercially reasonable efforts to cooperate with Buyer to effect the application for licenses and all pharmacy and other Permits needed by Buyer in connection with the Transferred Assets and/or the Transactions.
Section 5.7
Employee Benefits.
(a)
Transferred Employees.
(i)
Buyer (or an Affiliate of Buyer) may, in its sole discretion, make Qualified Offers to Business Employees (including any Replacement Employee or Additional Employee) at any time during the period commencing on the Agreement Date and ending ten (10) days prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall make any offer of employment to the Excluded Employee at any time prior to the first anniversary of the Closing Date, and the Excluded Employee may not be designated as a Replacement Employee or Additional Employee. Business Employees who accept Qualified Offers and commence work with Buyer and its Affiliates immediately following the Closing are referred to herein as “Transferred Employees.” Such employment by Buyer or an Affiliate thereof shall commence effective as of the Closing, and shall be deemed for all purposes to have occurred with no interruption or break in service. Immediately prior to the Closing, Buyer shall provide Seller with a list of Business Employees who have received Qualified Offers and separately identify whether or not such Business Employee accepted such offer.

(ii)
Buyer agrees to, or to cause an Affiliate of Buyer to, offer each Business Employee (including any Replacement Employee or Additional Employee) who receives a Qualified Offer pursuant to subsection (i) above a lump sum cash payment of $500 in exchange for the Business Employee’s execution, delivery and non-revocation of a general release of claims in favor of Seller, Buyer and their respective Affiliates, directors, officers and employees in a form reasonably acceptable to Buyer and Seller. Buyer agrees to provide Seller with a copy of any such releases that are executed and non-revocable by a Business Employee promptly following the date on which such release becomes effective and irrevocable.
(b)
Replacement Employees; Additional Employees; Business Employee Severance Cost Reimbursement. No later than ten (10) days prior to the Closing Date, Buyer may, in its discretion, elect to replace one or more Business Employees with a Replacement Employee, or to add one or more Additional Employees, by delivering written notice to Seller and making a Qualified Offer to such Replacement Employee or Additional Employee, in which case such Replacement Employee or Additional Employee shall be deemed a Business Employee for purposes of this Agreement, and Schedule 1.1G shall be deemed updated accordingly. Subject to receipt of a reasonably detailed inventory and copies of all applicable releases, within thirty (30) days following the Termination Measurement Date, Buyer shall reimburse Seller for all Business Employee Severance Costs.
(c)
Service Credit. Subject and in addition to any requirements imposed by applicable Law, the Transferred Employees shall receive credit for all periods of employment and/or service with the Seller Parties (including service with predecessor employers, where such credit was provided by the Seller Parties) prior to the Closing Date for purposes of eligibility and vesting (including with respect to accrual of vacation and any severance benefits) under Buyer’s relevant plans and policies; provided, that such service shall not be recognized to the extent such credit would result in a duplication of benefits under any plan or for purposes of any defined benefit pension plan, nonqualified deferred compensation plan or retiree medical or other retiree welfare plan sponsored or maintained by Buyer or its Affiliates.
(d)
Defined Contribution Plans. Buyer agrees to have in effect (or cause an Affiliate to have in effect) on the Closing Date a defined contribution plan or plans with a salary reduction arrangement that covers Transferred Employees in the United States, the terms of which meet the requirements of Sections 401(a) and 401(k) of the Code (such plan or plans, the “Buyer Savings Plan”). Each Transferred Employee in the United States who is eligible to contribute to Seller’s defined contribution plan (the “Seller Savings Plan”) on the Closing Date shall be eligible to contribute to the Buyer Savings Plan commencing as soon as administratively practicable after the Closing Date. The Transferred Employees in the United States shall be permitted to roll over their account balances (excluding loan balances) from the Seller Savings Plan accrued through the Closing Date into their new accounts under the Buyer Savings Plan promptly after the Closing Date, subject to the terms and conditions of such plan, but in no event later than ninety (90) days after the Closing Date or in contravention of ERISA or the Code.
(e)
Welfare Benefit Plans.
(i)
For those Transferred Employees who reside in the United States, Buyer shall use commercially reasonable efforts to (A) waive all waiting periods and pre-existing condition clauses under the welfare benefit plans, including medical, dental, life insurance, and short- and long-term disability (all of such welfare plans, the “Buyer Welfare Benefit Plans”) maintained by Buyer and its Affiliates for the Transferred Employees and their eligible dependents who were participating in comparable welfare benefit plans and programs of the Seller Parties before the Closing Date; and (B) cause the Buyer Welfare Benefit Plans to recognize any out-of-pocket medical and dental expenses incurred by each of the Transferred Employees and their eligible dependents prior to the Closing Date and during the calendar year in which the Closing Date occurs for purposes of determining deductibles and out-of-pocket maximums under the Buyer Welfare Benefit Plans; provided that Seller provides all such information to Buyer prior to, at or within five (5) days following the Closing in a format reasonably acceptable to Buyer and its insurers.
(ii)
Seller shall maintain its welfare benefit plans with respect to which employees could potentially elect continuation coverage under Sections 601 et seq. of ERISA (“COBRA”) and shall be solely responsible for all continuation coverage obligations under COBRA and any state continuation coverage requirements with respect to all current and former Business Employees and their dependents and beneficiaries; provided, however, that Buyer shall bear the cost of any COBRA premium payments or subsidies constituting Business Employee Severance Costs.
(f)
Vacation Benefits. Seller shall, no later than ten (10) days following the Closing Date (or such earlier date as may be required by applicable Law), pay out all accrued but unused vacation for all Business Employees (whether or not such Business Employees become Transferred Employees) that the Seller Parties are required by applicable Law or pursuant to Seller’s paid time off policy set forth on Schedule 3.10(c) of the Seller Disclosure Schedules to pay out as a result of the termination of such Business Employee’s employment in connection with the Transactions. Within five (5) days following such payment, Seller shall deliver to Buyer a reasonably detailed invoice setting forth the amount of accrued but unused vacation actually paid by the Seller Parties pursuant to the immediately preceding sentence and promptly thereafter, Buyer shall reimburse Seller for up to $300,000 of such payments. To the extent that payout is not required by applicable Law or pursuant to Seller’s paid time off policy set forth on Schedule 3.10(c) of the Seller Disclosure Schedules, all remaining accrued but unused vacation for Transferred Employees shall be Assumed Liabilities (and shall not constitute Excluded Employee Liabilities) and shall be fully recognized and governed by Buyer’s vacation policy as in effect from time to time.
(g)
No Third-Party Beneficiaries. Notwithstanding any other superseding provision herein, nothing herein express or implied by this Agreement shall (i) confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement or (ii) be treated as an amendment to, or prevent the termination of any employee benefit plan, program, arrangement or agreement.
(h)
Amendment to Termination Eligible Employee. Upon the written request of Seller delivered no earlier than thirty (30) days following the date of this Agreement, Buyer shall consider in good faith and discuss with Seller its hiring expectations and to the extent that Buyer conclusively determines that it will not provide an offer of employment to certain employees of Seller, and further determines in good faith and acting reasonably that such employees are not necessary to the continued operation of the Business through the Closing, Buyer will agree to amend Schedule 1.1K to include such employees. The Seller Group may terminate the employment of any employee listed on Schedule 1.1K at any time prior to the Closing, as determined in the Seller Group’s discretion.
Section 5.8
Confidentiality.
(a)
From and after the Closing, Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence and not disclose, and not use for any purpose other than as reasonably necessary in connection with the enforcement of its rights under this Agreement or the Ancillary Agreements, any Confidential Information of Seller or its Affiliates (other than Confidential Information exclusively relating to the Business, the Transferred Assets or the Assumed Liabilities).
(b)
From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence and not disclose, and not use for any purpose other than as reasonably necessary in connection with the enforcement of its rights under this Agreement or the Ancillary Agreements, any Confidential Information exclusively relating to the Business, the Transferred Assets or the Assumed Liabilities.
(c)
The obligations set forth in this Section 5.8 shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party hereto or its Representatives in violation of this Section 5.8, (ii) was available to the receiving party on a non-confidential basis prior to disclosure by the disclosing party, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not known by the receiving party to be bound by a confidentiality obligation to the disclosing party with respect to such information, or (iv) is independently developed by the receiving party or its Representatives without use of or reference to the Confidential Information of the disclosing party.
(d)
Notwithstanding anything to the contrary in this Section 5.8, a party hereto or its Representatives may disclose Confidential Information to the extent required by applicable Law or Order; provided that, to the extent legally permitted, the disclosing party shall (i) provide the other party with prompt written notice of such requirement so that such other party, at such other party’s cost, may seek a protective order or other appropriate remedy, and (ii) cooperate with the other party in seeking such protective order or other remedy. If such protective order or other remedy is not obtained, the disclosing party shall disclose only that portion of the Confidential Information that, on the advice of its legal counsel, is legally required to be disclosed.
(e)
The obligations of the parties hereto under this Section 5.8 shall survive the Closing for a period of five (5) years following the Closing Date.
(f)
The presence of any Confidential Information that is not a Transferred Asset on any servers, computers or other equipment that is a Transferred Asset does not grant any title to or effect any assignment of such Confidential Information to Buyer or its Affiliates. The presence after Closing of any Confidential Information that is a Transferred Asset on any servers, computers or other equipment that is not a Transferred Asset does not grant any title to or effect any assignment of such Confidential Information to the Seller Parties.
Section 5.9
Consents and Filings.
(a)
Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable and, in any event, no later than the Termination Date, including to (i) obtain from Governmental Authorities all Consents, qualifications and Orders as are necessary for the consummation of the Transactions and supply promptly any additional information and documentary material that may be requested by a Governmental Authority under any applicable Law (including promptly making available any information and appropriate personnel in response to any queries made by a Governmental Authority) and (ii) make all necessary filings, seeking (unless prohibited by Law) expedited treatment thereof or early termination of any applicable waiting periods related thereto, within ten (10) Business Days of the Agreement Date, and thereafter make any other required submissions, with respect to this Agreement if the parties hereto reasonably determine that such a filing is required or advisable under applicable Antitrust Laws and FDI Laws, including the Required Antitrust Approvals (any such filing, a “Required Filing”), and Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully with the other parties to that end. Subject to applicable Law, Buyer shall, in consultation with Seller, have the right to (A) determine the strategy and direction of all matters with any Governmental Authority in connection with any Required Filing relating to the Transactions and (B) review and comment upon any filing, application, notification or other document to be submitted by Seller to any Governmental Authority under any applicable Law in advance of such submissions, and Seller shall consider Buyer’s comments thereon in good faith. Buyer shall pay all administrative filing fees due in connection with any Required Filing.
(b)
Without limiting the generality of the undertakings of the parties hereto pursuant to Section 5.9(a), Buyer agrees to, and to cause each of its Affiliates to, use its reasonable best efforts and to take any and all actions necessary to avoid or eliminate each and every impediment under any applicable Antitrust Laws or FDI Laws that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the Transactions as promptly as practicable and in no event later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition of Buyer’s or its Affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, or (ii) the establishment, termination or modification of any contractual arrangements, obligations, or other conduct remedies, in each case, as required in order to obtain any Consent, clearance, action or non-action from a Governmental Authority, or to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit, investigation or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions (any of the actions described in the foregoing clauses (i) and (ii), a “Remedy Action”); provided that, (I) neither Buyer nor its Affiliates shall be required to take any action with respect to any of their assets or operations other than the Transferred Assets, (II) in no event shall Buyer or any of its Affiliates be required to take, or agree to take, any Remedy Action that would, or would reasonably be expected to, individually or in the aggregate, result in a material adverse impact on the business, assets, financial condition or results of operations of the business to be acquired by Buyer hereunder, (III) any Remedy Action required to be taken shall be conditioned upon the consummation of the Transactions and (IV) it is expressly understood and agreed that neither Buyer nor any of its Affiliates shall have any obligation to defend or bring any Action challenging any of the Transactions as violative of applicable Law or enter into any consent decree with any Governmental Authority.
(c)
Each of the parties hereto shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Law, the parties hereto will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under any Required Filing. Subject to the Confidentiality Agreement and applicable Law, the parties hereto will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, that the parties hereto may withhold, redact, or provide information on an outside-counsel-only basis to the extent necessary to prevent violations of Law or protect reasonable privilege or confidentiality interests.
(d)
Buyer shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) materially delaying, impairing, or impeding the receipt of, or materially increasing the risk of not receiving, any approval or clearance in respect of any Required Filings, (ii) materially delaying, impairing, or impeding the expiration of any applicable waiting period with respect to the Required Filings, (iii) materially increasing the risk of any Governmental Authority entering an Order permanently prohibiting the consummation of any of the Transactions, or (iv) otherwise materially delaying the consummation of any of the Transactions; provided, that, notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be deemed to be in breach of this Section 5.9(d) solely as a result of pursuing, negotiating, entering into or consummating the Specified Transaction, solely to the extent such Specified Transaction materially delays the consummation of any of the Transactions; provided, further, that (x) the foregoing proviso shall not limit, condition or otherwise affect Buyer’s obligations under Section 5.9(a) and Section 5.9(b) (including with respect to any impediment arising out of the Specified Transaction), Seller’s rights under Section 9.1(b) or any other right or remedy of Seller hereunder, and (y) Buyer shall, through its outside counsel and solely on an outside counsel-to-outside counsel basis, keep Seller’s outside counsel reasonably informed on a current basis of the status of any regulatory review of the Specified Transaction to the extent such review would reasonably be expected to affect the timing of the Closing or the receipt of any approval or clearance in respect of the Required Filings. For purposes of this Agreement, “Specified Transaction” means the transaction involving the target whose name was confidentially provided by Buyer’s counsel to Seller’s counsel prior to the Agreement Date.
Section 5.10
Further Assurances; Conveyance. After the Closing Date, each party hereto shall use its commercially reasonable efforts from time to time to execute and deliver at the reasonable written request of the other party such additional documents and instruments, data, and information, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement, the Ancillary Agreements and the Transactions, and to comply with requirements under Regulatory Laws.
Section 5.11
No Solicitation.
(a)
Seller agrees that it will not, and will cause the other members of the Seller Group not to, for a period of three (3) years following the Closing Date (the “Non-Solicitation Period”) personally or through others, directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit (on their own behalf or on behalf of any other Person) any Transferred Employee to leave his or her employment with Buyer or its Affiliates; provided, that no member of the Seller Group shall be restricted from (i) making a general solicitation that is not targeted specifically to any Transferred Employee or group of Transferred Employees, (ii) responding to any Transferred Employee who contacts it at his or her own initiative without the prior direct or indirect encouragement or solicitation by any member of the Seller Group, or (iii) hiring persons (x) who are referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by any member of the Seller Group to solicit any Transferred Employee or (y) to whom any member of the Seller Group may respond pursuant to clause (i) or (ii). Any violation of this Section 5.11(a) by any member of the Seller Group shall be deemed a violation by Seller. The restrictions set forth in this Section 5.11(a) shall not apply to any third Person or any of such third Person’s current or future Affiliates that acquires, via a merger or business combination, any member of the Seller Group; provided, for the avoidance of doubt, such restrictions shall continue to apply to any acquired member of the Seller Group (or, if applicable, the surviving entity of a merger or business combination involving any member of the Seller Group).
(b)
Buyer agrees that it will not, and will cause the other members of the Buyer Group not to, for the Non-Solicitation Period personally or through others, directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit (on their own behalf or on behalf of any other Person) any employee of the Seller Parties (other than the Business Employees) (a “Seller Employee”) to leave his or her employment with Seller or its Affiliates; provided, that no member of the Buyer Group shall be restricted from (i) making a general solicitation that is not targeted specifically to any Seller Employee or group of Seller Employees, (ii) responding to any Seller Employee who contacts it at his or her own initiative without the prior direct or indirect encouragement or solicitation by any member of the Buyer Group, or (iii) hiring persons (x) who are referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by any member of the Buyer Group to solicit any Seller Employee or (y) to whom any member of the Buyer Group may respond pursuant to clause (i) or (ii). Any violation of this Section 5.11(b) by any member of the Buyer Group shall be deemed a violation by Buyer. The restrictions set forth in this Section 5.11(b) shall not apply to any third Person or any of such third Person’s current or future Affiliates that acquires, via a merger or business combination, any member of the Buyer Group; provided, for the avoidance of doubt, such restrictions shall continue to apply to any acquired member of the Buyer Group (or, if applicable, the surviving entity of a merger or business combination involving any member of the Buyer Group).
Section 5.12
Non-Competition.
(a)
Except with the prior written consent of Buyer, for a period of five (5) years following the Closing Date (the “Restriction Period”), Seller shall not, and shall cause the members of the Seller Group not to, own, manage, engage in, operate or control, any business in the Field, including the Exploitation of any product in the Field (such business, as so conducted, a “Competing Business”) in any jurisdiction in the entire world.
(b)
Notwithstanding any provision to the contrary in this Section 5.12, Seller may, and may cause members of the Seller Group to, directly or indirectly:
(i)
purchase or otherwise acquire by merger, purchase of assets, stock or equity interest or otherwise (and thereafter operate) any Person or business the acquisition of which would otherwise cause non-compliance with Section 5.12(a) so long as twenty percent (20%) or more of the revenues of such Person or business are not derived from the Competing Business;
(ii)
acquire, own or manage for the account of third parties indirectly through a mutual fund, employee benefit plan, trust account not controlled by the Seller Group or similar investment pool or vehicle as a passive investment, any class of security of any Person (not to exceed 5% of such class of security) regardless of whether such Person engages in a Competing Business; and
(iii)
the actions set forth on Schedule 5.12(b) of the Seller Disclosure Schedules.
(c)
The restrictions set forth in this Section 5.12 shall not apply to any third Person or any of such third Person’s current or future Affiliates that acquires, via a merger or business combination, any member of the Seller Group; provided, for the avoidance of doubt, such restrictions shall continue to apply to any acquired member of the Seller Group (or, if applicable, the surviving entity of a merger or business combination involving any member of the Seller Group).
(d)
If any of the provisions of this Section 5.12 is invalid in part, the parties hereto agree that the restrictions stated herein shall be curtailed in scope and geographic location to the minimum extent required for its validity under applicable Law and shall be binding and enforceable with respect to the restricted party, and its Affiliates (as the case may be), as so curtailed.
Section 5.13
Anti-Circumvention. During the Restriction Period, Seller shall not, and shall cause each member of the Seller Group not to, directly or indirectly, (a) knowingly induce or knowingly encourage any customer, supplier, licensor, or licensee of the Business to terminate, curtail, or materially and adversely modify its relationship with respect to the Business Products, or (b) take any action for the purpose of circumventing the restrictions set forth in Section 5.11 or Section 5.12; provided, that nothing in this Section 5.13 shall restrict (i) any action or activity expressly permitted under Section 5.11 or Section 5.12 (including Section 5.12(b) and Section 5.12(c)), (ii) any action taken in the ordinary course of business with respect to any business of the Seller Group that is not a Competing Business, or (iii) any general advertisement or solicitation not specifically targeted at the business relations of the Business.
Section 5.14
Restrictive Covenant Remedies. Without intending to limit the remedies available to any Buyer Party or any Seller Party, each of Seller and Buyer acknowledges that a breach of any of the covenants contained in Section 5.11 and Section 5.12 may result in material irreparable injury to Buyer, Seller or any of their respective Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer, Seller or any of their respective Affiliates shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 5.11 or Section 5.12 and without the requirement to secure or post a bond in connection with such remedy, restraining the applicable member of the Seller Group or Buyer Group, as applicable, from engaging in activities prohibited by Section 5.11 and Section 5.12 or such other relief as may be required specifically to enforce any of the covenants set forth in Section 5.11 and Section 5.12.
Section 5.15
Insurance. As of the Closing Date, the coverage under all Retained Seller Insurance Policies shall continue in force only for the benefit of the Seller Parties, and not for the benefit of Buyer or any of its Representatives. From and after the Closing Date, Buyer shall be solely responsible for arranging, at its sole cost and expense, its own insurance policies with respect to the Business, the Transferred Assets and the Assumed Liabilities covering all periods and agrees not to seek, through any means, to benefit from any of the Seller Parties’ insurance policies which may provide coverage for claims relating in any way to the Business, the Transferred Assets or the Assumed Liabilities, except as expressly set forth in this Section 5.15. With respect to occurrences, acts or omissions occurring prior to the Closing relating to the Business, the Transferred Assets or the Assumed Liabilities (other than to the extent giving rise to any Excluded Liability) (each, a “Pre-Closing Occurrence”) that are covered by any Retained Seller Insurance Policy written on an occurrence basis (and not on a claims-made basis) (each, an “Occurrence-Based Policy”), following the Closing, Buyer may submit to Seller and Seller will, on behalf of the Business, use (and cause its Affiliates to use) commercially reasonable efforts to make claims or otherwise exercise rights under such Occurrence-Based Policies subject to the terms and conditions of such Occurrence-Based Policies (or any contractual rights or obligations relating thereto) and pay to Buyer the amounts actually received by any Seller Party in respect of such claims under such Occurrence-Based Policies, to the extent such coverage and limits are available under such policies and programs less any reasonable and documented out-of-pocket expenses incurred in connection therewith, it being agreed that (a) no such payments will be made in respect of any self-insurance provided by any Seller Party (or any other Person that holds any such Retained Seller Insurance Policy) or in respect of any deductibles or retention included in or that apply to any such Retained Seller Insurance Policy, and Buyer shall bear all such deductibles, retentions and self-insured amounts and any Losses not actually recovered under such Retained Seller Insurance Policies, (b) in no event will any Seller Party be required to commence, or threaten to commence, any Action or otherwise pursue any dispute with any insurer in connection with the foregoing, and (c) in no event will any Seller Party be required to take any action that would violate the terms of, or jeopardize coverage under, any Retained Seller Insurance Policy; provided, however, that Buyer will indemnify Seller and its Affiliates, and pay, and, if requested advance, to them the amount of any reasonable and documented out-of-pocket fees and expenses or other Losses (as well as any increased insurance premiums) incurred by Seller and its Affiliates or other relevant Persons in connection with or as a result of the making of any such claims or otherwise complying with the terms set forth in this Section 5.15. Nothing in this Section 5.15 will require Seller or any of its Affiliates to maintain, renew, continue or obtain any Retained Seller Insurance Policy or other insurance or prevent Seller or any of its Affiliates from amending the terms of or terminating any such Retained Seller Insurance Policy or any other Contracts relating thereto; provided, however, Seller shall not, and shall cause its Affiliates not to, affirmatively commute, buy back, release or otherwise compromise any Occurrence-Based Policy, in whole or in part, in a manner that would materially prejudice the coverage available thereunder for such Pre-Closing Occurrence. Subject to the immediately preceding proviso, Seller and its Affiliates shall retain sole and exclusive control over the Retained Seller Insurance Policies, including the exclusive right to administer, adjust, settle, compromise, amend, terminate, cancel, commute, buy back, release or otherwise resolve any claim or coverage thereunder, and no such action shall give rise to any liability of any Seller Party to Buyer or any of its Affiliates. Seller makes no representation or warranty as to the availability, scope or adequacy of coverage under, or the collectability of any amounts from, any Retained Seller Insurance Policy. Seller’s obligations under this Section 5.15 shall terminate on the earlier of (i) the date that is twenty-four (24) months following the Closing Date and (ii) the date on which the applicable Retained Seller Insurance Policy expires or is terminated in accordance with its terms.
Section 5.16
Public Announcements. The initial press release regarding this Agreement shall be a joint press release in a form agreed to by the parties hereto. Thereafter, Seller and Buyer each shall consult with the other prior to them or their Affiliates issuing any press releases or otherwise making public statements with respect to this Agreement, the Asset Sale and the other Transactions and shall not issue (and not have their respective Affiliates issue) any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made in compliance with this Agreement or otherwise agreed to between Seller and Buyer or (b) after prior consultation (to the extent practicable in the circumstances) to the extent required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. None of the limitations set forth in this Section 5.16 shall apply to the disclosure of any information or communications (i) by Seller regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Buyer in response thereto, or (ii) in connection with any dispute between the parties hereto relating to this Agreement or the Transactions.
Section 5.17
Buyer R&W Insurance Policy. Prior to the Closing, Buyer may obtain and bind, on terms and conditions reasonably satisfactory to Buyer, a buyer-side representation and warranty insurance policy in connection with the transactions contemplated herein (the “Buyer R&W Insurance Policy”). The premium, costs and expenses of the Buyer R&W Insurance Policy will be borne by Buyer. Buyer agrees that any Buyer R&W Insurance Policy shall provide that none of Seller or its controlled Affiliates shall be liable to the insurer, and the insurer shall waive all rights of subrogation, other than in the event of Fraud (and then only against the Person who committed such Fraud), and that Seller and its Affiliates are express third party beneficiaries of such provision. The failure to obtain or maintain the Buyer R&W Insurance Policy, or any denial of coverage, insufficiency of limits, or insolvency of the insurer thereunder, shall not expand or otherwise affect the liability of Seller or any of its Affiliates under this Agreement or any Ancillary Agreement.
Section 5.18
Affiliate Transactions. Prior to Closing, Seller shall have terminated or caused to be terminated without liability to any Buyer Party any Contract between Seller or any of its Affiliates, on the one hand, and any Related Person, on the other hand, solely to the extent related to the Business or the Transferred Assets. For the avoidance of doubt, any Liabilities related to any such Contracts or the termination thereof shall constitute an Excluded Liability.
Section 5.19
Transaction Litigation. During the Interim Period, Seller shall promptly notify Buyer of all Actions commenced or threatened in writing against Seller or any of the Seller Parties, in each case, in connection with, arising from or otherwise relating to the Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Buyer reasonably informed with respect to the status thereof. For the avoidance of doubt, any Liabilities related to any Transaction Litigation shall constitute an Excluded Claim.
Section 5.20
NDC Transition.
(a)
No later than fifteen (15) Business Days after the Closing Date, Buyer shall submit to the FDA drug listing information for the Business Products that includes national drug code numbers (each, an “NDC”) reflecting Buyer’s labeler codes (the “Buyer NDCs”). Buyer shall notify Seller promptly after submission thereof, including a copy of the forms submitted to the FDA.
(b)
Buyer shall use commercially reasonable efforts to apply Buyer NDCs to all inventory of the Business Products packaged after the submission under Section 5.20(a); provided that, following the Closing Date, Buyer may continue to distribute inventory of each Business Product labeled with Seller’s NDCs until the earlier of (i) the date on which all such inventory of such Business Product has been sold or otherwise depleted and (ii) the expiration date of such inventory (the “Transition Date”).
Section 5.21
Rebates; Chargebacks; Returns; Government Pricing. From and after the Closing:
(a)
Rebates. Buyer shall bear, and shall pay, or, to the extent Seller pays on Buyer’s behalf, reimburse Seller for, the cost of all rebates, discounts, refunds, fees and other payment obligations arising under (i) the Medicaid Drug Rebate Program, (ii) the Medicare Part D Manufacturer Discount Program, (iii) the Medicare Part B and Part D inflation rebate programs under 42 U.S.C. §§ 1395w-3a(i) and 1395w-114b, (iv) the Medicare Drug Price Negotiation Program, (v) the TRICARE Retail Pharmacy Refund Program, (vi) the 340B Drug Pricing Program, (vii) the Veterans Health Care Act of 1992 and any Federal Supply Schedule contract, (viii) any other state or federal health care program, (ix) any commercial, managed care, pharmacy benefit manager, GPO or similar rebate or administrative fee agreement, and (x) any patient assistance, copay assistance, coupon or similar program (collectively, “Pricing Program Obligations”), each with respect to the Business Products bearing Seller’s or its Affiliates’ NDCs (“Seller NDC Products”), regardless of whether the applicable pharmacy claim payment date falls before, on, or after the Closing Date. Nothwithstanding the foregoing, Seller shall bear and pay for, or, to the extent Buyer pays on Seller’s behalf, reimburse Buyer for, the cost of rebates, discounts, refunds, fees, and other payment obligations arising from the Medicaid Drug Rebate Program restatement covering the period May 2017 through September 2019, including any liabilities under the 340B Drug Pricing and Medicaid Part B Programs.
(b)
Chargebacks. Buyer shall bear the cost of all chargebacks for the Seller NDC Products, or Buyer’s or its Affiliates’ NDCs regardless of whether the Business Products are sold by a wholesaler or distributor to an end purchaser customer before, on, or after the Closing Date.
(c)
Seller shall, promptly, and in no event later than five (5) Business Days after receipt, forward to Buyer any invoice, demand, or claim for a rebate or chargeback claim for which Buyer is financially responsible under Sections 5.21(a) and 5.21(b), together with all supporting documentation in its possession, and shall not pay, satisfy, or otherwise resolve such invoice, demand, or claim without Buyer’s prior written consent, except as required by applicable Law or the terms of a rebate agreement. Buyer shall immediately (but no more than five (5) Business Days after receipt of a reimbursement request and reasonable supporting documentation), reimburse Seller for any amounts properly paid on Buyer’s behalf, failing which interest shall accrue on the unpaid amount at a rate of ten percent (10%) per annum from the date of the reimbursement request until paid. Buyer shall have the right, upon reasonable notice (but no less than five (5) Business Days), to audit Seller’s books and records to the extent reasonably necessary to verify amounts invoiced or claimed under Sections 5.21(a) and 5.21(b). Buyer shall process and pay, or reimburse Seller for, all amounts for which Buyer is financially responsible under Sections 5.21(a) and 5.21(b) in the ordinary course of business consistent with past practice and in compliance with applicable Law, and Buyer shall indemnify and hold harmless Seller Parties and its Affiliates from and against any civil monetary penalty, program exclusion, interest, or other liability or other Losses arising from Buyer’s failure to timely pay, report or reimburse any such amount. Seller shall have the right, upon reasonable notice, to audit Buyer’s books and records to the extent reasonably necessary to verify amounts invoiced or claimed under Sections 5.21(a) and 5.21(b). Seller shall use reasonable best efforts to provide all necessary data, information, reports, calculations in order for Buyer to make timely reports and payments under Sections 5.21(a) and 5.21(b). To facilitate reports and payments under Sections 5.21(a) and 5.21(b), Buyer shall assume and gain access to Seller’s government price reporting-related systems as well as facilitate the assignment to Buyer of Seller’s contracts for vendors that report and calculate government price reporting.
(d)
All returns of the Business Products bearing Seller’s or its Affiliates’ NDCs whether received before, on or after the Closing Date, shall be the responsibility of Buyer.
(e)
Buyer shall be responsible for complying with reporting requirements under all Laws and Regulatory Laws applicable to the Business Products, including for the entire reporting period that includes the Closing Date, regardless of whether such reporting period commenced prior the Closing Date. The parties hereto shall reasonably cooperate with one another in connection with the transition of such reporting obligations, including amending applicable Contracts and agency records to reflect Buyer as owner of the Business Products and any other Transferred Regulatory Approvals. Buyer will use reasonable best efforts, acting in good faith, to use Seller’s methodology to calculate payment obligations in accordance with the first sentence of Section 5.21(e); provided that, Buyer will discuss any material deviation with Seller before Buyer adopts a new methodology. Buyer shall indemnify and hold harmless Seller Parties and their Affiliates from and against any civil monetary penalty, program exclusion, interest, or other liability or other Losses arising from or related to (i) Buyer’s failure to timely and accurately comply with reporting requirements; (ii) any inaccuracy in a price report filed by the Buyer (with respect to Seller NDC Products); (iii) any Pricing Program Obligation for which Buyer is responsible under this Section 5.21(e); or (iv) any other breach of this Section 5.21(e) by Buyer. Seller shall have the right, upon reasonable notice, to audit Buyer’s books and records, and access Buyer’s relevant systems and personnel, to the extent reasonably necessary to verify the price report calculations and all underlying transactional data, assumptions and supporting documentation.
Section 5.22
Cooperation in Litigation.
(a)
Following the Closing, Seller and Buyer shall use their respective commercially reasonable efforts to cause Buyer (or its designated Affiliate) to intervene, be substituted for, or joined with or in place of, any member of the Seller Group that is a party to any Action pending as of the Closing relating to the infringement, violation, misappropriation, validity, enforceability or ownership of any Transferred Intellectual Property, including any Action arising out of or related to the settlement agreements set forth on Schedule 5.22 of the Seller Disclosure Schedules (clause (ii), collectively, the “Assumed Settlement Agreements”, and collectively the “Assumed Litigation”), including by executing and delivering such additional documents and instruments, and making such filings with the applicable Governmental Authority, as may be reasonably required to effect such substitution.
(b)
Following the Closing, Seller and Buyer shall use their respective commercially reasonable efforts to cooperate with regard to the Assumed Litigation, including by providing reasonable access to employees, records, documents, and other information in their respective possessions or control that is reasonably related to the Assumed Litigation, provided that (i) such cooperation shall not unreasonably interfere with any cooperating party’s business or operations, (ii) neither Seller nor Buyer shall be required to disclose any Legal Privileges and Protection, and (iii) all access shall be granted during normal business hours in a manner reasonably calculated to minimize disruption. Notwithstanding anything to the contrary in this Section 5.22, neither Seller nor Buyer shall have any obligation to cooperate or disclose any documents or information pursuant to this Section 5.22 if Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in any Action and such cooperation or information is reasonably pertinent thereto; provided, further, that nothing in this Section 5.22(b) shall limit the rights of any party hereto with respect to discovery in connection with any such Action.
(c)
From and after the Closing, (i) Buyer shall have the sole right to control, direct and conduct the prosecution, defense and settlement of the Assumed Litigation, including the selection of counsel, and the applicable member of the Seller Group shall take, or refrain from taking, such actions in connection therewith as Buyer may reasonably request (subject to the limitations set forth in Section 5.22(b)), and (ii) all reasonable and documented fees, costs and expenses (including reasonable attorneys’ fees, expert fees, court reporter expenses, electronic discovery expenses, filing fees and any other expenses) or any other fees, costs and expenses incurred at Buyer’s request or with Buyer’s consent (including any fees of a third party engaged at Buyer’s request or with Buyer’s consent) in connection with the Assumed Litigation pursuant to this Section 5.22 (collectively, the “Assumed Litigation Expenses”) incurred by any member of the Seller Group in connection with such Assumed Litigation (including the settlement thereof) or such cooperation and related actions shall be borne solely by Buyer. No member of the Seller Group shall have any obligation to fund, direct or participate in the management of any Assumed Litigation, except as expressly set forth in this Section 5.22. For the avoidance of doubt, Buyer shall promptly pay any Assumed Litigation Expenses in the first instance, and Seller shall not be required to pay any Assumed Litigation Expenses in the first instance and then seek reimbursement from Buyer. From and after the Closing, Seller shall, as promptly as reasonably practicable following receipt thereof, pay to Buyer any monies actually received by the Seller Parties in respect of any Assumed Litigation settlement payments.
(d)
Buyer shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of or relating to any Assumed Litigation, including any judgment, verdict, award, settlement amount, sanction, fine, penalty, fee award, or other monetary obligation that any Seller Indemnified Party is obligated to pay in connection with any Assumed Litigation. Buyer shall pay any such amount in the first instance, and no Seller Indemnified Party shall be required to pay any such amount and thereafter seek reimbursement from Buyer. Notwithstanding the foregoing, if Buyer is not or cannot be substituted, pursuant to Section 5.22(a), for each member of the Seller Group that is a party to any Assumed Litigation, Seller reserves the right, at Seller’s cost and expense (but subject to the proviso that immediately follows), to retain independent legal counsel to monitor and participate in the prosecution or defense of such Assumed Litigation; provided, however, if Buyer (i) is not or cannot be substituted, pursuant to Section 5.22(a), for each member of the Seller Group that is a party to any Assumed Litigation, and (ii) either (A) has failed to prosecute or provide a defense of such Assumed Litigation as required by the immediately preceding sentence and such failure has not been cured within fifteen (15) days following written notice from Seller, or (B) has filed, or had filed against it, a petition under Title 11 of the United States Code or any similar state or foreign insolvency Law, then, in each such case, Seller reserves the right, at Buyer’s cost and expense, to retain or re-assume control over or otherwise participate in the prosecution or defense of such Assumed Litigation with counsel selected by Seller. From and after the Closing with respect to any Assumed Litigation, and unless and until Buyer has been fully substituted for each member of the Seller Group that is a named party to such Assumed Litigation, Buyer shall provide, or cause legal counsel to provide to Seller, and independent counsel retained by Seller (if any), with (1) reasonable written updates regarding the status of each Assumed Litigation, and (2) reasonable advance notice of any material hearings, depositions, mediations, or trial proceedings in connection therewith.
(e)
From and after the Closing with respect to any Assumed Litigation, and unless and until Buyer has been fully substituted for each member of the Seller Group that is a named party to such Assumed Litigation, Buyer shall not settle any Assumed Litigation without

Seller’s prior written consent unless (i) the settlement provides for a full and complete release of all Seller Indemnified Parties, (ii) the settlement does not involve any admission of a violation of Law or any admission of guilt, fault, wrongdoing, or liability on the part of any Seller Indemnified Party, and (iii) the settlement does not impose any injunction, consent order, decree, or non-monetary obligation on any Seller Indemnified Party (other than customary confidentiality obligations). Seller’s prior written consent, if necessary, shall not be unreasonably withheld, conditioned, or delayed.
(f)
From and after the Closing, (i) Seller shall promptly notify Buyer of any new Actions related to a Transferred Asset, the Business, or an Assumed Liability in which Seller or one of its Affiliates is named as a party, and (ii) Buyer shall promptly notify Seller of any new Action commenced by Buyer within the scope of the Assumed Litigation and of any Assumed Litigation in which any member of the Seller Group is named.
(g)
The provisions of this Section 5.22 shall survive the Closing until the final resolution (including exhaustion or expiration of all appeals) of all Assumed Litigation and the satisfaction in full of all obligations of Buyer under this Section 5.22.
Section 5.23
Use of Name. Except as expressly contemplated and permitted by this Agreement, promptly following the Closing (but not later than ninety (90) days following the Closing), each Seller Party shall, and shall cause its respective Affiliates to, (i) cease and discontinue any and all uses of the Marks included in the Transferred Intellectual Property (collectively, the “Transferred Trademarks”), or any confusingly similar Mark, (ii) to the extent practicable, remove, destroy or strike over the labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and other materials (collectively, “Materials”) existing as of the Closing that are not Transferred Assets that bear any Transferred Trademarks or alter any such Materials so as to remove the Transferred Trademarks, and (iii) to the extent practicable, remove all Transferred Trademarks from all assets, websites, email and other online materials and from all signage and other displays. Notwithstanding the foregoing promptly following the Closing (but not later than ninety (90) days following the Closing), each Seller Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to change all corporate names (including each Seller Party’s or its respective Affiliates’ corporate names) with all applicable Governmental Authorities to corporate names that do not encompass or include any Transferred Trademarks or any confusingly similar Mark. The foregoing notwithstanding, Seller and its Affiliates may continue to use the Marks on all Inventory to be sold under its NDC following the Closing, as contemplated by Section 5.20. Nothing in this Agreement shall prohibit or restrict the Seller Parties or their Affiliates from using, referencing or displaying the Transferred Trademarks (including any corporate, trade or business names that include any Transferred Trademarks) in a non-trademark manner, including: (a) in filings, returns, reports, registrations, notices and other submissions with or to any Governmental Authority (including tax returns, financial statements and securities filings), and in connection with any Permits, licenses or registrations held by the Seller Parties or their Affiliates, in each case to the extent relating to periods prior to the Closing or prior to the completion of any change of corporate name contemplated by this Section; (b) as required by applicable Law, any Governmental Authority, any Order or the rules of any securities exchange; (c) in a plain-text, non-trademark, factual or historical manner, including to accurately describe or refer to the historical ownership or operation of the Business, the transactions contemplated by this Agreement, or the history of the Seller

Parties or their Affiliates; (d) in or in connection with any Action, dispute, audit, investigation or inquiry, or the enforcement or defense of any right or obligation under this Agreement or any Ancillary Agreement; (e) in books, records, contracts, invoices, correspondence, archives and other documents and materials created or existing prior to the Closing (or prior to the completion of the applicable name change), including in connection with the collection of receivables and the performance or wind-down of obligations arising prior to the Closing; (f) in internal, non-public materials and communications; and (g) in any other manner that would constitute fair use (including in correspondence to inform others regarding the transition of Seller’s Business to Buyer and its Affiliates), provided that in no event shall the Seller Parties or their Affiliates use the Transferred Trademarks as a source identifier for any products or services offered after the Closing other than as permitted under clauses (a) through (g). Each Seller Party and their respective Affiliates hereby acknowledge that all right, title and interest in and to the Transferred Trademarks, together with all goodwill associated with any of the foregoing, and all other Intellectual Property Rights of any kind owned by Seller Parties related to the Business prior to the Closing, are, after the Closing, owned exclusively by Buyer or its Affiliates. Neither the Seller Parties nor their respective Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, Mark or other name or source identifier that is the same as or confusingly similar to, any Transferred Trademarks and shall not knowingly and voluntarily challenge Buyer’s or its Affiliates’ ownership thereof.
Section 5.24
Debt Financing Cooperation.
(a)
During the Interim Period, Seller shall use its commercially reasonable efforts, and shall cause each of the Seller Parties to use its respective commercially reasonable efforts, in each case, at Buyer’s sole cost and expense, to provide Buyer with such customary cooperation as is reasonably requested by Buyer to arrange, syndicate, and obtain the Debt Financing, including using commercially reasonable efforts in the following (it being understood that the Seller Parties’ obligations under this Section 5.24 shall be limited to the provision of information that is reasonably available to the Seller Parties without undue burden or expense):
(i)
causing management of the Seller Parties to participate in, upon reasonable advance notice, a reasonable number of telephonic meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions (upon reasonable request) with rating agencies and other customary syndication activities in connection with the Debt Financing at times and locations to be mutually agreed;
(ii)
providing reasonable and customary assistance to Buyer with the preparation of customary rating agency presentations, bank information memoranda required in connection with the Debt Financing and similar documents (it being understood that Buyer and the Financing Sources shall be responsible for the preparation of such materials), including execution and delivery of customary authorization letters related thereto authorizing the distribution of information to prospective lenders who have agreed to maintain the confidentiality thereof for the benefit of the Seller Parties, which authorization letters shall include customary language exculpating the Seller Parties and their Representatives from liability in connection with the use of the information contained therein and shall not include any representation as to the accuracy or completeness of such information (other than with respect to customary 10b-5 representation and the presence or absence of material non-public information), and providing reasonable cooperation with the due diligence efforts of the Financing Sources, in each case, to the extent reasonable and customary for financings of the type of the Debt Financing;
(iii)
obtaining the payoff letters and other customary release and termination documentation for the Closing Date Seller Indebtedness;
(iv)
providing, as promptly as reasonably practicable (and in any event, no less than three (3) Business Days prior to the Closing Date), all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including (A) the USA Patriot Act of 2001 and (B) a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Financing Source that has requested such certification, relating to any Seller Party, in each case, as reasonably requested of such Seller Party in writing by Buyer or the Financing Sources at least ten (10) Business Days prior to the Closing Date;
(v)
furnishing Buyer as promptly as reasonably practicable, such other financial and other pertinent information in the Seller Parties’ (or their respective advisors’) possession and reasonably available to the Seller Parties, pertaining to the Seller Parties, as may be customarily required and reasonably requested by Buyer for completion of the Debt Financing (for the avoidance of doubt, Seller shall not be responsible for the preparation of any pro forma financial statements or other financial information that places undue burden on Seller (including, for the avoidance of doubt, preparation of financial information in a form not customarily prepared by Seller)); and
(vi)
assisting in the taking of all actions, subject to the occurrence of the Closing, reasonably required by Buyer that are necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available at the Closing.
(b)
Nothing in this Section 5.24 will require any Seller Party to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing; (ii) except with respect to the provision of authorization letters referred to in clause (a)(ii) above and except with respect to “know-your-customer” information referred to in clause (a)(iv) above, enter into any definitive agreement or documentation, the effectiveness of which is not conditioned upon the Closing; (iii) give any indemnities or incur any fees or other liabilities that are effective prior to the Closing; (iv) take any action that would unreasonably or materially interfere with the conduct of the Business, breach any confidentiality obligations or create a risk of damage or destruction to the Business or any Transferred Asset; (v) provide any information the disclosure of which is prohibited under applicable Law or would jeopardize any attorney-client privilege; (vi) take any action that would conflict with or violate its organizational documents, any applicable Law or any Contract, or cause any representation or warranty in this Agreement to be breached or any condition to Closing to fail to be satisfied; (vii) prepare any pro forma financial statements or pro forma adjustments, or financial statements or information in a form not customarily prepared by Seller in the ordinary course of business; or (viii) be an issuer, borrower, guarantor or other obligor with respect to the Debt Financing. In addition, no action, liability or obligation of any Seller Party or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing, and no Seller Party will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that becomes effective prior to the Closing. Nothing in this Section 5.24 will require the Seller Parties or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument (except with respect to the provision of authorization letters referred to in clause (a)(ii) above and except with respect to “know-your-customer” information referred to in clause (a)(iv) above) including any definitive financing document, with respect to any debt financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to the Debt Financing. Nothing in this Section 5.24 shall require (A) any officer, director, stockholder or Representative of any Seller Party to deliver any certificate or take any other action under this Section 5.24 that would reasonably be expected to result in personal liability to such Person; or (B) the Seller Board to approve any financing or Contracts related thereto. The Seller Parties and their respective Representatives shall not be required to deliver any legal opinions or solvency certificates. In no event shall any Seller Party be in breach of this Agreement because of the failure to deliver any financial or other information that is not readily available to the Seller Parties or not otherwise prepared in the ordinary course of business at the time requested (other than, for the avoidance of doubt, the Seller Financial Information). Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.3(b), as it applies to Seller’s obligations relating to the Debt Financing, shall be deemed satisfied, and Seller shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Section 5.24 relating to the Debt Financing, in each case, unless the failure of any condition precedent to the funding of the Debt Financing is caused by Seller’s willful and material breach of its obligations under this Section 5.24 and is a direct and proximate cause of the failure of Buyer to obtain Debt Financing, which breach has not been cured on or prior to the fifth Business Day after Buyer has provided written notice of such breach (it being understood that in no event shall the Debt Financing or any breach of this Section 5.24 give rise to any right of Buyer to delay or refuse to consummate the Closing).
(c)
(i)
Seller hereby consents to the use of any logos related to the Business in connection with the Debt Financing so long as such logos (A) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Seller Parties or the reputation or goodwill of the Seller Parties; and (B) are used solely in connection with a description of the Seller Parties, the Business or the Transactions.
(ii)
Notwithstanding anything to the contrary herein, Buyer will be permitted to disclose any non-public or other confidential information provided by the Seller Parties to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents or ratings agencies in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (A) agree to be bound by the Confidentiality Agreement as if parties thereto; or (B) are subject to other confidentiality undertakings reasonably satisfactory to Seller and of which Seller is an express third-party beneficiary.

(iii)
Promptly (and in any event within ten (10) Business Days) upon request by Seller, Buyer shall reimburse Seller for reasonable and documented out-of-pocket costs and expenses (including attorneys’ and accountants’ fees) incurred by any Seller Party or any of their respective Representatives in connection with the cooperation or obligations of such Seller Party and their Representatives contemplated by this Section 5.24 whether or not the Closing occurs; provided, that Buyer shall not be required to reimburse such Seller Party for costs and expenses incurred in connection with the preparation of financial statements, financial information or other materials, in each case, prepared prior to the Agreement Date or, after the Agreement Date, that such Seller Party would have prepared in the ordinary course of business.
(iv)
The Seller Parties and their respective Affiliates and Representatives shall be indemnified and held harmless by Buyer from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, fines, penalties and amounts paid in settlement suffered or incurred by them in connection with the Debt Financing pursuant to this Agreement, including any action taken by them at the request of Buyer pursuant to this Section 5.24, or the provision of information utilized in connection therewith (except in the case of the Seller Parties’ and their respective Representatives’ Fraud, gross negligence or bad faith, as determined by a final, non-appealable judgment of a court of competent jurisdiction). The obligations of Buyer under this clause (iv) and clause (iii) above shall survive the Closing and any termination of this Agreement.
(d)
Buyer acknowledges and agrees that obtaining the Debt Financing or any other financing is not a condition to the Closing or to any of Buyer's obligations under this Agreement and shall not excuse or delay Buyer’s performance of its obligations under this Agreement. Buyer shall have, at the Closing, and shall pay or cause to be paid at the Closing, in immediately available funds, all amounts required to be paid by Buyer at the Closing under this Agreement, in each case whether or not the Debt Financing has been funded or is available.
Article VI

TAX MATTERS
Section 6.1
Tax Matters.
(a)
For all Tax purposes, the Transaction Consideration (plus any Assumed Liabilities that are treated as consideration for the Transferred Assets for U.S. federal income tax purposes, but excluding any imputed interest attributable to the Earn-Out Payments (if any) and Royalty Payments (if any)) (the “Tax Purchase Price”) shall be allocated among each of the Seller Parties and Transferred Assets, as applicable, in accordance with Section 1060 of the Code and the methodology and principles described in Schedule 6.1(a) (the “Allocation Exhibit”). Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a written schedule (the “Proposed Allocation”) allocating the Tax Purchase Price among each of the Seller Parties and Transferred Assets in accordance with the methodology and principles described in the Allocation Exhibit. If Seller disagrees with the Proposed Allocation, Seller may, within thirty (30) days after Seller’s receipt of the Proposed Allocation, deliver a written notice (the “Allocation Dispute Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. Buyer and Seller shall use commercially reasonable efforts to reach agreement on the disputed items or amounts within fifteen (15) days of Buyer’s receipt of the Allocation Dispute Notice (the “Discussion Period”). If Buyer and Seller are unable to resolve any differences identified in the Allocation Dispute Notice within the Discussion Period, then any disputed items shall be referred to a nationally recognized accounting firm mutually agreed upon by Buyer and Seller (the “Arbiter”) for resolution within thirty (30) days of having the item referred to the Arbiter, and the determination of the Arbiter shall be final and binding upon Seller and Buyer. The fees and expenses of the Arbiter shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The allocation, as prepared by Buyer if no Allocation Dispute Notice has been given, as adjusted pursuant to any mutual agreement between Buyer and Seller, or as determined by the Arbiter shall be the final allocation (the “Final Allocation”). The Final Allocation shall be revised to take into account subsequent adjustments to the Transaction Consideration as determined for applicable Tax purposes.
(b)
The parties agree that, for U.S. federal income tax purposes, the purchase and sale of the Transferred Assets in exchange for the Transaction Consideration pursuant to this Agreement shall be treated as the taxable acquisition by Buyer of assets held by (or treated for U.S. federal income tax purposes as held by) the applicable Seller Parties pursuant to Section 1001 of the Code (the “Intended Tax Treatment”).
(c)
Each party hereto agrees to (i) be bound by the Final Allocation and the Intended Tax Treatment, (ii) act in strict accordance with the Final Allocation and the Intended Tax Treatment in the preparation and filing of all Tax Returns, (iii) to the extent each party is required, timely file an IRS Form 8594 reflecting the Final Allocation for the taxable year that includes the Closing Date and to make any timely comparable filings required by applicable state or local Law and (iv) not take any position inconsistent with the Final Allocation or the Intended Tax Treatment for any Tax purpose, unless required by a “final determination” within the meaning of Section 1313(a) of the Code resulting from a Tax Action initiated by a Tax Authority challenging the Final Allocation or the Intended Tax Treatment, as applicable. If any Tax Authority challenges the Final Allocation (or any allocation resulting therefrom) or the Intended Tax Treatment, the party hereto receiving notice of such challenge shall give the other parties prompt written notice thereof and the parties hereto shall use reasonable efforts to preserve the effectiveness of the Final Allocation and/or the Intended Tax Treatment, as applicable.
Section 6.2
Straddle Periods. For purposes of this Agreement, all personal property Taxes, real property Taxes, and similar ad valorem obligations levied with respect to the Transferred Assets for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.
Section 6.3
Cooperation on Tax Matters. Buyer and Seller agree to use commercially reasonable efforts to furnish or cause to be furnished to each other, upon reasonable written request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax and the payment of any amounts pursuant to Section 6.4 between Buyer and Seller. Notwithstanding anything to the contrary in this Agreement, no Seller Party shall be required to provide any portion of any Tax Return filed on an affiliated, combined, consolidated or unitary basis, and no Buyer Party (or any other Person) shall be entitled to any such Tax Return.
Section 6.4
Transfer Taxes. All Transfer Taxes levied on the parties hereto resulting from the Transactions shall be borne by Seller and remitted to the applicable Governmental Authority when due. Each of the parties hereto shall use commercially reasonable efforts to cooperate, as reasonably requested by the other party, in order to minimize Transfer Taxes. Seller shall timely prepare and file (or cause to be timely prepared and filed) any Tax Return or other documentation in respect of such Transfer Taxes, and Buyer shall reasonably cooperate with respect thereto.
Article VII

CONDITIONS TO CLOSING
Section 7.1
General Conditions. The respective obligations of the Buyer Parties and the Seller Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)
No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (any such Law, a “Legal Restraint”) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions.
(b)
Any waiting period (and any extension thereof) under any Required Filing shall have expired or shall have been terminated.
(c)
The Seller Stockholder Approval shall have been obtained.
(d)
The shares of Buyer Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.
Section 7.2
Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:
(a)
Representations and Warranties. The Buyer Fundamental Representations shall be true and correct both as of the Agreement Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein), in all material respects. The representations and warranties of Buyer contained in this Agreement, other than the Buyer Fundamental Representations, shall be true and correct both as of the Agreement Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein), except as would not have a Buyer Material Adverse Effect.
(b)
Compliance with Covenants. The Buyer Parties shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c)
No Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Buyer Material Adverse Effect.
(d)
Closing Deliverables. Seller shall have received the items to be delivered by the Buyer Parties pursuant to Section 2.7(c).
Section 7.3
Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:
(a)
Representations and Warranties. The Seller Fundamental Representations shall be true and correct both as of the Agreement Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Seller Material Adverse Effect” set forth therein), in all material respects. The representations and warranties of the Seller Parties set forth in Section 3.6(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Seller contained in this Agreement, other than the Seller Fundamental Representations, shall be true and correct both as of the Agreement Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Seller Material Adverse Effect” set forth therein), except as would not have a Seller Material Adverse Effect.
(b)
Compliance with Covenants. The Seller Parties shall have performed and complied with in all material respects all agreements and covenants required by this Agreement (other than pursuant to Section 5.24) to be performed or complied with by them prior to or at the Closing.
(c)
No Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Seller Material Adverse Effect.
(d)
Closing Deliverables. Buyer shall have received the items to be delivered by the Seller Parties pursuant to Section 2.7(b).

Section 7.4
Frustration of Closing Conditions . No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 5.9.
Article VIII

INDEMNIFICATION
Section 8.1
Survival of Representations, Warranties and Covenants.
(a)
The representations and warranties of Seller and Buyer contained in this Agreement and the Bill of Sale and Assignment and Assumption Agreement (the “Indemnification Ancillary Agreements”) shall terminate effective as of the Closing and shall not survive the Closing for any purpose. The foregoing shall not prevent any party hereto from obtaining any remedies to which such party hereto or its Affiliates may be entitled from an insurance carrier under the Buyer R&W Insurance Policy. Notwithstanding the foregoing, nothing in this Section 8.1 shall limit in any way any claim for Fraud.
(b)
The covenants and agreements of Seller and Buyer contained in this Agreement that by their terms are required to be performed prior to the Closing shall terminate on the Closing solely to the extent such obligations are to be performed prior to the Closing. The covenants and agreements contained in this Agreement and the Indemnification Ancillary Agreements that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing until fully performed in accordance with their terms or, if no express performance date is specified, until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claim for indemnification with respect to a breach of a surviving covenant or agreement herein that is validly asserted in writing prior to the expiration of the applicable survival period shall survive until finally resolved.
(c)
The survival periods set forth in Section 8.1(a) and Section 8.1(b) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Section 8.1(a) and Section 8.1(b), as applicable; provided, however, the survival periods set forth herein shall not apply to, and nothing herein shall limit the rights of Buyer or any of its Affiliates under, the Buyer R&W Insurance Policy; provided, further, that the foregoing proviso shall not create, extend or revive any right, claim or recourse against Seller or any of its Affiliates, and shall not be construed to limit Section 8.5(a)(i).
Section 8.2
Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, Liabilities, damages, judgments, settlements, penalties, fines, interest, fees (including reasonable attorneys’ fees), costs and expenses (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a)
any breach of any covenant or agreement of any Seller Party made by a Seller Party contained in this Agreement or any Indemnification Ancillary Agreement, in each case, that by its terms contemplates performance in whole or in part after the Closing; and
(b)
any Excluded Liability.
Section 8.3
Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:
(a)
any breach of any covenant or agreement of any Buyer Party contained in this Agreement or any Indemnification Ancillary Agreement, in each case, that by its terms contemplates performance in whole or in part after the Closing; and
(b)
any Assumed Liability.
Section 8.4
Procedures.
(a)
In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, with such notice describing in reasonable detail (to the extent known) (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
(b)
The Indemnifying Party shall have the right to assume the defense of a Third-Party Claim at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party, unless the Indemnifying Party has by written notice to the Indemnified Party declined to assume such defense within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, and subject to the Indemnified Party’s right to control the defense of certain Third-Party Claims as set forth below. The Indemnified Party shall be entitled to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, except that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party if the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the

Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party has assumed the control and defense of a Third-Party Claim, the Indemnifying Party will not enter into any settlement, compromise or discharge of any Third-Party Claim without the Indemnified Party’s consent. The Indemnified Party shall consent to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend; provided, that such settlement (i) by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, (ii) releases the Indemnified Party completely and unconditionally from all Liability in connection with such Third-Party Claim, (iii) other than with respect to any Tax Action, does not involve any finding or admission of any violation of Law or any rights of any Person by the Indemnified Party and (iv) does not impose any injunctive or other non-monetary relief on the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of any Third-Party Claim that (A) seeks injunctive or equitable relief against the Indemnified Party (other than relief that is incidental to a claim for monetary damages), (B) involves an allegation of a violation of Law (including any criminal matter), (C) is brought by a Governmental Authority or relates to any regulatory examination, enforcement Action or other proceeding, or (D) relates to the conduct of the Business following the Closing; provided, that (1) the Indemnifying Party shall be entitled to participate in the defense thereof at its own expense and (2) the Indemnified Party shall keep the Indemnifying Party reasonably informed of, and consult in good faith with the Indemnifying Party regarding, the defense thereof, and (3) the Indemnifying Party shall bear the reasonable and documented out-of-pocket fees and expenses of such defense only to the extent such Third-Party Claim is indemnifiable under this Article VIII, subject to the limitations set forth in Section 8.5. The Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).
(c)
In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall provide information reasonably requested by the Indemnifying Party for purposes of determining the validity of any claim for indemnity by the Indemnified Party; provided that in no event shall the Indemnified Party be required to provide information subject to attorney-client or similar privilege. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.
Section 8.5
Limits on Indemnification.
(a)
Notwithstanding anything to the contrary contained in this Agreement, other than in the event of Fraud:

(i)
The sole and exclusive source of recovery available to any Buyer Indemnified Party for any breach of, or inaccuracy in, any representation or warranty of the Seller Parties set forth in Article III of this Agreement or arising out of or relating to this Agreement or any Indemnification Ancillary Agreement shall be recovery under the Buyer R&W Insurance Policy, and no Seller Party shall have any Liability to any Buyer Indemnified Party in respect of any such breach or inaccuracy, whether or not such breach or inaccuracy is covered by, or recoverable under, the Buyer R&W Insurance Policy (including as a result of any failure by Buyer to obtain, bind or maintain such policy or to pursue a claim thereunder, any retention, deductible, exclusion or policy limit thereunder, or the insolvency of the insurer(s)); and
(ii)
No party hereto shall have any Liability under any provision of this Agreement for any punitive, consequential or incidental damages or special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Indemnification Ancillary Agreement; provided, that the foregoing limitation shall not apply to (A) any such damages to the extent paid or payable to a third party in connection with a Third-Party Claim or (B) Losses arising from Fraud.
(b)
The amount of any and all Losses under this Article VIII shall be determined net of any insurance, indemnity, reimbursement arrangement, contract or other recovery actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (further net of any increases in premiums or cost of collecting such amounts under any policy other than the Buyer R&W Insurance Policy) (each, an “Alternative Recovery”). Except for Fraud, each party hereto hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer(s) may have with respect to any indemnifiable Losses. No Seller Party shall have any obligation to maintain, obtain or renew any insurance policy, and the obligation of the Seller Indemnified Parties with respect to insurance in connection with any Assumed Liability shall be limited to using commercially reasonable efforts to access coverage available under any then-existing Retained Seller Insurance Policy, it being agreed that no Seller Indemnified Party shall be required to commence or threaten any Action against any insurer. In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.
(c)
Each of Buyer and Seller shall use commercially reasonable efforts to mitigate any claim or Loss for which indemnification may be sought hereunder (subject, in the case of the Seller Indemnified Parties with respect to insurance, to Section 8.5(b)), and, in the case of Buyer, such efforts shall include seeking coverage under the Buyer R&W Insurance Policy to the extent coverage under the Buyer R&W Insurance Policy is available with respect to any claim for which a Buyer Indemnified Party seeks indemnification under Section 8.2. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim or Loss that could reasonably be expected to have been avoided if such efforts had been made. Nothing in the foregoing shall require a party hereto to waive the attorney-client privilege, work product protection or similar privilege or protection.

(d)
Notwithstanding anything to the contrary herein, in no event shall (i) Seller or any Seller Party be liable to the Buyer Indemnified Parties, or (ii) Buyer or any Buyer Party be liable to the Seller Indemnified Parties, in each case, in an aggregate amount in excess of $250,000,000; provided, that the foregoing limitations shall not apply to Losses arising from Fraud or willful breach of any covenant or agreement contained in this Agreement.
Section 8.6
Exclusive Remedy.
(a)
Except (x) as specifically set forth in this Agreement or (y) in the case of Fraud, effective as of the Closing, Buyer, on behalf of itself and the other Buyer Indemnified Parties, and Seller, on behalf of itself and the other Seller Indemnified Parties, waives any rights and claims any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, may have against the Seller Parties or the Buyer Parties, respectively, regardless of the Law or legal theory under which such Liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Business, the Transferred Assets or the Assumed Liabilities, in each case, occurring or arising on or prior to the Closing Date. The rights and claims waived by Buyer, on behalf of itself and the other Buyer Indemnified Parties, and Seller, on behalf of itself and the other Seller Indemnified Parties, include, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing, subject to Section 8.6(b), this Article VIII will provide the exclusive remedy against Seller and its Affiliates, in the case of Buyer Indemnified Parties, and against Buyer and its Affiliates, in the case of Seller Indemnified Parties, for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any Indemnification Ancillary Agreement and/or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 8.6(a) shall affect the rights of Buyer under any Buyer R&W Insurance Policy.
(b)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall preclude a party from bringing any action seeking specific performance or other equitable remedy to require any other party to perform its obligations under this Agreement or an Indemnification Ancillary Agreement.
(c)
The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on such parties’ remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the terms of this Agreement and the Ancillary Agreements.
Section 8.7
Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article VIII shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the Transaction Consideration received by the Seller Parties in the Transactions.

Article IX

TERMINATION
Section 9.1
Termination. This Agreement may be terminated at any time prior to the Closing:
(a)
by mutual written consent of Buyer and Seller;
(b)
by either Seller or Buyer if the Closing shall not have occurred by the date which is six (6) months from the Agreement Date (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;
(c)
by either Seller or Buyer if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the party hereto whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;
(d)
by either Seller or Buyer if the Seller Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) at which a vote on the Seller Stockholder Approval was taken;
(e)
by Seller, at any time prior to the time the Seller Stockholder Approval is obtained, if (i) the Seller Board authorizes Seller to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (subject to complying in all material respects with the terms of Section 5.3 with respect to such Superior Proposal); and (ii) Seller pays to Buyer (or its designee) the Seller Termination Fee in accordance with Section 9.3(a);
(f)
by Seller, in the event that (i) Seller has not then materially breached this Agreement and (ii) (A) Buyer shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of Buyer set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of the condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Buyer before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Seller of such breach, failure to perform, violation or inaccuracy;
(g)
by Buyer, at any time prior to the time the Seller Stockholder Approval is obtained, in the event that the Seller Board (or any committee thereof) shall have effected and not withdrawn a Change of Recommendation; or
(h)
by Buyer, in the event that (i) Buyer has not then materially breached this Agreement and (ii) (A) Seller shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (B) any of the representations and warranties of Seller set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of the condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (II) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Seller before the earlier of (x) the Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Buyer of such breach, failure to perform, violation or inaccuracy.
Section 9.2
Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto except (a) for the provisions of Section 3.21 and Section 4.10 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.11 relating to nonsolicitation, Section 5.16 relating to public announcements, Section 5.24(c)(iii)-Section 5.24(c)(iv) related to the reimbursement of and indemnification with respect to Seller’s costs and expenses in connection with certain Debt Financing matters, this Section 9.2, Section 9.3, Section 10.17 and the other Financing Source Provisions, and Article X and the related definitions, in each case, and (b) that nothing herein shall relieve either party from Liability for any willful breach of this Agreement prior to such termination.
Section 9.3
Termination Fee.
(a)
Seller Termination Fee.
(i)
In the event that this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(g), then within two (2) Business Days following such termination, Seller shall pay to Buyer (or its designee) the Seller Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.
(ii)
In the event that (A) this Agreement is terminated by (1) either party pursuant to Section 9.1(b), and after the Agreement Date and prior to such termination, an Acquisition Proposal shall have been publicly proposed, announced or otherwise communicated publicly and is not publicly withdrawn prior to the termination of this Agreement, (2) either party pursuant to Section 9.1(d), and after the Agreement Date and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof), an Acquisition Proposal is publicly proposed, announced or otherwise communicated publicly and is not publicly withdrawn prior to the Stockholders Meeting, or (3) Buyer pursuant to Section 9.1(h) and after the Agreement Date and prior to a material breach by Seller that gives rise to Buyer’s termination right pursuant to Section 9.1(h), an Acquisition Proposal shall have been publicly proposed, announced or otherwise communicated publicly and is not publicly withdrawn prior to the termination of this Agreement, and (B) in any such cases of clauses (1), (2), or (3), within twelve (12) months of such termination, Seller enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction with respect to such Acquisition Proposal, then Seller shall pay to Buyer (or its designee) the Seller Termination Fee within two (2) Business Days following the earlier of the execution of such definitive agreement or the consummation of such Acquisition Transaction. For purposes of this Section 9.3(a)(ii), any reference in the definition of Acquisition Transaction to “more than twenty percent (20%)” shall be deemed a reference to “more than fifty percent (50%).”
(iii)
The parties hereto acknowledge and hereby agree that in no event shall Seller be required to pay the Seller Termination Fee on more than one occasion, or pay the Expense Reimbursement on more than one occasion, whether or not the Seller Termination Fee or the Expense Reimbursement may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. In the event that the Expense Reimbursement has been made, and Buyer is subsequently entitled to the Seller Termination Fee, the Seller Termination Fee shall be reduced dollar for dollar, by the amount of the Expense Reimbursement actually paid. If the Seller Termination Fee is paid, Buyer shall not simultaneously or subsequently be entitled to the Expense Reimbursement.
(b)
Recovery. Seller hereby acknowledges that the covenants set forth in this Section 9.3 are an integral part of this Agreement and the Asset Sale, and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if Seller fails to promptly pay any amounts due pursuant to this Section 9.3 and, in order to obtain such payment, Buyer commences an Action that results in a judgment against Seller for the amount set forth in this Section 9.3 or any portion thereof, Seller will pay to Buyer its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Action, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, plus two percent (2%) per annum, or a lesser rate that is the maximum permitted by applicable Law.
(c)
Acknowledgement. Each of the parties hereto acknowledges and agrees that:
(i)
The damages resulting from termination of this Agreement under circumstances where the Seller Termination Fee or the Expense Reimbursement is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.3(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Buyer for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.
(ii)
Notwithstanding anything to the contrary in this Agreement, under the circumstances in which the Seller Termination Fee is payable pursuant to this Section 9.3, Buyer’s right to receive the Seller Termination Fee pursuant to this Section 9.3 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort, through piercing of the corporate veil or otherwise) of Buyer against Seller, its Affiliates, or its or their respective Representatives, in each case, for any Losses or Liabilities of any kind (including any Losses of any such Person for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any consequential, special, expectancy, indirect or punitive damages) suffered or incurred by Buyer or its Affiliates as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Closing or otherwise in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination (other than Liability for Seller’s willful and material breach), and Buyer shall not be entitled to assert, bring or maintain, any Action against Seller, its Affiliates or its or their respective Representatives or the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through attempted piercing of the corporate veil or any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise (other than Liability for Seller’s willful and material breach). For the avoidance of doubt, nothing in this Section 9.3 shall limit or impair Buyer’s right to seek specific performance or other equitable relief pursuant to Section 10.8 to compel Seller to consummate the Closing, and Buyer’s right to seek specific performance shall not be conditioned on or affected by the availability of the Seller Termination Fee.
(iii)
Expense Reimbursement. In the event that this Agreement is terminated pursuant to Section 9.1(d), or is terminated pursuant to any other subsection of Section 9.1 and at the time of such termination, Buyer could have terminated this Agreement under Section 9.1(d), Seller shall reimburse Buyer for all documented and reasonable out-of-pocket expenses (including legal fees) incurred by Buyer in connection with this Agreement and the Transactions (the “Expense Reimbursement”); provided, that such reimbursement shall not exceed $2,500,000 in the aggregate. Within two (2) Business Days following such termination, Seller shall pay to Buyer (or its designee) the aggregate amount of such expenses by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. In no event shall Buyer be required to disclose any information subject to the attorney-client or similar privilege (including narrative time entries) in connection with seeking or obtaining the Expense Reimbursement hereunder; provided, that for all documented and reasonable out-of-pocket expense amounts sought or obtained in connection with the Expense Reimbursement, Buyer shall deliver to Seller a reasonably satisfactory statement or statements, including a summary of any invoices received by Buyer, which such summary may be redacted as necessary to avoid the waiver of any privilege accorded by applicable Law.
Article X

GENERAL PROVISIONS
Section 10.1
Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party hereto incurring such fees or expenses, whether or not such Transactions are consummated.
Section 10.2
Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. Notwithstanding the foregoing, no amendment, modification, supplement or waiver of any Financing Source Provision (or of any other provision of this Agreement to the extent such amendment, modification, supplement or waiver would modify the substance of any Financing Source Provision) that is adverse to any Financing Source or Financing Source Related Party shall be effective without the prior written consent of the collateral agent under the Loan Agreement (acting at the direction of the requisite lenders thereunder).

Section 10.3
Waiver; Extension. Seller, on the one hand, and Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. Notwithstanding the foregoing, no waiver of any Financing Source Provision (or of any other provision of this Agreement to the extent such waiver would modify the substance of any Financing Source Provision) that is adverse to any Financing Source or Financing Source Related Party shall be effective without the prior written consent of the collateral agent under the Loan Agreement (acting at the direction of the requisite lenders thereunder).
Section 10.4
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.4):
(i)
if to Seller, to:

Heron Therapeutics, Inc.

25 Fenton Main Street, Suite 300

Cary, NC 27511

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078-2704
Attention: Andrew P. Gilbert

Jeffrey Scharfstein, P.C.

Carina Meleca

E-mail: Andrew.Gilbert@us.dlapiper.com

Jeffrey.Scharfstein@us.dlapiper.com

Carina.Meleca@us.dlapiper.com

(ii)
if to Buyer, to:

CorMedix Inc.

389 Interpace Pkwy, Suite 450

Parsippany, New Jersey 07054

Attention: Joseph Todisco

Beth Zelnick Kaufman

Email: [***]

[***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, New York 10019

Attention: Jared Fertman

Andrew Marmer

Email: jfertman@willkie.com

amarmer@willkie.com

Section 10.5
Interpretation. For purposes of this Agreement and any Ancillary Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement and the Ancillary Agreements, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “made available to,” “provided to,” “furnished to,” by Seller, and phrases of similar import when used in this Agreement, unless the context otherwise requires, mean that a copy of the information or material referred to (i) has been provided by Seller to Buyer, including by means of being provided for review in the electronic data room hosted by Seller in connection with the Transactions (the “Electronic Data Room”), in connection with this Agreement or (ii) has been filed by Seller in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified. Unless otherwise specifically indicated, any reference in this Agreement or any Ancillary Agreement to $ means U.S. dollars. References to a Person are also to its permitted successors and assigns.
Section 10.6
Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties hereto with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the Transactions other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder and none shall be deemed to exist or be inferred with respect to the subject matter hereof.
Section 10.7
Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) with respect to the provisions of Article VIII, which shall inure to the benefit of the Indemnified Parties who are intended to be third-party beneficiaries thereof, (ii) the provisions of Section 5.15 and Section 5.17, which shall inure to the benefit of the Affiliates of Seller who are intended to be third-party beneficiaries thereof, and (iii) the Financing Source Provisions, which shall inure to the benefit of, and be enforceable by, the Financing Sources and Financing Source Related Parties, who are intended to be third-party beneficiaries thereof.
Section 10.8
Governing Law; Jurisdiction; Waiver of Jury Trial. Except as otherwise provided in Section 10.17, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware or any other jurisdiction.
(a)
EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.17, THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE ASSET SALE, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of

New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(b)
EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.17, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.8.
(c)
The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that: (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (ii) the provisions of Section 9.3 are not intended to and do not adequately compensate the parties hereto for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (iii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement.

(d)
The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.8, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.8 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.8 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.8 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.8 or anything set forth in this Section 10.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that under no circumstances will Buyer be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any amount pursuant to Section 9.3 (whether in the form of money damages or the Seller Termination Fee), on the other hand; provided, further, that, notwithstanding anything to the contrary in this Section 10.8 or in Section 10.13, no party shall be entitled to specific performance or other equitable relief against any Financing Source or Financing Source Related Party, as provided in Section 10.17.
(e)
Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended (if it would otherwise have passed) to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.
Section 10.9
Non-Reliance.
(a)
Each of the Buyer Parties hereby acknowledges and agrees (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, each Buyer Party and their respective Affiliates and Representatives (i) have received full access to (A) such books and records, facilities, equipment, contracts and other assets of the Seller Group that each Buyer Party and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (B) the Electronic Data Room, and (ii) have had the full opportunity to meet with the management of Seller and to discuss the Business, the Transferred Assets, the Assumed Liabilities and the Transactions.

(b)
In connection with the due diligence investigation of Seller, the Business, the Transferred Assets, the Assumed Liabilities and the Transactions by the Buyer Parties and their respective Affiliates and Representatives, the Buyer Parties and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Seller Parties and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller, the Business, the Transferred Assets, and the Assumed Liabilities. Each Buyer Party hereby acknowledges and agrees that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Buyer Parties are familiar; and (ii) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, the Buyer Parties hereby acknowledge and agree that no Seller Party or member of the Seller Group, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).
(c)
Except as and only to the extent expressly set forth in the representations and warranties made by Seller and contained in Article III, the Buyer Parties hereby acknowledge and agree that none of the Seller Parties, nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to any Seller Party, the Business, the Transferred Assets or the Assumed Liabilities, including with respect to any information provided or made available to the Buyer Parties or any of their respective Affiliates or Representatives or any other Person. In addition, and notwithstanding anything herein to the contrary, the Buyer Parties hereby acknowledge and agree that none of the Seller Parties, nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Excluded Assets or Excluded Liabilities.
(d)
Except as and only to the extent expressly set forth in the representations and warranties made by Buyer and contained in Article IV, the Seller Parties hereby acknowledge and agree that none of the Buyer Parties, nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to any Buyer Party, the Business, the Transferred Assets or the Assumed Liabilities, including with respect to any information provided or made available to the Seller Parties or any of their respective Affiliates or Representatives or any other Person.
Section 10.10
Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 10.11
Personal Liability. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of Seller or Buyer, any Financing Source or Financing Source Related Party, or any officer, director, employee, Representative or investor of either party hereto.
Section 10.12
Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party; provided, that Buyer may, with Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) assign its rights, but not its obligations, under this Agreement, in whole or in part, to any Affiliate of Buyer and (ii) collaterally assign any or all of its rights and interests hereunder to one or more Financing Sources (including the collateral agent under the Loan Agreement), and following the Closing, any Financing Source may exercise such rights and interests in connection with the exercise of remedies under the Loan Agreement; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 10.13
Enforcement. Subject to Section 10.17, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.14
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.15
Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties hereto need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
Section 10.16
Conflicts; Privilege. Recognizing that DLA Piper LLP (US) (together with the various separate and distinct legal entities through which the global law firm DLA Piper operates, “DLA Piper”) has acted as legal counsel to the Seller Parties and their respective Affiliates, and that DLA Piper intends to act as legal counsel to Seller and its Affiliates after the Closing, Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with DLA Piper representing any Seller Party or its Affiliates prior to the Closing or after the Closing as such representation may relate to any Seller Party and its Affiliates or the Transactions. In addition, all attorney-client privilege, attorney work-product protections and other privilege or protection held by any Seller Party and its Affiliates prior to the Closing (collectively, the “Legal Privileges and Protection”), including those in connection with legal advice rendered to any Seller Party and its Affiliates or concerning the Transactions, this Agreement or any Ancillary Agreement, shall be deemed to be attorney-client confidences that belong solely to the Seller Parties and their Affiliates. Accordingly, each Buyer Party and its Affiliates shall not control the privilege with respect to any such communications or their access to the files of DLA Piper relating to such engagement from and after the Closing. Notwithstanding the foregoing, and with regard to both extant litigation or other disputes with third parties as well as any future other such litigation or disputes that relate to the Assumed Liabilities or Transferred Assets, Buyer and Seller recognize that a common interest currently exists and shall exist between themselves as against any such third party, such that Buyer and Seller may confidentially communicate and preserve, and do not waive, any privilege or protection (including the attorney-client privilege, work-product protections, taxpayer-advisor privilege or other privilege or protection) as against such third party. Seller and Buyer agree to cooperate to ensure that privileges and protections are maintained and, to the extent that they may be at risk, to communicate necessary information through another method to minimize potential risk to such privileges and protections. Such future cooperation may include Buyer and Seller entering into a separate common interest agreement memorializing the currently recognized and extant common interest as set forth above.

Section 10.17 Financing Sources. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, each of the parties hereto, on behalf of itself and its Affiliates and its and their respective Representatives (and, in the case of Seller, on behalf of each Seller Party and the Seller Indemnified Parties), hereby: (a) agrees that none of the Financing Sources or Financing Source Related Parties shall have any liability or obligation (whether in contract, tort, equity or otherwise, and whether at law or in equity) to Seller, any Seller Party or any of their respective Affiliates, equityholders or Representatives relating to or arising out of this Agreement, any Ancillary Agreement, the Debt Financing, the Loan Agreement or any of the transactions contemplated hereby or thereby, or the performance of any services thereunder, and Seller, on behalf of itself and each other Seller Party and their respective Affiliates, equityholders and

Representatives, hereby waives, releases and agrees not to assert any and all such rights, claims, causes of action and remedies against any Financing Source or Financing Source Related Party; (b) agrees that any claim, action, suit, cause of action or proceeding of any kind or description, whether at law or in equity, whether in contract, tort or otherwise, involving any Financing Source or Financing Source Related Party arising out of or relating to this Agreement, the Debt Financing, the Loan Agreement or any of the transactions contemplated hereby or thereby, or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any state court of the State of New York sitting in the Borough of Manhattan, New York County, or of the United States District Court for the Southern District of New York (and, in each case, any appellate court thereof), and each party hereto irrevocably submits itself and its property to the exclusive jurisdiction of such courts with respect to any such claim, action, suit, cause of action or proceeding, and agrees that it will not bring or support any such claim, action, suit, cause of action or proceeding in any other court; (c) agrees that any such claim, action, suit, cause of action or proceeding described in clause (b) above shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction (except as otherwise expressly provided in the Loan Agreement); (d) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, CAUSE OF ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE LOAN AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, IN EACH CASE, INVOLVING ANY FINANCING SOURCE OR FINANCING SOURCE RELATED PARTY; (e) agrees that service of process upon Seller or any Seller Party in any such claim, action, suit, cause of action or proceeding shall be effective if notice is given in accordance with Section 10.4; (f) agrees that (i) no Financing Source or Financing Source Related Party shall be subject to any special, consequential, punitive, indirect or exemplary damages, or damages of a tortious nature, in connection with the foregoing, and (ii) none of Seller, any Seller Party or any of their respective Affiliates shall be entitled to seek or obtain specific performance, injunctive relief or any other equitable remedy against any Financing Source or Financing Source Related Party, or to cause Buyer or any of its Affiliates to enforce, or seek to enforce, any of their rights against any Financing Source under the Loan Agreement or otherwise in connection with the Debt Financing; (g) agrees that the Financing Sources and Financing Source Related Parties are express third-party beneficiaries of, and may rely upon and enforce, this Section 10.17, Section 9.2 (solely to the extent relating to this Section 10.17), Section 10.2, Section 10.3, Section 10.7, Section 10.11 and Section 10.12, in each case, solely to the extent relating to the Financing Sources or Financing Source Related Parties, and the related definitions (collectively, the “Financing Source Provisions”); and (h) agrees that the Financing Source Provisions (and any other provision of this Agreement to the extent an amendment, waiver or other modification of such provision would modify the substance of any Financing Source Provision) may not be amended, waived, supplemented or otherwise modified in any manner adverse to any Financing Source or Financing Source Related Party without the prior written consent of the collateral agent under the Loan Agreement (acting at the direction of the requisite lenders thereunder). Notwithstanding the foregoing, nothing in this Section 10.17 shall (x) limit or modify the rights and obligations of Buyer or any of its Affiliates under the Loan Agreement or any other agreement with any Financing

Source, or the rights of any Financing Source against Buyer or any of its Affiliates thereunder, or (y) limit any party’s rights or remedies against Buyer under this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORMEDIX INC.

By: /s/ Joseph Todisco
Name: Joseph Todisco
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HERON THERAPEUTICS, INC.

By: /s/ Craig Collard
Name: Craig Collard
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.1J

1. DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used but not defined in this Schedule 1.1J have the meanings given to them in the Asset Purchase Agreement to which this Schedule 1.1J is attached (the “Agreement”).

“Buyer Rights Chain Group” means, collectively, (a) Buyer and its Affiliates, (b) any Person to which Buyer or any of its Affiliates directly or indirectly licenses, sublicenses or otherwise grants rights to develop, manufacture, commercialize, distribute or sell any Business Product (including through co-promotion or distribution arrangements), (c) any Royalty Product Purchaser and (d) any successor or assign of any of the foregoing with respect to its interest in any Business Product.

“Earn-Out Event” means each of the First Earn-Out Event and the Second Earn-Out Event, as described in Section 3.1.

“Earn-Out Payment” means each payment payable upon the achievement of an Earn-Out Event.

“Earn-Out Product” means the Business Product marketed as ZYNRELEF® (bupivacaine and meloxicam extended-release solution), including all formulations, dosages, strengths and forms of administration thereof.

“Exchange Cap” means the maximum number of shares of Buyer Common Stock that may be issued pursuant to the Agreement and this Schedule 1.1J (including the Stock Consideration and any Earn-Out Shares) without exceeding nineteen and nine-tenths percent (19.9%) of the total issued and outstanding shares of Buyer Common Stock as of the Closing, or such lesser number as would require approval of Buyer’s stockholders under the applicable rules of Nasdaq.

“Net Sales” means, with respect to any Business Product, the gross amount invoiced, billed or otherwise recorded for sales or other dispositions of such Business Product by or on behalf of any member of the Buyer Rights Chain Group to a third party, less the following amounts, in each case to the extent actually incurred, allowed, paid or accrued by the applicable member of the Buyer Rights Chain Group with respect to such Business Product, determined in accordance with GAAP, consistently applied, and not otherwise recovered by or reimbursed to such member:

(a) reasonable and customary rebates, chargebacks, quantity and other discounts, credits and allowances and other price reductions granted, allowed, incurred or paid, in each case insofar as applied to sales of such Business Product;

(b) reasonable and customary credits, adjustments and allowances granted on account of price adjustments, billing errors, damaged goods and the rejection, return or recall of such Business Product;

(c) reasonable and customary freight, shipping and insurance costs incurred with respect to the shipment of such Business Product to customers, in each case to the extent included in the gross amount invoiced;

(d) sales, use, value-added, and excise taxes, in each case that the applicable member of the Buyer Rights Chain Group allocates to sales of such Business Product in accordance with its standard policies and procedures consistently applied across its products, and in each case to the extent not paid by a third party; and

(e) amounts actually written off as uncollectible with respect to sales of such Business Product; provided that if any such amount is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid.

No other deduction shall be taken in determining Net Sales, and no amount shall be deducted more than once. For clarity, Net Sales shall not include sales or dispositions of any Business Product between or among members of the Buyer Rights Chain Group; provided that any subsequent sale or disposition of such Business Product by a member of the Buyer Rights Chain Group to a third party shall be included in the calculation of Net Sales. Amounts invoiced in a currency other than U.S. dollars shall be converted into U.S. dollars at rates of exchange determined in a manner consistent with Buyer’s method for calculating rates of exchange in the preparation of its annual financial statements in accordance with GAAP, consistently applied.

“Promote” means, with respect to any product, direct communication (whether in person, telephonically or via written communication) with healthcare professionals for the purposes of causing such product to be prescribed for treatment of patients. For the avoidance of doubt, commercialization of any product shall not, in itself, be deemed to be Promotion of such product.

“Royalty Products” means (a) the Business Products marketed as CINVANTI® (aprepitant injectable emulsion) and SUSTOL® (granisetron extended-release injection) and [***].

“Royalty Rate” means five percent (5.0%).

“Royalty Threshold” means twenty-five million U.S. dollars ($25,000,000).

“Royalty Year” means each of the calendar years ending December 31, 2027, December 31, 2028 and December 31, 2029.

“VWAP Price” means the arithmetic average of the volume weighted average price per share of Buyer Common Stock on Nasdaq (as reported by Bloomberg Finance L.P. or, if not reported thereby, another authoritative source mutually agreed by Buyer and Seller) for each of the five (5) consecutive Trading Days ending on (and including) the Trading Day immediately prior to the earlier of (a) the date on which the applicable Earn-Out Statement is delivered pursuant to Section 3.3 and (b) the date on which such Earn-Out Statement is required to be delivered pursuant to Section 3.3; provided that if a Stock Event occurs during such period or after such period but prior to the issuance of the applicable Earn-Out Shares, the VWAP Price shall be equitably adjusted to reflect such Stock Event. “Trading Day” means any day on which Nasdaq

Schedule 1.1J – Page 4

is open for trading, and “Stock Event” means any stock split, reverse stock split, combination, reclassification, stock dividend, recapitalization or similar transaction affecting the Buyer Common Stock.

Section 1.2 Determination of Net Sales. Net Sales shall be determined in accordance with the definition thereof and, to the extent not inconsistent therewith, Buyer’s accounting policies used in preparing its consolidated financial statements filed with the SEC (or, if Buyer is not then a reporting company, its audited consolidated financial statements); in the event of any conflict, the definition of Net Sales shall control. Sales between or among members of the Buyer Rights Chain Group shall be disregarded, and Net Sales shall be determined only on the subsequent sale to a third party. Net Sales of the Royalty Products shall be aggregated for purposes of Section 2. No amount shall be counted more than once in calculating Net Sales, and any GAAP true-up of estimates made in a later period shall be reflected in the period in which such true-up is recorded. Deductions taken in calculating Net Sales shall be determined in accordance with Buyer’s usual and customary accounting methods, consistently applied across its product portfolio, and shall be fairly and equitably allocated such that the Business Products do not bear a disproportionate portion of any deduction allocable across multiple products.

2. ROYALTY PAYMENTS

Section 2.1 Royalty Payments. Subject to the terms and conditions of the Agreement and this Schedule 1.1J, in respect of each Royalty Year, Buyer shall pay, or cause to be paid, to Seller an amount in cash (each, a “Royalty Payment”) equal to the product of (a) the Royalty Rate multiplied by (b) the amount, if any, by which the aggregate Net Sales of all Royalty Products during such Royalty Year exceed the Royalty Threshold. If aggregate Net Sales of the Royalty Products for a Royalty Year are equal to or less than the Royalty Threshold, no Royalty Payment shall be payable in respect of such Royalty Year. Notwithstanding the foregoing, no Royalty Payment shall be due and payable to Seller in respect of any Net Sales occurring prior to the Closing; provided that, for the avoidance of doubt, Net Sales occurring during the Royalty Year but prior to the Closing shall be included for purposes of determining whether the Royalty Threshold has been exceeded.

Section 2.2 Royalty Reports and Payment. Within the earlier of (a) one (1) Business Day following the filing with the SEC by Buyer of its Annual Report on Form 10-K for the fiscal year that includes a Royalty Year and (b) ninety (90) days following the end of such Royalty Year, Buyer shall deliver to Seller a written report (each, a “Royalty Report”) setting forth in reasonable detail (i) the gross sales and the Net Sales of each Royalty Product during such Royalty Year, together with an itemized calculation of the deductions taken in determining Net Sales, (ii) the aggregate Net Sales of all Royalty Products during such Royalty Year, and (iii) Buyer’s calculation of the Royalty Payment, if any, in respect of such Royalty Year. Within thirty (30) days after receipt of any Royalty Report, Seller may request one (1) meeting (by telephone or videoconference) per calendar year with the Chief Executive Officer or Chief Financial Officer of Buyer or, at their election, one or more representatives of Buyer having direct knowledge of the commercialization and sale of the Business Products, for the purpose of inquiring about the contents of such report, and Buyer shall schedule such meeting within thirty (30) days of Seller’s request. Buyer shall pay the Royalty Payment set forth in the Royalty Report concurrently with delivery of such Royalty Report, and any additional amount finally determined to be payable

Schedule 1.1J – Page 5

pursuant to Section 5 in accordance therewith. Any Royalty Payment (or portion thereof) that is not paid when due in accordance with this Section 2.2 shall accrue interest, from the date such payment was due until the date such payment is made, at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%) per annum from the date originally due until paid, calculated on the total number of days payment is delinquent.

Section 2.3 Disclosure. Seller acknowledges that Royalty Reports, Earn-Out Statements and any information made available pursuant to Section 5 may contain material non-public information regarding Buyer, and Seller shall hold such information in confidence in accordance with Section 5.8 (Confidentiality) of the Agreement and shall comply with applicable securities Laws with respect thereto. Buyer shall not be required to deliver any Royalty Report or Earn-Out Statement prior to the public filing of the corresponding Buyer financial statements.

3. EARN-OUT PAYMENTS

Section 3.1 Earn-Out Events and Payments. Subject to the terms and conditions of the Agreement and this Schedule 1.1J and subject to and, if applicable, payable in accordance with Section 3.4:

(a) if the Net Sales of the Earn-Out Product for the calendar year ending December 31, 2028 equal or exceed sixty-five million U.S. dollars ($65,000,000) (the “First Earn-Out Event”), Buyer shall pay, or cause to be paid, to Seller a one-time payment of twenty-five million U.S. dollars ($25,000,000) (the “First Earn-Out Payment”); and

(b) if the Net Sales of the Earn-Out Product for the calendar year ending December 31, 2028 equal or exceed ninety-five million U.S. dollars ($95,000,000) (the “Second Earn-Out Event”), Buyer shall pay, or cause to be paid, to Seller a one-time payment of thirty million U.S. dollars ($30,000,000) (the “Second Earn-Out Payment”), which shall be in addition to the First Earn-Out Payment. For clarity, if the Net Sales of the Earn-Out Product for the calendar year ending December 31, 2028 equal or exceed ninety-five million U.S. dollars ($95,000,000), Earn-Out Payments totaling fifty-five million U.S. dollars ($55,000,000) shall be paid to Seller.

Section 3.2 Single Measurement Period; Maximum Amount. Each Earn-Out Payment shall be payable, if at all, only once and only in respect of Net Sales of the Earn-Out Product during the calendar year ending December 31, 2028. There shall be no partial, pro rata or interpolated payment if Net Sales fall between or below the thresholds set forth in Section 3.1, and no Earn-Out Payment shall be payable based on Net Sales in any other period. In no event shall the aggregate Earn-Out Payments exceed fifty-five million U.S. dollars ($55,000,000).

Section 3.3 Earn-Out Statement. Within the earlier of (a) one (1) Business Day following the filing with the SEC by Buyer of its Annual Report on Form 10-K for fiscal year 2028 and (b) April 2, 2029, Buyer shall deliver to Seller a written statement (the “Earn-Out Statement”) setting forth in reasonable detail the gross sales and the Net Sales of the Earn-Out Product for the calendar year ending December 31, 2028, an itemized calculation of the deductions taken in determining such Net Sales, and whether each Earn-Out Event has been achieved. The Earn-Out

Schedule 1.1J – Page 6

Statement may be combined with the Royalty Report for the Royalty Year ending December 31, 2028.

Section 3.4 Form of Payment. Each Earn-Out Payment that becomes payable shall be paid, at Buyer’s election in its sole discretion (which election shall be set forth in the Earn-Out Statement), (a) in cash by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer not less than five (5) Business Days prior to the applicable payment date, (b) in shares of Buyer Common Stock (“Earn-Out Shares”), or (c) in any combination of cash and Earn-Out Shares. For purposes of the foregoing, (i) the number of Earn-Out Shares to be issued shall equal the dollar amount of the Earn-Out Payment elected to be paid in Earn-Out Shares divided by the VWAP Price, rounded down to the nearest whole share, with cash paid in lieu of any fractional share; and (ii) in no event shall Buyer issue Earn-Out Shares to the extent that such issuance, together with all other shares of Buyer Common Stock issued pursuant to the Agreement and this Schedule 1.1J, would exceed the Exchange Cap, and any portion of an Earn-Out Payment that would otherwise be paid in Earn-Out Shares in excess of the Exchange Cap shall instead be paid in cash.

Section 3.5 Payment Timing; Share Issuance. Each Earn-Out Payment, to the extent payable, shall be paid (in cash or shares, as applicable) as soon as reasonably practicable and in no event later than ten (10) days after the Earn-Out Statement becomes final and binding pursuant to Section 5. Earn-Out Shares shall be issued by book-entry issuance through the Transfer Agent, shall be duly authorized, validly issued, fully paid and non-assessable, shall constitute “Registrable Securities” (or the equivalent term) under the Registration Rights Agreement, and shall be subject to the Seller Governance Agreement to the same extent as the Seller Stock Consideration (as if such Earn-Out Shares were issued on the Closing Date). Any Earn-Out Payment (or portion thereof) that is not paid when due in accordance with this Section 3.5 shall accrue interest, from the date such payment was due until the date such payment is made, at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%) per annum from the date originally due until paid, calculated on the total number of days payment is delinquent, and such accrued interest shall be paid together with, and in the same manner as, the related Earn-Out Payment.

4. OPERATION OF THE BUSINESS

Section 4.1 Buyer Discretion. From and after the Closing, subject to Section 4.2 and Section 4.3, Buyer shall have the sole and exclusive right to make all decisions regarding the marketing, promotion, pricing, distribution, and commercialization of the Business Products, including the right to determine in its sole discretion the markets in which to commercialize the Business Products, the resources allocated thereto, and the terms and conditions of any contracts entered into in connection therewith. Subject to Section 4.2 and Section 4.3, no provision of this Section 4.1 or the Agreement or any related agreement shall be construed to limit Buyer’s operational control over the Business Products.

Section 4.2 Marketing Efforts. From the Closing until the date of payment of the final Royalty Payment and the final Earn-Out Payment, as applicable, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to achieve the Milestones for the Royalty Products and the Earn-Out Product, including by allocating appropriate personnel, funding and

Schedule 1.1J – Page 7

other resources thereto. Seller acknowledges and agrees that (a) except as expressly provided in the first sentence of this Section 4.2 and in Section 4.3, neither Buyer nor any of its Affiliates has any obligation to use any higher level of efforts (including “diligent efforts,” “best efforts” or any similar standard) to achieve any Earn-Out Event, to generate any level of Net Sales or otherwise to cause any Royalty Payment or Earn-Out Payment to become payable; (b) subject to the first and last sentences of this Section 4.2 and to Section 4.3, Buyer and its Affiliates may (i) operate their respective businesses, including the Business Products, in their sole discretion and in their own best interests, and (ii) develop, acquire, in-license or commercialize products that compete with the Business Products, and (c) there is no assurance that any Royalty Payment or Earn-Out Payment will become payable. Notwithstanding subsection (b), from the Closing until the earlier of (A) the date on which the final Earn-Out Payment (if any) is paid or the Earn-Out Statement becomes final and binding reflecting that no Earn-Out Payment is payable and (B) December 31, 2028, Buyer shall not, and shall cause its Affiliates not to, Promote in the United States any non-opioid product indicated for the management of post-surgical pain, other than the Earn-Out Product; provided that such restriction on Promotion shall not apply to any non-opioid pain drug that can be Promoted for use in combination or concurrent administration with the Earn-Out Product, or for post-operative conditions in which the Earn-Out Product is not indicated.

Section 4.3 Bad Faith. Notwithstanding Section 4.1 and Section 4.2, Buyer covenants and agrees that it shall not take any action, or fail to take any action, whose primary purpose is to avoid the achievement of the Milestones or the payment of the Royalty Payments and Earn-Out Payments.

Section 4.4 Progress Reporting; Access. From the Closing until December 31, 2029, within fourteen (14) days after the filing with the SEC of Buyer’s Quarterly Report on Form 10-Q for each of the first three (3) calendar quarters of each calendar year (or, if Buyer is not then a reporting company, within sixty (60) days after the end of each such calendar quarter), Buyer shall, and shall cause the other members of the Buyer Rights Chain Group to provide to Buyer such information as is necessary to permit Buyer to, deliver to Seller a written report setting forth the Net Sales of each Royalty Product and the Earn-Out Product for such calendar quarter and for the year-to-date period, together with, for each month in such calendar quarter and for each Royalty Product and the Earn-Out Product, by NDC (SKU), at least (a) the unit volume sold and (b) the net selling price per unit. Such reports are provided for informational purposes only, shall not constitute Payment Statements and shall not be subject to Section 5. The fourth calendar quarter shall be addressed solely in the applicable Royalty Report or Earn-Out Statement.

5. DISPUTE RESOLUTION FOR ROYALTY AND EARN-OUT PAYMENTS

Section 5.1 Payment Dispute Notice.

(a)
If Seller disagrees with the calculation of Net Sales or of any Royalty Payment or Earn-Out Payment set forth in any Royalty Report or the Earn-Out Statement (each, a “Payment Statement”), Seller shall, within sixty (60) days after Seller’s receipt of such Payment Statement (the “Payment Dispute Period”), deliver written notice (a “Payment Dispute Notice”) to Buyer setting forth, in reasonable detail, each item in dispute, the basis for such dispute and Seller’s calculation of such

Schedule 1.1J – Page 8

disputed item, to the extent known. Any items in a Payment Statement not specifically disputed in the Payment Dispute Notice shall be deemed accepted by Seller and shall be final and binding on the parties. Following the expiration of the Payment Dispute Period, the Payment Statement shall be final and binding on the parties. Following delivery of any Payment Statement and during the Payment Dispute Period, Buyer shall, and shall cause the other members of the Buyer Rights Chain Group (including any Transferee) to, provide Seller and its Representatives with reasonable access, during normal business hours upon reasonable advance notice, to the work papers and underlying records used in preparing the applicable Payment Statement, subject to customary confidentiality and access letters.
(b)
Following delivery of any Payment Statement and during the Payment Dispute Period, Seller shall have the right, at its own expense and upon reasonable advance written notice, to engage a nationally recognized independent certified public accounting firm (reasonably acceptable to Buyer and subject to customary confidentiality obligations to Buyer) to review, during normal business hours, the books and records of Buyer and the other members of the Buyer Rights Chain Group (including any Transferee) solely to the extent necessary to verify the calculation of Net Sales and the Royalty Payment or Earn-Out Payment set forth in such Payment Statement. Any such review (i) may be conducted only once with respect to each Payment Statement, (ii) shall be limited to the calendar year covered by such Payment Statement, and (iii) shall not cover any period covered by a Payment Statement that has become final and binding. Such accountant shall report to Seller only whether there has been an underpayment or overpayment and, if so, the amount thereof, and any such finding shall be asserted, if at all, solely through a Payment Dispute Notice delivered within the Payment Dispute Period and resolved in accordance with Section 5.2 and Section 5.3. Buyer shall, and shall cause the other members of the Buyer Rights Chain Group (including any Transferee) to, maintain books and records sufficient to verify the calculation of Net Sales for each calendar year until the date on which the Payment Statement for such calendar year becomes final and binding. If the amount finally determined pursuant to this Section 5 reflects an underpayment of more than five percent (5%) of the amount set forth in the applicable Payment Statement, Buyer shall reimburse Seller for the reasonable and documented fees of such accountant.

Section 5.2 Negotiation. If Seller timely delivers a Payment Dispute Notice, Buyer and Seller shall use commercially reasonable efforts to resolve such disputed items within thirty (30) days following Buyer’s receipt of such Payment Dispute Notice. If Buyer and Seller resolve all disputed items, the Payment Statement, as modified to reflect such resolution, shall be final and binding on the parties for all purposes hereunder.

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Section 5.3 Independent Expert. If Buyer and Seller are unable to resolve all disputed items within thirty (30) days following Buyer’s receipt of the Payment Dispute Notice, either party may submit any unresolved disputed items to the Independent Expert for resolution. The Independent Expert shall act as an expert and not as an arbitrator and shall determine, based solely on written submissions by Buyer and Seller (each to be submitted within ten (10) days of the submission of the dispute to the Independent Expert, and each party may deliver one written reply to the other party’s submission within ten (10) days after receipt thereof), and not by independent review, only those items remaining in dispute and shall render a written decision as to the disputed items and the resulting Net Sales, Royalty Payment or Earn-Out Payment, as applicable, as promptly as reasonably practicable, but in no event later than thirty (30) days after receipt of both parties’ final submissions. The Independent Expert may request in writing such additional information as it reasonably requires, and Buyer shall, and shall cause its Affiliates to, provide such information within ten (10) Business Days after such request. Neither Buyer nor Seller (nor any of their respective Affiliates or Representatives) shall have any ex parte communications or meetings with the Independent Expert regarding the subject matter of the dispute without the prior written consent of the other party; provided that the foregoing shall not restrict (x) communications relating solely to the engagement, scheduling or other administrative matters, or (y) any party’s response to a written request for information from the Independent Expert, so long as a copy of any written communication delivered to the Independent Expert is concurrently delivered to the other party and the other party is given a reasonable opportunity to participate in any oral communication. The Independent Expert’s decision shall (i) be based solely on the definitions and other applicable terms of the Agreement and this Schedule 1.1J (including, in the case of Net Sales, GAAP, consistently applied), (ii) not assign a value to any item in dispute greater than the highest value claimed for such item or less than the lowest value claimed for such item, and (iii) be final and binding on the parties for all purposes hereunder, absent fraud or manifest error. All fees and expenses of the Independent Expert shall be borne on a proportional basis by Buyer, on the one hand, and Seller, on the other hand, based on the percentage that the portion of the contested amount not awarded in favor of such party bears to the amount actually contested by such party. For example, if Buyer’s calculations would have resulted in a $100,000 net payment to Buyer, and Seller’s calculations would have resulted in a $100,000 net payment to Seller, and the Independent Expert’s final determination results in an aggregate payment of $50,000 to Seller, then Buyer and Seller would bear 75% and 25%, respectively, of such fees and expenses. The provisions of Sections 5.1 through 5.3 shall apply mutatis mutandis to any dispute by Buyer of the findings of an audit conducted under Section 5.1(b), with references to Seller, the Payment Statement and the Payment Dispute Notice being read as references to Buyer, the accountant’s report and Buyer’s written notice of dispute, respectively.

Section 5.4 Payment Following Resolution; Interest. Any underpayment finally determined pursuant to Section 5 shall be paid by Buyer to Seller within fifteen (15) Business Days after such determination. Any overpayment so determined shall, at Buyer’s election, be repaid by Seller to Buyer within fifteen (15) Business Days after such determination or credited against any future payments owing to Seller under this Schedule 1.1J. Any amount not paid when due (including any amount finally determined pursuant to Section 5 to have been payable on an earlier date) shall bear simple interest at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%) per annum from the date originally due until paid.

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Section 5.5 Exclusive Remedy. The procedures set forth in this Section 5 shall be the sole and exclusive method for resolving any dispute regarding the calculation of Net Sales or the amount of any Royalty Payment or Earn-Out Payment; provided that any dispute as to whether Buyer has breached Section 4.2 or Section 4.3, and any action to enforce a final determination of the Independent Expert, shall be resolved in accordance with Section 10.8 (Governing Law; Jurisdiction) of the Agreement.

6. GENERAL

Section 6.1 Nature of Rights. The right of Seller to receive the Royalty Payments and the Earn-Out Payments (a) is solely a contractual right and is not a security for purposes of any federal or state securities Laws, (b) will not be evidenced by any certificate or other instrument, (c) does not represent any equity or ownership interest in Buyer or any of its Affiliates or in the Business Products, (d) is an unsecured obligation of Buyer, and (e) may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, in whole or in part, by Seller (other than by operation of Law or to a successor to all or substantially all of the assets of Seller) without the prior written consent of Buyer, and any purported transfer in violation of this Section 6.1 shall be null and void ab initio.

Section 6.2 Withholding. Buyer shall be entitled to deduct and withhold from any amount payable under this Schedule 1.1J such amounts as are required to be deducted and withheld under applicable Tax Law, in accordance with Section 2.8 (Withholding) of the Agreement.

Section 6.3 Set-Off. Buyer shall be entitled to set off against any Royalty Payment or Earn-Out Payment otherwise payable to Seller (a) any amount finally determined to be owed by Seller to Buyer pursuant to the purchase price adjustment provisions of the Agreement, (b) any overpayment finally determined pursuant to Section 5, and (c) any other amount finally determined to be owed by Seller to Buyer or any Buyer Indemnified Party under the Agreement or any Ancillary Agreement, in each case of clauses (a), (b) and (c), solely to the extent such amount is then due and payable and is not the subject of a good faith dispute.

Section 6.4 Incorporation. This Schedule 1.1J forms part of, and shall be construed in accordance with, the Agreement, and Article X (General Provisions) of the Agreement (including provisions regarding notices, governing law, jurisdiction, waiver of jury trial, specific performance, amendment and waiver, and interpretation) shall apply to this Schedule 1.1J mutatis mutandis. In the event of any conflict between this Schedule 1.1J and the body of the Agreement with respect to the Royalty Payments or the Earn-Out Payments, this Schedule 1.1J shall control.

Section 6.5 Transfer of the Obligation; Divestment.

(a)
Buyer shall not, and shall cause its Affiliates not to, consummate any sale, assignment, transfer or exclusive license (a “Transfer”) to any Person (other than Buyer or any of its Affiliates) of all or substantially all of the rights to commercialize any Business Product in the United States (a “Divestment Transaction”) unless, in (i) the case of a Transfer of all of the Royalty Products or the Earn-Out Product, as applicable, prior to or concurrently with such consummation, the transferee (the

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“Transferee”) shall expressly assume in writing Buyer’s obligations under this Schedule 1.1J solely with respect to the Business Product(s) subject to such Divestment Transaction (the “Transferred Products”) and agree in writing to provide the information and access contemplated by Section 4.4 and Section 5 (including Section 5.1(b)) with respect to the Transferred Products, (ii) the case of a Transfer of less than all of the Royalty Products, Buyer shall obtain from the Transferee (a “Royalty Product Purchaser”) written agreement and assumption by such Transferee of all reporting and information requirements of Buyer under this Schedule 1.1J to Seller and provide to Seller information regarding the sales of such Royalty Product(s) sufficient to allow Buyer to calculate Net Sales and provide Royalty Reports as provided herein, and the information and access contemplated by Section 4.4 and Section 5 (including Section 5.1(b)), and (iii) each case, the Transferee (or its ultimate parent entity) shall be a Qualified Transferee. Buyer shall deliver to Seller a copy of such written assumption or agreement within fifteen (15) Business Days after the consummation of such Divestment Transaction. Notwithstanding clause (iii) of the first sentence of this Section 6.5(a), Buyer and its Affiliates may consummate a Divestment Transaction with respect to SUSTOL® (granisetron extended-release injection) with any Person, regardless of whether such Person is a Qualified Transferee, subject only to compliance with clause (i) or (ii) (as applicable) of such sentence. Upon the consummation of a Divestment Transaction in compliance with this Section 6.5(a), Net Sales of the Transferred Products by the Transferee shall continue to be included in Net Sales for purposes of this Schedule 1.1J. For the avoidance of doubt, none of (A) any license or sublicense that is not a Divestment Transaction, (B) any transaction with or among Buyer and its Affiliates, or (C) any change of control of Buyer shall constitute a Divestment Transaction. “Qualified Transferee” means a Person that, as of the date of execution of the definitive agreement for the applicable Divestment Transaction, has (x) if such Person or its ultimate parent entity has publicly listed equity securities, a market capitalization, or (y) otherwise, net assets as reflected on its most recent audited balance sheet, in either case at least equal to the market capitalization or net assets (as applicable) of Buyer as of such date.
(b)
Buyer may assign or delegate its obligations under this Schedule 1.1J, in whole or in part, to any wholly owned Affiliate of Buyer without Seller’s consent; provided that no such assignment or delegation shall relieve Buyer of, and Buyer shall remain fully liable for, its obligations under this Schedule 1.1J. For the avoidance of doubt, no Divestment Transaction, and no license, sublicense or other grant of rights to any Person, shall reduce or impair Seller’s right to receive the Royalty Payments and the Earn-Out Payments calculated on Net Sales of the Business Products by or on behalf of any member of the Buyer Rights Chain Group.

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(c)
The obligations of Buyer under this Schedule 1.1J shall survive any merger, consolidation, sale of equity securities or other transaction resulting in a change of control of Buyer, and Buyer shall remain bound by, and responsible for the performance of, such obligations as a continuing entity following any such transaction (or, if Buyer is not the surviving entity of a merger or consolidation, such obligations shall be binding upon the surviving entity by operation of Law). Buyer shall provide written notice to Seller upon the occurrence of any change of control.

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